UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2013

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
This Current Report on Form 8-K is being filed by Invesco Ltd. (the “company”) to update certain portions of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 22, 2013 (the “2012 Form 10-K”), to reflect the following changes:
Effective September 30, 2013, the company changed the presentation of its consolidated balance sheets from a classified basis to a non-classified basis. Under the non-classified basis, balances are not separately presented as current or noncurrent. Management believes that this presentation is more meaningful to readers because it aggregates assets and liabilities of the same nature, which is consistent with the manner in which management monitors its financial position. The company's previously classified balance sheets were not utilized to derive any ratios or metrics by which the company is measured. Additionally, the presentation of a non-classified balance sheet reduces the presentation complexities resulting from the classification of Consolidated Investment Products (CIP), which do not present classified balance sheet information in their underlying financial statements. Certain previously reported amounts in the consolidated balance sheet and notes have been reclassified to conform to the new presentation.
Effective June 30, 2013, the company adopted discontinued operations accounting for Atlantic Trust Private Wealth Management (Atlantic Trust). Accordingly, the results of Atlantic Trust have been presented as a discontinued operation in the income statement for all periods presented. As a result of this change, certain previously reported amounts in the consolidated financial statements and notes have been reclassified to conform to the current period presentation.

The following Items of the 2012 Form 10-K are being updated retrospectively to reflect the adoption of the accounting presentation changes described above (which Items as updated are included in Exhibit 99.1 hereto and are incorporated by reference herein):

Item 6 — Selected Financial Data
Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 8 — Financial Statements and Supplementary Data

No Items of the 2012 Form 10-K other than those identified above are being updated by this filing. Information in the 2012 Form 10-K is generally stated as of December 31, 2012, and this filing does not reflect any subsequent events other than the adoption of the accounting presentation changes described above. Without limitation of the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2012 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. More current information is contained in the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (the “Form 10-Q”), and its other filings with the Securities and Exchange Commission. This Current Report on Form 8-K should be read in conjunction with the 2012 Form 10-K, the Form 10-Q and the company’s other filings. The Form 10-Q and other filings contain important information regarding events, developments and updates to certain expectations of the company that have occurred subsequent to the filing of the 2012 Form 10-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP
99.1	Updated financial information as of December 31, 2012 and 2011 and for each of the three years ended December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Loren Starr
Loren Starr
Senior Managing Director and Chief Financial Officer
Date: November 6, 2013

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-162864) pertaining to the No.3 Executive Share Option Scheme, 2000 Share Option Plan, International Sharesave Plan, 1997 Sharesave Scheme, Irish Sharesave Plan, 2003 Share Option Plan (Canada), Perpetual Unapproved Share Option Scheme, and Trimark Executive Stock Option Plan of Invesco Ltd.,

(2) Registration Statement (Form S-8 No. 333-103609) pertaining to the Global Stock Plan, No.3 Executive Share Option Scheme, and International Sharesave Plan of Invesco Ltd.,

(3) Registration Statement (Form S-8 No. 333-98037) pertaining to the AMVESCAP Sharesave Plan of Invesco Ltd.,

(4) Registration Statement (Form S-8 No. 333-10602) pertaining to the AMVESCAP Global Stock Plan, the Executive Share Option Scheme, the AIM Option Plans and the AMVESCAP Sharesave Plan of Invesco Ltd.,

(5) Registration Statement (Form S-8 No. 333-8962) pertaining to the AMVESCAP Global Stock Plan, Executive Share Option Scheme and the AIM Option Plans of Invesco Ltd.,

(6) Registration Statement (Form S-8 No. 333-150970) pertaining to the Invesco Ltd. 2008 Global Equity Incentive Plan,

(7) Registration Statement (Form S-8 No. 333-166919) pertaining to the Invesco Ltd. 2010 Global Equity Incentive Plan (ST),

(8) Registration Statement (Form S-8 No. 333-174584) pertaining to the Invesco Ltd. 2011 Global Equity Incentive Plan,

(9) Registration Statement (Form S-8 No. 333-181536) pertaining to the Invesco Ltd. 2012 Employee Stock Purchase Plan, and

(10) Registration Statement (Form S-3 No. 333-184744) of Invesco Ltd.;

of our report dated February 22, 2013, (except for Notes 23 and 24 as to which the date is November 6, 2013) with respect to the consolidated financial statements of Invesco Ltd., and our report dated February 22, 2013, with respect to the effectiveness of internal control over financial reporting of Invesco Ltd., included in this Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 6, 2013
Atlanta, Georgia

EXHIBIT 99.1

Item 6.  Selected Financial Data

The following tables present selected consolidated financial information for the company as of and for each of the five fiscal years in the period ended December 31, 2012. Except as otherwise noted below, the consolidated financial information has been prepared in accordance with U.S. generally accepted accounting principles.

	As of and For The Years Ended December 31,
$ in millions, except per share and other data	2012	2011	2010	2009	2008
Operating Data(4):
Operating revenues	4,050.4	3,982.3	3,385.9	2,544.8	3,217.1
Net revenues(1)	2,836.0	2,791.6	2,422.1	1,860.7	2,349.8
Operating income	842.6	882.1	579.4	485.6	742.3
Adjusted operating income(2)	1,012.1	1,046.2	878.7	558.4	812.1
Operating margin	20.8%	22.2%	17.1%	19.1%	23.1%
Adjusted operating margin(2)	35.7%	37.5%	36.3%	30.0%	34.6%
Net income attributable to common shareholders	677.1	729.7	465.7	322.5	481.7
Adjusted net income(3)	748.6	759.1	618.7	364.3	509.1
Per Share Data:
Earnings per share:
-basic	1.50	1.58	1.01	0.77	1.24
-diluted	1.49	1.57	1.01	0.76	1.21
Adjusted diluted EPS(3)(4)	1.65	1.63	1.34	0.86	1.28
Dividends declared per share	0.6400	0.4775	0.4325	0.4075	0.5200
Balance Sheet Data:
Total assets	17,492.4	19,347.0	20,444.1	10,909.6	9,756.9
Long-term debt	1,186.0	1,284.7	1,315.7	745.7	1,159.2
Debt of consolidated investment products	3,899.4	5,512.9	5,865.4	—	—
Total equity attributable to common shareholders	8,316.8	8,119.1	8,264.6	6,912.9	5,689.5
Total equity	9,049.0	9,137.6	9,360.9	7,620.8	6,596.2
Other Data(4):
Ending AUM (in billions)	667.4	607.3	599.6	444.3	363.7
Average AUM (in billions)	645.3	617.8	516.9	401.6	453.4
Headcount	5,889	5,917	4,658	4,650	5,057
_________

(1)
Net revenues are operating revenues less third-party distribution, service and advisory expenses (distribution expense related to the European infrastructure initiative), plus our proportional share of the net revenues of our joint venture investments, plus management and performance fees earned from, less other revenue recorded by, consolidated investment products. See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations - Schedule of Non-GAAP Information,” for the reconciliation of operating revenues to net revenues.

(2)
Adjusted operating margin is adjusted operating income divided by net revenues. Adjusted operating income includes operating income plus our proportional share of the operating income of our joint venture investments, transaction and integration charges, amortization of acquisition-related prepaid compensation and other intangibles, compensation expense related to market valuation changes in deferred compensation plans, the operating income impact of the consolidation of investment products, and other reconciling items. See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations - Schedule of Non-GAAP Information,” for the reconciliation of operating income to adjusted operating income.

(3)
Adjusted net income is net income attributable to common shareholders adjusted to add back transaction and integration charges, amortization of acquisition-related prepaid compensation and other intangibles, third-party distribution expense related to the European infrastructure initiative, and the tax cash flow benefits resulting from tax amortization of goodwill and indefinite-lived intangible assets. Adjusted net income excludes the net income of consolidated investment products, and the net income impact of deferred compensation plans, discontinued operations and other reconciling items. Adjusted net income also includes the company's proportional share of net revenues and operating income from joint venture investments. By calculation, adjusted diluted EPS is adjusted net income divided by the weighted average number of shares outstanding (for diluted EPS). See Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations - Schedule of Non-GAAP Information,” for the reconciliation of net income to adjusted net income.

(4)
The company has adopted a discontinued operations presentation for the Atlantic Trust business as of June 30, 2013. Amounts presented represent continuing operations and exclude Atlantic Trust, with the exception of net income attributable to common shareholders, basic earnings per share, and diluted earnings per share. Prior period amounts have been reclassified to conform with this presentation.

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

The following executive overview summarizes the significant trends affecting our results of operations and financial condition for the periods presented. This overview and the remainder of this management's discussion and analysis supplements, and should be read in conjunction with, the Consolidated Financial Statements of Invesco Ltd. and its subsidiaries (collectively, the “company” or “Invesco”) and the notes thereto contained elsewhere in this Annual Report on Form 10-K.

During 2012 global equity markets produced strong positive returns as evidenced by the returns of the S&P 500 index, which was up over 13%, the Nikkei 225 index, which increased almost 23% in the year and the MSCI Emerging Market index which gained over 15% in 2012. The markets recovered from the significant volatility and negative sentiment experienced during 2011 as fears over the solvency of peripheral European sovereigns and the fiscal situation in the U.S. subsided.

The table below summarizes the year ended December 31 returns based on price appreciation of several major market indices for 2012, 2011, and 2010:

	Year ended December 31,
Index	2012	2011	2010
S&P 500	13.4%	0.0%	12.8%
FTSE 100	5.8%	(5.6)%	9.0%
Nikkei 225	22.9%	(17.3)%	(3.0%)
MSCI Emerging Markets	15.2%	(20.4)%	16.4%

Throughout 2012, Invesco continued to deliver strong, long-term investment performance, maintained its focus on its clients, and enhanced its profile in the industry.

As a global investment management firm dedicated to delivering investment excellence to our clients, Invesco is committed to further strengthening and enhancing our best-in-class risk management approach. A key factor in Invesco's ability to weather the economic storms of the past three years was our integrated approach to risk management.

Invesco's enterprise risk management (ERM) approach is embedded in its management processes across the organization. Broadly, our approach includes two governance structures - one for investments and another for business risk.

•	Investment risk oversight is supported by the Global Performance Measurement and Risk group and the investment teams.

•	Business risk oversight is supported by the Corporate Risk Management Committee and related committees.

Our Global Performance Measurement and Risk group provides senior management and the Board with insight into core investment risks, while our Corporate Risk Management Committee facilitates a focus on strategic, operational and other key business risks. Further, business component, functional, and geographic risk management committees maintain an ongoing risk assessment process that provides a bottom-up perspective on the specific risk areas existing in various domains of our business. A key value of a robust enterprise risk management process is facilitating the flow of information and insight across the organization and applying that information to more effectively managing risk. Through this regular and consistent risk communication, the Board has reasonable assurance that all material risks of the company are being addressed and that the company is propagating a risk-aware culture in which effective risk management is sewn into the fabric of the business. As a result of our efforts in this area, S&P has designated our enterprise risk management rating as "strong."

In addition, we benefited from our long-term efforts to ensure a diversified base of assets under management. One of Invesco's core strengths, and a key differentiator for the company within the industry, is our broad diversification across client domiciles, asset classes and distribution channels. Our geographical diversification recognizes growth opportunities in different parts of the world. This broad diversification enables Invesco to withstand different market cycles and take advantage of growth opportunities in various markets and channels.

The company announced on April 11, 2013 that it had entered into a definitive agreement to sell Atlantic Trust Private Wealth Management (Atlantic Trust) to Canadian Imperial Bank of Commerce (CIBC). The results of Atlantic Trust are reflected as discontinued operations in the income statement and are therefore excluded from the continuing operations of Invesco. Comparative periods shown in the income statement have been adjusted to conform with this presentation. Similarly, total AUM excludes the AUM of Atlantic Trust with comparative periods adjusted to a consistent basis.

Presentation of Management's Discussion and Analysis of Financial Condition and Results of Operations

The company provides investment management services to, and has transactions with, various private equity, real estate, fund-of-funds, collateralized loan obligation products (CLOs), and other investment entities sponsored by the company for the investment of client assets in the normal course of business. The company serves as the investment manager, making day-to-day investment decisions concerning the assets of the products. Certain of these entities are consolidated under variable interest or voting interest entity consolidation guidance. See Part II, Item 8, Financial Statements and Supplementary Data - Note 1, “Accounting Policies” and Note 20, “Consolidated Investment Products,” for additional details.

The majority of the company's consolidated investment product balances are CLO-related. The collateral assets of the CLOs are held solely to satisfy the obligations of the CLOs. The company has no right to the benefits from, nor does it bear the risks associated with, the collateral assets held by the CLOs, beyond the company's minimal direct investments in, and management and performance fees generated from, the CLOs. If the company were to liquidate, the collateral assets would not be available to the general creditors of the company, and as a result, the company does not consider them to be company assets. Additionally, the investors in the CLOs have no recourse to the general credit of the company for the notes issued by the CLOs. The company therefore does not consider this debt to be a company liability.

The impact of consolidation of investment products is so significant to the presentation of the company’s financial statements (but not to the underlying financial condition or results of operations of the company) that the company has elected to deconsolidate these products in its non-GAAP disclosures. The following discussion therefore combines the results presented under U.S. generally accepted accounting principles (GAAP) with the company’s non-GAAP presentation. There are four distinct sections within this Management’s Discussion and Analysis of Financial Condition and Results of Operations after the Assets Under Management discussion:

•	Results of Operations (years ended December 31, 2012 compared to December 31, 2011 compared to December 31, 2010);

•	Schedule of Non-GAAP Information;

•	Balance Sheet Discussion; and

•	Liquidity and Capital Resources.

Each of the financial statement summary sections (Results of Operations, Balance Sheet Discussion, and Liquidity and Capital Resources) begins with a table illustrating the impact of the consolidation of investment products relative to the company's consolidated totals. The impact is illustrated by a column which shows the dollar-value change in the consolidated figures, as caused by the consolidation of investment products. For example, the impact of consolidated investment products on operating revenues for the year ended December 31, 2012 was a reduction of $41.0 million. This indicates that the consolidation of investment products reduced consolidated revenues by this amount, reflecting the elimination upon their consolidation of the operating revenues earned by Invesco for managing these investment products.
The narrative that follows each of these sections separately provides discussion of the underlying financial statement activity for the company, before consolidation of investment products, as well as of the financial statement activity of consolidated investment products. Additionally, wherever a non-GAAP measure is referenced, a disclosure will follow in the narrative or in the note referring the reader to the Schedule of Non-GAAP Information, where additional details regarding the use of the non-GAAP measure by the company are disclosed, along with reconciliations of the most directly comparable U.S. GAAP measures to the non-GAAP measures. To further enhance the readability of the Results of Operations section, separate tables for each of the revenue, expense, and non-operating income/expense sections of the income statement introduce the narrative that follows, providing a section-by-section review of the company’s income statements for the periods presented.

Summary Operating Information

Summary operating information for 2012, 2011 and 2010 is presented in the table below.

$ in millions, other than per share amounts, percentages and AUM	Year ended December 31,
U.S. GAAP Financial Measures Summary	2012	2011	2010
Operating revenues(5)	$4,050.4	$3,982.3	$3,385.9
Operating income(5)	$842.6	$882.1	$579.4
Operating margin(5)	20.8%	22.2%	17.1%
Net income attributable to common shareholders	$677.1	$729.7	$465.7
Diluted EPS	$1.49	$1.57	$1.01
Debt/equity ratio including consolidated investment products (%)	56.2%	74.4%	76.7%

Non-GAAP Financial Measures Summary
Net revenues(1)	$2,836.0	$2,791.6	$2,422.1
Adjusted operating income(2)	$1,012.1	$1,046.2	$878.7
Adjusted operating margin(2)	35.7%	37.5%	36.3%
Adjusted net income attributable to common shareholders(3)	$748.6	$759.1	$618.7
Adjusted diluted EPS(3)	$1.65	$1.63	$1.34
Debt/equity ratio excluding consolidated investment products(%)(4)	14.5%	16.5%	16.9%

Assets Under Management
Ending AUM (billions)(5)	$667.4	$607.3	$599.6
Average AUM (billions)(5)	$645.3	$617.8	$516.9

_________

(1)
Net revenues is a non-GAAP financial measure. See Item 6. "Selected Financial Data," footnote 1, for the definition of this measure. See “Schedule of Non-GAAP Information” for the reconciliation of operating revenues to net revenues.

(2)
Adjusted operating income and adjusted operating margin are non-GAAP financial measures. See Item 6. "Selected Financial Data," footnote 2, for the definition of these measures. See “Schedule of Non-GAAP Information” for the reconciliation of operating income to adjusted operating income.

(3)
Adjusted net income attributable to common shareholders and adjusted diluted EPS are non-GAAP financial measures. See Item 6. "Selected Financial Data," footnote 3, for the definition of these measures. See “Schedule of Non-GAAP Information” for the reconciliation of net income to adjusted net income.

(4)
The debt-to-equity ratio excluding consolidated investment products is a non-GAAP financial measure. See the "Liquidity and Capital Resources" section for a recalculation of this ratio and other important disclosures.

(5)
The company has adopted a discontinued operations presentation for the Atlantic Trust business. Amounts presented represent continuing operations and exclude Atlantic Trust. Prior period amounts have been reclassified to conform with this presentation.

Investment Capabilities Performance Overview

Invesco's first strategic priority is to achieve strong investment performance over the long-term for our clients. Long-term performance in our equities capabilities, as measured by the percentage of AUM ahead of benchmark and ahead of peer median, is generally strong with some pockets of outstanding performance. Within our equity asset class, U.K. and Global Ex U.S. and Emerging Markets have had strong relative performance, with 87% or more of assets beating their peer group and benchmark over three- and five-year periods. U.S. Value funds reflect strong performance with 99% and 94%, respectively, of assets beating benchmarks and peers on a five-year basis. Within our fixed income asset class, Stable Value products have achieved excellent long-term performance with 100% of AUM ahead of benchmarks and peers on a one-, three-, and five-year basis.

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
		1yr	3yr	5yr	1yr	3yr	5yr
Equities	U.S. Core	17%	22%	81%	17%	26%	56%
	U.S. Growth	36%	28%	22%	28%	23%	60%
	U.S. Value	53%	55%	99%	74%	73%	94%
	Sector	63%	65%	58%	43%	29%	39%
	U.K.	11%	99%	98%	9%	98%	94%
	Canadian	100%	56%	81%	100%	52%	56%
	Asian	49%	45%	46%	37%	44%	45%
	Continental European	70%	70%	94%	24%	58%	58%
	Global	59%	80%	88%	63%	73%	59%
	Global Ex U.S. and Emerging Markets	25%	88%	99%	15%	87%	99%

Other	Alternatives	53%	62%	66%	73%	54%	15%
	Balanced	59%	56%	97%	96%	83%	95%

Fixed Income	Money Market	60%	33%	72%	97%	96%	93%
	U.S. Fixed Income	66%	94%	60%	82%	85%	80%
	Global Fixed Income	86%	62%	89%	91%	41%	86%
	Stable Value	100%	100%	100%	100%	100%	100%

Note:
AUM measured in the one-, three-, and five-year peer group rankings represents 59%, 58%, and 55% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 70%, 69%, and 65% of total Invesco AUM, respectively, as of December 31, 2012. Peer group rankings are sourced from a widely-used third party ranking agency in each fund's market (Lipper, Morningstar, IMA, Russell, Mercer, eVestment Alliance, SITCA) and asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and preceding month-end for Australian retail funds due to their late release by third parties. Rankings for the most representative fund in each GIPS composite are applied to all products within each GIPS composite. Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary direct real estate, unit investment trusts fund-of-funds with component funds managed by Invesco, stable value building block funds and CLOs. Atlantic Trust results are excluded due to its upcoming disposition. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor's experience.

Assets Under Management

The company's rolling presentation of AUM from period to period (on the following pages) illustrates long-term inflows and outflows separately from the net flows into institutional money market funds. Long-term inflows and the underlying reasons for the movements in this line item include investments from new clients, existing clients adding new accounts/funds or contributions/subscriptions into existing accounts/funds, and new funding commitments into private equity funds. We present net flows into institutional money market funds separately because shareholders of those funds typically use them as short-term funding vehicles and because their flows are particularly sensitive to short-term interest rate movements.

The discussion below includes presentation of AUM as Passive and Active. Passive AUM includes ETFs, UITs, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM. The AUM for Atlantic Trust are excluded from all periods presented.

There are numerous drivers of AUM inflows and outflows, including individual investor decisions to change investment preferences, fiduciaries making broad asset allocation decisions on behalf of advised clients and reallocation of investments within portfolios. We are not a party to these asset allocation decisions, as the company does not generally have access to the underlying investor's decision-making process, including their risk appetite or liquidity needs. Therefore, the company is not in a position to provide meaningful information regarding the drivers of inflows and outflows.

AUM at December 31, 2012 were $667.4 billion (December 31, 2011: $607.3 billion; December 31, 2010: $599.6 billion). During the year ended December 31, 2012, net long-term inflows increased AUM by $10.4 billion, while positive market movements increased AUM by $48.3 billion. We experienced net inflows in institutional money market funds of $0.1 billion, net inflows in Invesco PowerShares QQQ fund of $0.2 billion, increases in AUM of $2.8 billion due to changes in foreign exchange rates, and net outflows from dispositions of $1.7 billion during the year ended December 31, 2012. During the year ended December 31, 2011, net long-term inflows increased AUM by $14.7 billion and negative market movements decreased AUM by $15.0 billion billion. We experienced net inflows in institutional money market funds of $5.3 billion and Invesco PowerShares QQQ fund of $3.1 billion, offset by decreases in AUM of $0.4 billion due to changes in foreign exchange rates during the year ended December 31, 2011. During the year ended December 31, 2010, net long-term inflows increased AUM by $3.4 billion and positive market movements increased AUM by $43.3 billion. We experienced net outflows in institutional money market funds of $15.5 billion, offset by increases of $1.0 billion in Invesco PowerShares QQQ fund and $1.6 billion due to changes in foreign exchange rates during the year ended December 31, 2010. Acquisitions added $121.5 billion of AUM in 2010, including $114.6 billion of AUM added at June 1, 2010 with the acquisition of Morgan Stanley's retail asset management business, including Van Kampen Investments (the “acquired business” or the “acquisition”). Average AUM during the year ended December 31, 2012 were $645.3 billion, compared to $617.8 billion for the year ended December 31, 2011 and $516.9 billion for the year ended December 31, 2010.

Net inflows during the year ended December 31, 2012 included net long-term inflows of passive AUM of $10.9 billion and active net long-term outflows of $0.5 billion. Net flows were driven by net inflows into our retail distribution channel of $10.4 billion, primarily in the fixed income and balanced asset classes, while our equity asset class experienced net outflows of $10.7 billion. Net inflows during the year ended December 31, 2011 included net long-term inflows of passive AUM of $14.4 billion and active net long-term AUM inflows of $0.3 billion. Net flows in 2011 were driven by positive net inflows of $6.0 billion into our retail and $8.7 billion into institutional distribution channels, primarily in the fixed asset class, while our equity asset class experienced net outflows of $11.4 billion.

Market gains and losses/reinvestment of AUM includes the net change in AUM resulting from changes in market values of the underlying investments from period to period and reinvestment of client dividends. As discussed in the “Executive Overview” section of this Management’s Discussion and Analysis, global equity markets produced strong returns during the year ended December 31, 2012, contrasting with overall declines experienced in the year ending December 31, 2011. Of the $48.3 billion increase in AUM resulting from market gains during the year ended December 31, 2012, $33.3 billion of this increase was due to the change in value of our equity asset class. Our fixed income, balanced, and alternatives asset classes were also positively impacted by the change in market valuations during the period. Of the total decrease in AUM resulting from market losses during the year ended December 31, 2011, $15.0 billion was due to the change in value of our equity asset class, decreasing in line with equity markets globally. Of the $43.3 billion in AUM resulting from market increases during the year ended December 31, 2010, $33.4 billion of this increase was due to the change in value of our equity asset class, in line with increases in the S&P 500 and the FTSE 100 indices of 12.8% and 9.0%, respectively, during that period.

Foreign exchange rate movements in our AUM result from the effect of changes in foreign exchange rates from period to period as non-U.S. Dollar denominated AUM is translated into U.S. Dollars, the reporting currency of the company. The impact of the change in foreign exchange rates in the year ended December 31, 2012 was driven primarily by the strengthening of the Pound

Sterling relative to the U.S. Dollar, which was reflected in the translation of our Pound Sterling-based AUM into U.S. Dollars, the strengthening of the Canadian Dollar relative to the U.S. Dollar, which was reflected in the translation of our Canadian Dollar-based AUM into U.S. Dollars, and the strengthening of the Euro relative to the U.S. Dollar, which was reflected in the translation of our Euro-based AUM into U.S. Dollars. This was partly offset by the weakening of the Japanese Yen relative to the U.S. Dollar, which was reflected in the translation of our Yen-based AUM into U.S. Dollars. The impact of the change in foreign exchange rates in the year ended December 31, 2011 was driven primarily by the strengthening of the Japanese Yen relative to the U.S. Dollar, partially offset by the weakening of the Pound Sterling, Canadian Dollar and Euro relative to the U.S. Dollar. The impact of the change in foreign exchange rates at December 31, 2010 was driven by the strengthening of the Canadian Dollar and Japanese Yen relative to the U.S. Dollar, offset by the weakening of the Pound Sterling and the Euro.

The table below illustrates the spot foreign exchange rates for translation into the U.S. Dollar, the reporting currency of the company, at December 31, 2012, 2011, and 2010:

	December 31, 2012	December 31, 2011	December 31, 2010
Pound Sterling ($ per £)	1.625	1.555	1.565
Canadian Dollar (CAD per $)	0.996	1.018	0.994
Japan (¥ per $)	86.520	76.950	81.080
Euro ($ per Euro)	1.319	1.299	1.342

Net revenue yield on AUM decreased 1.3 basis points to 43.9 basis points in the year ended December 31, 2012 from the year ended December 31, 2011 level of 45.2 basis points. Excluding performance fees, the net revenue yield decreased 1.5 basis points to 43.3 basis points in the year ended December 31, 2012 from the year ended December 31, 2011 level of 44.8 basis points. Changes in our AUM mix significantly impact our net revenue yield. For example, on an asset class basis, our equity AUM generally earn a higher net revenue rate than money market AUM. The tables that follow also analyze AUM into active and passive style. Passive AUM generally earn a lower effective fee rate than active asset classes. At December 31, 2012, passive AUM were $114.0 billion, representing 17.1% of total AUM at that date; whereas at December 31, 2011, passive AUM were $96.3 billion, representing 15.9% of our total AUM at that date. In the year ended December 31, 2012, the net revenue yield on passive AUM was 9.3 basis points compared to 10.8 basis points in the year ended December 31, 2011, a reduction of 1.5 basis points. The net revenue yield (before performance fees) on active AUM has been more stable, reducing from 50.7 basis points in the year ended December 31, 2011 to 50.3 basis points in the year ended December 31, 2012. The higher proportion of passive AUM combined with the lower yield earned by passive AUM resulted in the majority of the overall yield reduction experienced in 2012 when compared to 2011. The increase in passive AUM includes the movements in the Powershares QQQ Nasdaq-100 index tracking fund. The Powershares QQQ fund AUM increased to $30.4 billion at December 31, 2012 compared to $25.6 billion at December 31, 2011, an increase in passive AUM of $4.8 billion. The revenue yield for Invesco on this product is less than 1 basis point, reimbursing Invesco for the portfolio trading services provided to the fund, and flows into and out of this product therefore have a significant impact on the overall net revenue yield and are a significant factor in the year-on-year yield reduction.

Although net revenue yield reduced on a year-on-year basis, this trend reversed during the second half of 2012 due to improving equity markets as well as net inflows in the balanced asset class, including strong net AUM flows in our Continental European business. The balanced asset class includes the Invesco Balanced Risk Allocation strategy range of products. AUM for this strategy reached $18.7 billion as at December 31, 2012 compared to $5.2 billion at December 31, 2011, an increase of $13.5 billion during the year. These active AUM inflows assisted in stabilizing the active and passive AUM mix and contributed to a net revenue yield before performance fees of 44.0 basis points in the final quarter of 2012 compared to the 43.3 basis points recorded for the year ended December 31, 2012.

Gross revenue yield on AUM decreased 1.7 basis points to 63.1 basis points in the year ended December 31, 2012 from the year ended December 31, 2011 level of 64.8 basis points. Management does not consider gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, to be a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from consolidated investment products; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM. See “Schedule of Non-GAAP Information” for a reconciliation of operating revenues (gross revenues) to net revenues.

Changes in AUM were as follows(3):

	2012			2011			2010
$ in billions	Total AUM	Active	Passive	Total AUM	Active	Passive	Total AUM	Active	Passive
December 31	607.3	511.0	96.3	599.6	518.8	80.8	444.3	391.3	53.0
Long-term inflows	131.9	102.2	29.7	138.0	102.5	35.5	116.9	81.1	35.8
Long-term outflows	(121.5)	(102.7)	(18.8)	(123.3)	(102.2)	(21.1)	(113.5)	(81.0)	(32.5)
Long-term net flows	10.4	(0.5)	10.9	14.7	0.3	14.4	3.4	0.1	3.3
Net flows in Invesco Powershares QQQ fund	0.2	—	0.2	3.1	—	3.1	1.0	—	1.0
Net flows in institutional money market funds	0.1	0.1	—	5.3	5.3	—	(15.5)	(15.5)	—
Market gains and losses/reinvestment	48.3	41.3	7.0	(15.0)	(12.9)	(2.1)	43.3	35.7	7.6
Acquisitions/dispositions, net	(1.7)	(1.7)	—	—	—	—	121.5	107.1	14.4
Foreign currency translation	2.8	3.2	(0.4)	(0.4)	(0.5)	0.1	1.6	0.1	1.5
December 31	667.4	553.4	114.0	607.3	511.0	96.3	599.6	518.8	80.8
Average long-term AUM	543.5	466.1	77.4	524.4	458.2	66.2	427.5	378.2	49.3
Average short-term AUM	101.8	69.0	32.8	93.4	68.3	25.1	89.4	68.8	20.6
Average AUM	645.3	535.1	110.2	617.8	526.5	91.3	516.9	447.0	69.9
Gross revenue yield on AUM(1)	63.1	74.2	9.3	64.8	74.3	10.8	66.0	74.7	10.8
Gross revenue yield on AUM before performance fees(1)	62.4	73.4	9.3	64.4	73.8	10.8	65.7	74.3	10.8
Net revenue yield on AUM(2)	43.9	51.1	9.3	45.2	51.2	10.8	46.9	52.5	10.8
Net revenue yield on AUM before performance fees(2)	43.3	50.3	9.3	44.8	50.7	10.8	46.6	52.2	10.8

____________

(1)
Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding joint venture (JV) AUM. Our share of the average AUM in 2012 for our JVs in China was $3.0 billion (2011: $3.3 billion, 2010: $3.6 billion). It is appropriate to exclude the average AUM of our JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the pre-tax earnings of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Consolidated Statements of Income.

(2)	Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See “Schedule of Non-GAAP Information” for a reconciliation of operating revenues to net revenues.

(3) All AUM amounts quoted in the tables exclude the AUM of the discontinued operation, Atlantic Trust. As of December 31, 2012 the excluded Atlantic Trust total AUM were $20.3 billion ($18.0 billion at December 31, 2011; $16.9 billion at December 31, 2010; $15.2 billion at December 31, 2009) with $18.5 in balanced ($17.4 billion at December 31, 2011; $16.9 billion at December 31, 2010; $15.2 billion at December 31, 2009) and $1.8 billion in equity ($0.6 billion at December 31, 2011; none at December 31, 2010; none at December 31, 2009).

Our AUM by channel, by asset class, and by client domicile were as follows:

Total AUM by Channel(1,7)

$ in billions	Total	Retail	Institutional
December 31, 2011 AUM	607.3	374.0	233.3
Long-term inflows	131.9	104.1	27.8
Long-term outflows	(121.5)	(93.7)	(27.8)
Long-term net flows	10.4	10.4	—
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—
Net flows in institutional money market funds	0.1	—	0.1
Market gains and losses/reinvestment	48.3	37.0	11.3
Acquisitions/dispositions, net	(1.7)	—	(1.7)
Foreign currency translation	2.8	4.2	(1.4)
December 31, 2012 AUM	667.4	425.8	241.6

December 31, 2010 AUM	599.6	378.2	221.4
Long-term inflows	138.0	99.8	38.2
Long-term outflows	(123.3)	(93.8)	(29.5)
Long-term net flows	14.7	6.0	8.7
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—
Net flows in institutional money market funds	5.3	—	5.3
Market gains and losses/reinvestment	(15.0)	(12.3)	(2.7)
Foreign currency translation	(0.4)	(1.0)	0.6
December 31, 2011 AUM	607.3	374.0	233.3

December 31, 2009 AUM	444.3	239.1	205.2
Long-term inflows	116.9	71.7	45.2
Long-term outflows	(113.5)	(73.9)	(39.6)
Long-term net flows	3.4	(2.2)	5.6
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—
Net flows in institutional money market funds	(15.5)	—	(15.5)
Market gains and losses/reinvestment	43.3	36.9	6.4
Acquisitions/dispositions, net	121.5	104.0	17.5
Foreign currency translation	1.6	(0.6)	2.2
December 31, 2010 AUM	599.6	378.2	221.4

____________

See accompanying notes immediately following these AUM tables.

Passive AUM by Channel(1)

$ in billions	Total	Retail	Institutional
December 31, 2011 AUM	96.3	76.9	19.4
Long-term inflows	29.7	24.7	5.0
Long-term outflows	(18.8)	(17.4)	(1.4)
Long-term net flows	10.9	7.3	3.6
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—
Net flows in institutional money market funds	—	—	—
Market gains and losses/reinvestment	7.0	6.8	0.2
Foreign currency translation	(0.4)	—	(0.4)
December 31, 2012 AUM	114.0	91.2	22.8

December 31, 2010 AUM	80.8	70.6	10.2
Long-term inflows	35.5	24.1	11.4
Long-term outflows	(21.1)	(19.3)	(1.8)
Long-term net flows	14.4	4.8	9.6
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—
Net flows in institutional money market funds	—	—	—
Market gains and losses/reinvestment	(2.1)	(1.6)	(0.5)
Foreign currency translation	0.1	—	0.1
December 31, 2011 AUM	96.3	76.9	19.4

December 31, 2009 AUM	53.0	48.1	4.9
Long-term inflows	35.8	16.9	18.9
Long-term outflows	(32.5)	(13.9)	(18.6)
Long-term net flows	3.3	3.0	0.3
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—
Net flows in institutional money market funds	—	—	—
Market gains and losses/reinvestment	7.6	4.8	2.8
Acquisitions/dispositions, net	14.4	13.7	0.7
Foreign currency translation	1.5	—	1.5
December 31, 2010 AUM	80.8	70.6	10.2

____________

See accompanying notes immediately following these AUM tables.

Total AUM by Asset Class(2,7)

$ in billions	Total	Equity	Fixed Income	Balanced	Money Market		Alternatives(3)
December 31, 2011 AUM	607.3	270.4	149.0	27.2	74.0		86.7
Long-term inflows	131.9	52.5	38.9	18.3	2.7		19.5
Long-term outflows	(121.5)	(63.2)	(25.8)	(5.9)	(3.4)		(23.2)
Long-term net flows	10.4	(10.7)	13.1	12.4	(0.7)		(3.7)
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—	—	—		—
Net flows in institutional money market funds	0.1	—	—	—	0.1		—
Market gains and losses/reinvestment	48.3	33.3	9.4	3.3	(0.1)		2.4
Acquisitions/dispositions, net	(1.7)	—	—	—	—		(1.7)
Foreign currency translation	2.8	2.4	0.4	0.7	—		(0.7)
December 31, 2012 AUM	667.4	295.6	171.9	43.6	73.3	(4)	83.0
Average AUM	645.3	291.8	160.1	35.3	73.1		85.0

December 31, 2010 AUM	599.6	294.0	132.0	26.6	68.3		78.7
Long-term inflows	138.0	58.1	38.8	7.4	2.2		31.5
Long-term outflows	(123.3)	(69.5)	(25.1)	(5.4)	(2.0)		(21.3)
Long-term net flows	14.7	(11.4)	13.7	2.0	0.2		10.2
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—	—	—		—
Net flows in institutional money market funds	5.3	—	—	—	5.3		—
Market gains and losses/reinvestment	(15.0)	(15.0)	3.2	(1.1)	0.2		(2.3)
Foreign currency translation	(0.4)	(0.3)	0.1	(0.3)	—		0.1
December 31, 2011 AUM	607.3	270.4	149.0	27.2	74.0		86.7
Average AUM	617.8	287.9	144.7	26.9	73.3		85.0

December 31, 2009 AUM	444.3	192.6	76.2	24.7	83.5		67.3
Long-term inflows	116.9	61.3	32.7	4.9	1.5		16.5
Long-term outflows	(113.5)	(70.9)	(19.1)	(5.2)	(1.9)		(16.4)
Long-term net flows	3.4	(9.6)	13.6	(0.3)	(0.4)		0.1
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—		—
Net flows in institutional money market funds	(15.5)	—	—	—	(15.5)		—
Market gains and losses/reinvestment	43.3	33.4	4.2	1.9	0.1		3.7
Acquisitions/dispositions, net	121.5	75.1	37.9	0.3	0.6		7.6
Foreign currency translation	1.6	1.5	0.1	—	—		—
December 31, 2010 AUM	599.6	294.0	132.0	26.6	68.3		78.7
Average AUM	516.9	241.0	103.0	25.6	75.1		72.2

____________

See accompanying notes immediately following these AUM tables.

Passive AUM by Asset Class(2)

$ in billions	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(3)
December 31, 2011 AUM	96.3	45.6	30.0	—	—	20.7
Long-term inflows	29.7	14.0	11.2	—	—	4.5
Long-term outflows	(18.8)	(10.2)	(2.7)	—	—	(5.9)
Long-term net flows	10.9	3.8	8.5	—	—	(1.4)
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	7.0	5.9	0.5	—	—	0.6
Foreign currency translation	(0.4)	—	—	—	—	(0.4)
December 31, 2012 AUM	114.0	55.5	39.0	—	—	19.5
Average AUM	110.2	55.5	34.8	—	—	19.9

December 31, 2010 AUM	80.8	42.8	19.8	—	—	18.2
Long-term inflows	35.5	11.1	12.1	—	—	12.3
Long-term outflows	(21.1)	(9.9)	(2.6)	—	—	(8.6)
Long-term net flows	14.4	1.2	9.5	—	—	3.7
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	(2.1)	(1.5)	0.7	—	—	(1.3)
Foreign currency translation	0.1	—	—	—	—	0.1
December 31, 2011 AUM	96.3	45.6	30.0	—	—	20.7
Average AUM	91.3	44.8	26.7	—	—	19.8

December 31, 2009 AUM	53.0	31.1	4.0	—	—	17.9
Long-term inflows	35.8	22.2	7.4	—	—	6.2
Long-term outflows	(32.5)	(23.0)	(1.4)	—	—	(8.1)
Long-term net flows	3.3	(0.8)	6.0	—	—	(1.9)
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	7.6	5.6	0.6	—	—	1.4
Acquisitions/dispositions, net	14.4	4.5	9.2	—	—	0.7
Foreign currency translation	1.5	1.4	—	—	—	0.1
December 31, 2010 AUM	80.8	42.8	19.8	—	—	18.2
Average AUM	69.9	38.6	12.4	—	—	18.9

____________

See accompanying notes immediately following these AUM tables.

Total AUM by Client Domicile(5,7)

$ in billions	Total	U.S.	Canada	U.K.	Continental Europe	Asia(6)
December 31, 2011 AUM	607.3	412.0	23.4	89.8	32.0	50.1
Long-term inflows	131.9	81.6	3.8	13.4	20.6	12.5
Long-term outflows	(121.5)	(71.4)	(5.0)	(15.2)	(14.9)	(15.0)
Long-term net flows	10.4	10.2	(1.2)	(1.8)	5.7	(2.5)
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—	—	—	—
Net flows in institutional money market funds	0.1	0.6	0.1	(0.2)	—	(0.4)
Market gains and losses/reinvestment	48.3	29.5	2.3	10.4	2.5	3.6
Acquisitions/dispositions, net	(1.7)	—	—	—	(1.7)	—
Foreign currency translation	2.8	—	0.6	3.7	0.3	(1.8)
December 31, 2012 AUM	667.4	452.5	25.2	101.9	38.8	49.0

December 31, 2010 AUM	599.6	398.5	27.9	92.1	35.3	45.8
Long-term inflows	138.0	80.8	2.6	14.3	17.2	23.1
Long-term outflows	(123.3)	(71.8)	(5.7)	(13.8)	(18.4)	(13.6)
Long-term net flows	14.7	9.0	(3.1)	0.5	(1.2)	9.5
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—	—	—	—
Net flows in institutional money market funds	5.3	5.7	0.1	(0.7)	(0.1)	0.3
Market gains and losses/reinvestment	(15.0)	(4.3)	(0.8)	(1.6)	(1.6)	(6.7)
Foreign currency translation	(0.4)	—	(0.7)	(0.5)	(0.4)	1.2
December 31, 2011 AUM	607.3	412.0	23.4	89.8	32.0	50.1

December 31, 2009 AUM	444.3	278.9	29.0	84.9	24.4	27.1
Long-term inflows	116.9	56.3	2.1	16.2	15.7	26.6
Long-term outflows	(113.5)	(53.1)	(6.8)	(14.1)	(12.3)	(27.2)
Long-term net flows	3.4	3.2	(4.7)	2.1	3.4	(0.6)
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	(15.5)	(16.5)	—	(1.5)	3.5	(1.0)
Market gains and losses/reinvestment	43.3	29.4	2.2	7.0	2.0	2.7
Acquisitions/dispositions, net	121.5	102.6	0.1	1.8	2.9	14.1
Foreign currency translation	1.6	(0.1)	1.3	(2.2)	(0.9)	3.5
December 31, 2010 AUM	599.6	398.5	27.9	92.1	35.3	45.8

____________

See accompanying notes immediately following these AUM tables.

Passive AUM by Client Domicile(5)

$ in billions	Total	U.S.	Canada	U.K.	Continental Europe	Asia(6)
December 31, 2011 AUM	96.3	89.6	—	—	1.3	5.4
Long-term inflows	29.7	29.0	0.1	—	0.2	0.4
Long-term outflows	(18.8)	(17.7)	—	—	(0.6)	(0.5)
Long-term net flows	10.9	11.3	0.1	—	(0.4)	(0.1)
Net flows in Invesco PowerShares QQQ fund	0.2	0.2	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	7.0	6.7	—	—	0.2	0.1
Foreign currency translation	(0.4)	—	—	—	—	(0.4)
December 31, 2012 AUM	114.0	107.8	0.1	—	1.1	5.0

December 31, 2010 AUM	80.8	77.3	—	—	1.2	2.3
Long-term inflows	35.5	31.7	—	—	0.5	3.3
Long-term outflows	(21.1)	(20.7)	—	—	(0.4)	—
Long-term net flows	14.4	11.0	—	—	0.1	3.3
Net flows in Invesco PowerShares QQQ fund	3.1	3.1	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	(2.1)	(1.8)	—	—	—	(0.3)
Foreign currency translation	0.1	—	—	—	—	0.1
December 31, 2011 AUM	96.3	89.6	—	—	1.3	5.4

December 31, 2009 AUM	53.0	50.2	—	—	1.1	1.7
Long-term inflows	35.8	19.8	—	—	0.2	15.8
Long-term outflows	(32.5)	(13.6)	—	—	(0.3)	(18.6)
Long-term net flows	3.3	6.2	—	—	(0.1)	(2.8)
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Market gains and losses/reinvestment	7.6	6.2	—	—	0.2	1.2
Acquisitions/dispositions, net	14.4	13.7	—	—	—	0.7
Foreign currency translation	1.5	—	—	—	—	1.5
December 31, 2010 AUM	80.8	77.3	—	—	1.2	2.3

____________

(1)
Channel refers to the internal distribution channel from which the AUM originated. Retail AUM represents AUM distributed by the company's retail sales team. Institutional AUM represents AUM distributed by our institutional sales team.

(2)	Asset classes are descriptive groupings of AUM by common type of underlying investments.

(3)	See Part I, Item 1, “Business - Objectives by Asset Class” for a description of the investment objectives included within the Alternatives asset class.

(4)	Ending Money Market AUM includes $69.4 billion in institutional money market AUM and $3.9 billion in retail money market AUM.

(5)	Client domicile disclosure groups AUM by the domicile of the underlying clients.

(6)
Net flows in Asia in 2010 were driven by an inflow of $15.8 billion in the three months ended June 30, 2010 and an outflow of $18.6 billion in the three months ended December 31, 2010 related to a passive mandate in Japan which was a post-close direct consequence of the acquired business.

(7) All AUM amounts quoted in the tables exclude the AUM of the discontinued operation, Atlantic Trust. As of December 31, 2012 the excluded Atlantic Trust total AUM were $20.3 billion ($18.0 billion at December 31, 2011; $16.9 billion at December 31, 2010; $15.2 billion at December 31, 2009) with $18.5 in balanced ($17.4 billion at December 31, 2011; $16.9 billion at

December 31, 2010; $15.2 billion at December 31, 2009) and $1.8 billion in equity ($0.6 billion at December 31, 2011; none at December 31, 2010; none at December 31, 2009).

Results of Operations for the Years Ended December 31, 2012 compared to December 31, 2011 compared to December 31, 2010

The company provides investment management services to, and has transactions with, various private equity, real estate, fund-of-funds, collateralized loan obligation products (CLOs), and other investment entities sponsored by the company for the investment of client assets in the normal course of business. The company serves as the investment manager, making day-to-day investment decisions concerning the assets of the products. Certain of these entities are consolidated under variable interest or voting interest entity consolidation guidance. See Part II, Item 8, Financial Statements and Supplementary Data - Note 1, “Accounting Policies” and Note 20, “Consolidated Investment Products,” for additional details.

The majority of the company's consolidated investment products balances are CLO-related. The collateral assets of the CLOs are held solely to satisfy the obligations of the CLOs. The company has no right to the benefits from, nor does it bear the risks associated with, the collateral assets held by the CLOs, beyond the company's minimal direct investments in, and management fees generated from, the CLOs. If the company were to liquidate, the collateral assets would not be available to the general creditors of the company, and as a result, the company does not consider them to be company assets. Additionally, the investors in the CLOs have no recourse to the general credit of the company for the notes issued by the CLOs. The company therefore does not consider this debt to be a company liability. To assist in the comparisons, the discussion that follows will separate the impact of consolidated investment products from the overall consolidated results of operations. The discussion includes the use of non-GAAP financial measures. See “Schedule of Non-GAAP Information” for additional details and reconciliations of the most directly comparable U.S. GAAP measures to the non-GAAP measures.
Summary of Income Statement Impact of Consolidated Investment Products

	December 31, 2012		December 31, 2011		December 31, 2010
$ in millions	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated
Total operating revenues	(41.0)	4,050.4	(47.2)	3,982.3	(45.0)	3,385.9
Total operating expenses	31.5	3,207.8	13.0	3,100.2	10.0	2,806.5
Operating income	(72.5)	842.6	(60.2)	882.1	(55.0)	579.4
Equity in earnings of unconsolidated affiliates	0.5	29.7	(0.2)	30.5	(0.6)	40.2
Interest and dividend income	246.2	268.3	298.9	318.2	240.9	251.3
Other investment income/(losses)	(106.4)	(89.4)	(138.9)	(89.9)	114.0	129.6
Interest expense	(168.3)	(220.6)	(187.0)	(248.8)	(118.6)	(177.2)
Income from continuing operations before taxes	(100.5)	830.6	(87.4)	892.1	180.7	823.3
Income tax provision	—	(261.4)	—	(280.0)	—	(193.1)
Income from continuing operations, net of taxes	(100.5)	569.2	(87.4)	612.1	180.7	630.2
Income from discontinued operations, net of taxes	—	18.1	—	9.9	—	6.6
Net income	(100.5)	587.3	(87.4)	622.0	180.7	636.8
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	89.8	89.8	107.6	107.7	(170.9)	(171.1)
Net income attributable to common shareholders	(10.7)	677.1	20.2	729.7	9.8	465.7

Operating Revenues and Net Revenues

The main categories of revenues, and the dollar and percentage change between the periods, are as follows:

				Variance
	Years ended December 31,			2012 vs 2011		2011 vs 2010
$ in millions	2012	2011	2010	$ Change	% Change	$ Change	% Change
Investment management fees	3,127.8	3,040.7	2,630.9	87.1	2.9%	409.8	15.6%
Service and distribution fees	771.6	780.2	645.5	(8.6)	(1.1)%	134.7	20.9%
Performance fees	41.4	26.0	14.3	15.4	59.2%	11.7	81.8%
Other	109.6	135.4	95.2	(25.8)	(19.1)%	40.2	42.2%
Total operating revenues	4,050.4	3,982.3	3,385.9	68.1	1.7%	596.4	17.6%
Third-party distribution, service and advisory expenses	(1,308.2)	(1,279.4)	(1,051.0)	(28.8)	2.3%	(228.4)	21.7%
Third party distribution expense related to European infrastructure initiative	15.3	—	—	15.3	N/A	—	N/A
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	37.5	41.4	42.2	(3.9)	(9.4)%	(0.8)	(1.9)%
Management fees earned from consolidated investment products	38.6	46.8	45.3	(8.2)	(17.5)%	1.5	3.3%
Performance fees earned from consolidated investment products	2.4	0.5	—	1.9	N/A	0.5	N/A
Other revenues recorded by consolidated investment products	—	—	(0.3)	—	N/A	0.3	(100.0)%
Net revenues	2,836.0	2,791.6	2,422.1	44.4	1.6%	369.5	15.3%
A significant portion of our business and AUM is based outside of the U.S. The strengthening or weakening of the U.S. dollar against other currencies, primarily the Pound Sterling, Canadian Dollar, Euro and Japanese Yen will impact our reported revenues and expenses from period to period. The income statements of foreign currency subsidiaries are translated into U.S. dollars, the reporting currency of the company, using average foreign exchange rates. The impact of foreign exchange rate movements decreased operating revenues by $20.8 million, equivalent to 0.5% of total operating revenues, during the year ended December 31, 2012 when compared to the year ended December 31, 2011 ($74.9 million increase in 2011 as compared to 2010, or 1.9% of 2011 total operating revenues). Additionally, our revenues are directly influenced by the level and composition of our AUM. Therefore, movements in global capital market levels, net new business inflows (or outflows) and changes in the mix of investment products between asset classes and geographies may materially affect our revenues from period to period. The returns from most global capital markets increased in the year ended December 31, 2012. These market value increases, combined with net new business inflows, contributed to a net increase in AUM of $60.1 billion during the year.

Operating revenues increased by 1.7% in the year ended December 31, 2012 to $4,050.4 million (year ended December 31, 2011: $3,982.3 million). Net revenues increased by 1.6% in in the year ended December 31, 2012 to $2,836.0 million (year ended December 31, 2011: $2,791.6 million). Operating revenues increased by 17.6% in the year ended December 31, 2011 to $3,982.3 million (year ended December 31, 2010: $3,385.9 million). Net revenues increased by 15.3% in in the year ended December 31, 2011 to $2,791.6 million (year ended December 31, 2010: $2,422.1 million). Net revenues are operating revenues less third-party distribution, service and advisory expenses (adjusted for third party distribution expense related to the European infrastructure initiative), plus our proportional share of net revenues from joint venture arrangements, plus management and performance fees earned from, less other revenues recorded by, consolidated investment products. See “Schedule of Non-GAAP Information” for additional important disclosures regarding the use of net revenues.

The company acquired Morgan Stanley's retail asset management business, including Van Kampen Investments (the “acquired business” or the “acquisition”) on June 1, 2010. The operating results for the year ended December 31, 2011 include the results of the acquisition for the entire year, while the operating results for the year ended December 31, 2010 include results of the acquired business from the purchase date of June 1, 2010 through December 31, 2010. The integration of the acquired business was largely completed at the end of 2010; as such, accurate segregated revenue and expense information for the acquired business is not available, resulting in the inability of the company to quantify the impact of the acquisition on operating revenues and expenses in the detailed variance discussion that follows. As part of the acquisition-related U.S. mutual fund product alignment, certain 1 year and 2 year fee waivers were agreed between the company and the fund boards which reduced the company’s annual management fees by approximately $30 million commencing June 1, 2011. These fee waivers began to cease during mid-2012.

Investment Management Fees

Investment management fees are derived from providing professional services to manage client accounts and include fees earned from retail mutual funds, unit trusts, investment companies with variable capital (ICVCs), exchange-traded funds, investment trusts and institutional management contracts. Investment management fees for products offered in the retail distribution channel are generally calculated as a percentage of the daily average asset balances and therefore vary as the levels of AUM change resulting from inflows, outflows and market movements. Investment management fees for products offered in the institutional distribution channel are calculated in accordance with the underlying investment management contracts and also vary over contractually determined periods in relation to the level of client assets managed.

Investment management fees increased by $87.1 million (2.9%) in the year ended December 31, 2012, to $3,127.8 million (year ended December 31, 2011: $3,040.7 million). This compares to a 4.5% increase in average AUM and a 3.6% increase in average long-term AUM. As discussed above, the net revenue yield is lower in the year ended December 31, 2012 when compared to the year ended December 31, 2011 due to changes in the composition of our AUM. The weighting of AUM flows into passive products has lowered the overall AUM net revenue yield. In addition, as mentioned above, management fees were reduced commencing in June 2011 due to acquisition integration-related U.S. mutual fund mergers. Some of these fee waiver agreements lapsed in mid-2012 benefiting revenue in the second half of 2012. See the company's disclosures regarding the changes in AUM and revenue yields during the year ended December 31, 2012 in the “Assets Under Management” section above for additional information regarding the movements in AUM. The impact of foreign exchange rate movements decreased investment management fees by $17.9 million (20.6% of the increase) during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Investment management fees increased by $409.8 million (15.6%) in the year ended December 31, 2011, to $3,040.7 million (year ended December 31, 2010: $2,630.9 million). The increase compares to a 19.5% increase in average AUM and a 22.7% increase in average long-term AUM. As discussed above in the “Assets Under Management” section, the mix of our AUM asset classes changed partly due to the AUM acquired through acquisitions, and partly due to market value changes and investor flows such that the revenue yield on our average AUM was lower in 2011 when compared to 2010. The percentage increase in investment management fees is therefore lower than the percentage increase in average AUM and average long-term AUM. The lower yield also reflects the acquisition-related U.S. mutual fund fee waivers that commenced in June 2011. Foreign exchange rate movements accounted for $67.2 million (16.4%) of the increase in investment management fees during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Service and Distribution Fees

Service fees are generated through fees charged to cover several types of expenses, including fund accounting fees and other maintenance costs for mutual funds, unit trusts and ICVCs, and administrative fees earned from closed-ended funds. Service fees also include transfer agent fees, which are fees charged to cover the expense of processing client share purchases and redemptions, call center support and client reporting. U.S. distribution fees include 12b-1 fees earned from certain mutual funds to cover allowable sales and marketing expenses for those funds and also include asset-based sales charges paid by certain mutual funds for a period of time after the sale of those funds. Distribution fees typically vary in relation to the amount of client assets managed. Generally, retail products offered outside of the U.S. do not generate a separate distribution fee; the quoted management fee rate is inclusive of these services.

In the year ended December 31, 2012, service and distribution fees decreased by $8.6 million (1.1%) to $771.6 million (year ended December 31, 2011: $780.2 million) due primarily to decreases in transfer agency fees of $4.8 million and administration and custodial fees of $2.3 million. The impact of foreign exchange rate movements decreased service and distribution fees by $1.5 million during the year ended December 31, 2012. The fee reductions are attributable to the fund mergers and fee waivers associated with the U.S. mutual fund product realignment, the continued conversion of B-share fee structures to class A-shares that generate a lower annual service fee, and other changes in the AUM mix as a larger percentage of AUM charges no or lower distribution fees during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

In the year ended December 31, 2011, service and distribution fees increased by $134.7 million (20.9%) to $780.2 million (year ended December 31, 2010: $645.5 million) primarily due to the acquisition and due to the increase in average AUM during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Performance Fees

Performance fee revenues are generated on certain management contracts when performance hurdles are achieved. Such fee revenues are recorded in operating revenues as of the performance measurement date, when the contractual performance criteria have been met and when the outcome of the transaction can be measured reliably in accordance with Method 1 of ASC Topic 605-20-S99, “Revenue Recognition - Services - SEC Materials.” Cash receipt of earned performance fees occurs after the measurement date. The performance measurement date is defined in each contract in which incentive and performance fee revenue agreements are in effect. We have performance fee arrangements that include monthly, quarterly and annual measurement dates. Given the uniqueness of each transaction, performance fee contracts are evaluated on an individual basis to determine if revenues can and should be recognized. Performance fees are not recorded if there are any future performance contingencies. If performance arrangements require repayment of the performance fee for failure to perform during the contractual period, then performance fee revenues are recognized no earlier than the expiration date of these terms. Performance fees will fluctuate from period to period and may not correlate with general market changes, since most of the fees are driven by relative performance to the respective benchmark rather than by absolute performance. Of our $667.4 billion in AUM at December 31, 2012, approximately $46.3 billion or 6.9%, could potentially earn performance fees.

In the year ended December 31, 2012, performance fees increased by $15.4 million (59.2%) to $41.4 million (year ended December 31, 2011: $26.0 million). The performance fees generated in 2012 arose primarily due to products managed by the Bank Loan group ($16.5 million), Invesco Perpetual ($12.7 million) and the European Real Estate group ($7.9 million).

In the year ended December 31, 2011, performance fees increased by $11.7 million (81.8%) to $26.0 million (year ended December 31, 2010: $14.3 million). The performance fees generated in 2011 arose primarily due to products managed by the European Real Estate group ($11.9 million), Invesco Perpetual ($5.3 million) and the U.S. private equity business ($4.5 million). The performance fees generated in 2010 arose primarily due to products managed by the European Real Estate group ($4.3 million) and Invesco Perpetual ($3.4 million).

Other Revenues

Other revenues include fees derived from our UIT operations, transaction commissions earned upon the sale of new investments into certain of our funds, and fees earned upon the completion of transactions in our direct real estate and private equity asset groups. Real estate transaction fees are derived from commissions earned through the buying and selling of properties. Private equity transaction fees include commissions associated with the restructuring of, and fees from providing advice to, portfolio companies held by the funds. These transaction fees are recorded in our financial statements on the date when the transactions are legally closed. Other revenues also include the revenues of consolidated investment products.

In its capacity as sponsor of UITs, the company earns other revenues related to transactional sales charges resulting from the sale of UIT products and from the difference between the purchase or bid and offer price of securities temporarily held to form new UIT products. These revenues are recorded as other revenues net of concessions to dealers who distribute UITs to investors.

In the year ended December 31, 2012, other revenues decreased by $25.8 million (19.1%) to $109.6 million (year ended December 31, 2011: $135.4 million). The impact of foreign exchange rate movements accounted for $1.0 million (3.9%) of the decrease in other revenues during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate changes, the decrease in other revenues was $24.8 million. The decrease in other revenues include decreases in transaction commissions of $14.8 million, UIT revenues of $5.5 million, mutual funds front end fees of $2.3 million and other revenues of $2.2 million during the year ended December 31, 2012 compared to the year ended December 31, 2011. Transaction commissions in 2011 included increased commissions generated by our private equity group as mentioned in the 2011 comparative below.

In the year ended December 31, 2011, other revenues increased by $40.2 million (42.2%) to $135.4 million (year ended December 31, 2010: $95.2 million). Other revenues included an increase of $15.3 million in UIT revenues reflecting a full year of the acquisition, higher real estate acquisition and disposition fees of $11.5 million, due to increased real estate fund property activity, an $11.3 million increase in transaction commissions generated by our private equity group, and an increase in mutual funds front end fees of $1.3 million, offset by a $0.6 million decline in other revenues during the year ended December 31, 2011 as compared to the year ended December 31, 2010. The impact of foreign exchange rate movements accounted for $1.4 million (3.5%) of the increase in other revenues during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Third-Party Distribution, Service and Advisory Expenses

Third-party distribution, service and advisory expenses include periodic “renewal” commissions paid to brokers and independent financial advisors for their continuing oversight of their clients' assets, over the time they are invested, and are payments for the servicing of client accounts. The revenues from our U.S. retail operations include 12b-1 distribution fees, which are passed through to brokers who sell the funds as third-party distribution expenses along with marketing support distribution costs. Both the revenues and the costs are dependent on the underlying AUM of the brokers' clients. Renewal commissions are calculated based upon a percentage of the AUM value. Third-party distribution expenses also include the amortization of upfront commissions paid to broker-dealers for sales of fund shares with a contingent deferred sales charge (a charge levied to the investor for client redemption of AUM within a certain contracted period of time). The distribution commissions are amortized over the redemption period. Also included in third-party distribution, service and advisory expenses are sub-transfer agency fees that are paid to third parties for processing client share purchases and redemptions, call center support and client reporting. Third-party distribution, service and advisory expenses may increase or decrease at a rate different from the rate of change in service and distribution fee revenues due to the inclusion of distribution, service and advisory expenses for the U.K. and Canada, where the related revenues are recorded as investment management fee revenues, as noted above.

Third-party distribution, service and advisory expenses increased by $28.8 million (2.3%) in the year ended December 31, 2012 to $1,308.2 million (year ended December 31, 2011: $1,279.4 million). The impact of foreign exchange rate movements decreased third-party distribution, service and advisory expenses by $6.1 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate changes, the increase in third-party distribution, service and advisory expenses was $34.9 million. The increase includes increases in renewal commissions of $22.8 million, distribution fees of $10.2 million, transfer agent fees of $7.4 million and administration fees of $0.9 million. The increases are offset by decreases in sub advisory fees of $3.4 million and external commissions of $3.0 million. As part of the outsourcing of the U.K. transfer agency, operational process changes resulted in an accounting adjustment recognizing additional distribution expense of $15.3 million in the fourth quarter of 2012, which is included in the $10.2 million increase noted above.  This additional expense is attributable to periods prior to 2012.

Third-party distribution, service and advisory expenses increased by $228.4 million (21.7%) in the year ended December 31, 2011 to $1,279.4 million (year ended December 31, 2010: $1,051.0 million), which is consistent with the increase in investment management and service and distribution fee revenues, reflecting the impact of the acquired business. Foreign exchange rate movements accounted for $24.7 million (10.8%) of the increase in third-party distribution, service and advisory expenses during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Proportional share of revenues, net of third-party distribution expenses, from joint venture investments

Management believes that the addition of our proportional share of revenues, net of third-party distribution expenses, from joint venture arrangements should be added to operating revenues to arrive at net revenues, as it is important to evaluate the contribution to the business that our joint venture arrangements are making. See “Schedule of Non-GAAP Information” for additional disclosures regarding the use of net revenues. The company's most significant joint venture arrangement is our 49% investment in Invesco Great Wall Fund Management Company Limited (the “Invesco Great Wall” joint venture).

Our proportional share of revenues, net of third-party distribution expenses, from joint venture investments decreased by $3.9 million (9.4%) to $37.5 million for the year ended December 31, 2012 (year ended December 31, 2011: $41.4 million). The decrease moved in line with our share of the Invesco Great Wall joint venture's average AUM for the year ended December 31, 2012, which was $3.0 billion compared to $3.3 billion at the year ended December 31, 2011.

The 1.9% decrease in our proportional share of revenues, net of third-party distribution expenses, from joint venture investments to $41.4 million in 2011 (year ended December 31, 2010: $42.2 million), was driven by the decline in average AUM of the Invesco Great Wall joint venture. Our share of the Invesco Great Wall joint venture's average AUM for the year ended December 31, 2011, was $3.3 billion, a 8.3% decline in average AUM from $3.6 billion for the year ended December 31, 2010.

Management and performance fees earned from consolidated investment products

Management believes that the consolidation of investment products may impact a reader's analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, management believes that it is appropriate to adjust operating revenues for the impact of consolidated investment products in calculating net revenues. As management and performance fees earned by Invesco from the consolidated products are eliminated upon consolidation of the investment products, management believes that it is appropriate to add these operating revenues back in the calculation of net revenues. See “Schedule of Non-GAAP Information” for additional disclosures regarding the use of net revenues.

Management and performance fees earned from consolidated investment products decreased by $6.3 million to $41.0 million in the year ended December 31, 2012 (year ended December 31, 2011: $47.3 million). The decrease is primarily due to the impact of funds deconsolidated during the year ended December 31, 2012.

Operating Expenses

The main categories of operating expenses are as follows:

				Variance
	Years ended December 31,			2012 vs 2011		2011 vs 2010
$ in millions	2012	2011	2010	$ Change	% Change	$ Change	% Change
Employee compensation	1,228.0	1,180.7	1,055.4	47.3	4.0%	125.3	11.9%
Third-party distribution, service and advisory	1,308.2	1,279.4	1,051.0	28.8	2.3%	228.4	21.7%
Marketing	102.2	85.3	77.8	16.9	19.8%	7.5	9.6%
Property, office and technology	265.1	242.9	224.8	22.2	9.1%	18.1	8.1%
General and administrative	296.1	282.5	247.5	13.6	4.8%	35.0	14.1%
Transaction and integration	8.2	29.4	150.0	(21.2)	(72.1)%	(120.6)	(80.4)%
Total operating expenses	3,207.8	3,100.2	2,806.5	107.6	3.5%	293.7	10.5%

The table below sets forth these expense categories as a percentage of total operating expenses and operating revenues, which we believe provides useful information as to the relative significance of each type of expense.

$ in millions	2012	% of Total Operating Expenses	% of Operating Revenues	2011	% of Total Operating Expenses	% of Operating Revenues	2010	% of Total Operating Expenses	% of Operating Revenues
Employee compensation	1,228.0	38.3%	30.3%	1,180.7	38.1%	29.6%	1,055.4	37.6%	31.2%
Third-party distribution, service and advisory	1,308.2	40.8%	32.3%	1,279.4	41.3%	32.1%	1,051.0	37.5%	31.0%
Marketing	102.2	3.2%	2.5%	85.3	2.8%	2.1%	77.8	2.8%	2.3%
Property, office and technology	265.1	8.3%	6.5%	242.9	7.8%	6.1%	224.8	8.0%	6.6%
General and administrative	296.1	9.2%	7.3%	282.5	9.1%	7.1%	247.5	8.8%	7.3%
Transaction and integration	8.2	0.3%	0.2%	29.4	0.9%	0.7%	150.0	5.3%	4.4%
Total operating expenses	3,207.8	100.0%	79.1%	3,100.2	100.0%	77.7%	2,806.5	100.0%	82.8%

During the year ended December 31, 2012, operating expenses increased by $107.6 million (3.5%) to $3,207.8 million (year ended December 31, 2011:$3,100.2 million). Excluding transaction and integration, all expense categories increased in 2012 when compared to 2011. The impact of foreign exchange rate movements offset the increase in operating expenses by $22.9 million, or 0.7% of total operating expenses, during the year ended December 31, 2012 as compared to the year ended December 31, 2011.

During the year ended December 31, 2011, operating expenses increased by $293.7 million (10.5%) to $3,100.2 million (year ended December 31, 2010: $2,806.5 million). As discussed above, the acquisition occurred on June 1, 2010, which increased expenses across all categories, except transaction and integration expenses, which decreased during the year ended December 31, 2011 as compared to the year ended December 31, 2010. The impact of foreign exchange rate movements accounted for $61.8 million (21.0%) of the increase in operating expenses, and was 2.0% of total operating expenses, during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Employee Compensation

Employee compensation includes salary, cash bonuses and share-based payment plans designed to attract and retain the highest caliber employees. Employee staff benefit plan costs and payroll taxes are also included in employee compensation.

Employee compensation increased $47.3 million (4.0%) to $1,228.0 million in the year ended December 31, 2012 (year ended December 31, 2011: $1,180.7 million). The impact of foreign exchange rate movements offset the increase in employee compensation by $10.9 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate changes, the increase in employee compensation was $58.2 million.

Direct compensation increased $64.2 million and includes increases in share-based costs of $22.0 million and other deferred compensation costs of $12.6 million during the year ended December 31, 2012 when compared to the year ended December 31, 2011. The increase in share-based and deferred cash compensation costs in 2012 includes the impact of a previous change in our vesting service period from three to four years, which results in 2012 being the first year with four award tranches being expensed, as compared to three award tranches in previous years. The change accounts for approximately $17.6 million of the increase in share-based and other deferred compensation expense. The increase in deferred cash compensation also includes $8.1 million from the appreciation of the deferred liability as the return to the employee is linked to specific investments, typically the funds managed by the employee. The remaining increase in share-based and deferred compensation costs reflects the increased use of deferred awards for staff retention purposes. Other changes in direct compensation were an increase in sales commissions of $16.8 million, a $2.6 million increase in bonuses linked to performance fee revenues, $6.3 million increase in base salaries and a $5.4 million reduction in annual cash bonuses during the year ended December 31, 2012 when compared to the year ended December 31, 2011. The increase in direct compensation expense was partly offset by decreases in staff benefits and related expense of $6.1 million that included a $15.0 million reduction in amortization of prepaid compensation related to the 2006 acquisition of W.L. Ross & Co., which was fully amortized as of September 30, 2011. The reduced amortization expense was partly offset by a $2.6 million increase in staff medical insurance and a $4.4 million increase in staff relocation costs during the year ended December 31, 2012 as compared to the year ended December 31, 2011. Staff related expenses in 2012 included termination costs of $18.5 million.

Employee compensation increased $125.3 million (11.9%) to $1,180.7 million in the year ended December 31, 2011 (year ended December 31, 2010: $1,055.4 million. The impact of foreign exchange rate movements accounted for $26.5 million (21.1%) of the increase in employee compensation expenses for the year ended December 31, 2011 as compared to the year ended December 31, 2010. After allowing for foreign exchange rate changes, the increase in employee compensation was $98.8 million.
The compensation increase from 2010 to 2011 includes the incremental impact of the acquisition. Base salaries and variable compensation increased $88.5 million. Staff related costs, principally payroll taxes and termination costs, increased $15.3 million. Staff benefits expense decreased by $2.6 million due to a $5.0 million reduction in the prepaid compensation amortization expenses in the year ended December 31, 2011 when compared to the year ended December 31, 2010 related to the 2006 acquisition of W.L. Ross & Co. This prepaid compensation was fully amortized as of September 30, 2011. Also included in compensation expenses during the year ended December 31, 2011 are share-based costs which decreased $2.4 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Headcount, on a continuing operations basis, at December 31, 2012 was 5,889 (years ended December 31, 2011 and December 31, 2010: 5,917 and 4,658 respectively). The company had 6,128 employees as of December 31, 2012 (years ended December 31, 2011 and December 31, 2010; 6,162 and 5,617 respectively) including employees of the Atlantic Trust business. The 2011 increase in headcount, as compared to 2010, was primarily driven by the insourcing of our Hyderabad, India, facility.

Third-Party Distribution, Service and Advisory Expenses

Third-party distribution, service and advisory expenses are discussed above in the operating and net revenues section.

Marketing

Marketing expenses include the cost of direct advertising of our products through trade publications, television and other media, and public relations costs, such as the marketing of the company's products through conferences or other sponsorships, and the cost of marketing-related employee travel.

Marketing expenses increased by $16.9 million (19.8%) in the year ended December 31, 2012 to $102.2 million (year ended December 31, 2011: $85.3 million). The impact of foreign exchange rate movements offset the increase in marketing expenses by $1.1 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate changes, the increase in marketing expenses was $18.0 million.

The increase during the year ended December 31, 2012 includes increases in corporate sponsorships of $7.7 million, driven by the 2011 termination of the company's sponsorship and naming rights commitments related to a sports stadium in Denver, Colorado, which resulted in a marketing expense reduction of $13.4 million recognized in that year. Other marketing expenses increases were advertising expense of $4.7 million, driven by advertising campaigns as we focused on brand awareness, client event expenses of $3.2 million, sales literature and research of $1.2 million and other marketing costs of $1.2 million as compared to the year ended December 31, 2011.

Marketing expenses increased by $7.5 million (9.6%) in the year ended December 31, 2011 to $85.3 million (year ended December 31, 2010: $77.8 million). The increase in marketing includes the impact of the acquisition. Additionally, the increase during the year ended December 31, 2011 includes an increase in advertising expense of $15.1 million as our U.S. retail business launched an advertising program focusing on re-branding after the acquisition. The full year expense in 2011 of the acquisition-related additional sales force resulted in an increase in travel expense of $3.2 million and increase in other marketing costs of $2.5 million. These increases were partly offset by a decrease in marketing expense of $13.7 million due to the reversal of a cumulative deferred credit, as well as a reduction in recurring costs, from the termination of our sponsorship and naming rights commitments related to a sports stadium in Denver, Colorado, a decrease in client event costs of $0.7 million, and a decrease in sales literature and research of $0.9 million, as compared to the year ended December 31, 2010. The impact of foreign exchange rate movements accounted for $2.1 million (28.0%) of the increase in marketing expense during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Property, Office and Technology

Property, office and technology expenses include rent and utilities for our various leased facilities, depreciation of company-owned property, capitalized software and computer equipment costs, minor non-capitalized computer equipment and software purchases and related maintenance payments, and costs related to externally provided operations, technology, and other back office management services.

Property, office and technology costs increased by $22.2 million (9.1%) to $265.1 million in the year ended December 31, 2012 (year ended December 31, 2011: $242.9 million). The impact of foreign exchange rate movements offset the increase in property, office and technology expenses by $2.5 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate movements, the increase was $24.7 million.

Property and office expenses increased $6.6 million compared to 2011, due to increases in depreciation of $4.3 million and rent expense of $3.2 million. The depreciation increase is largely attributable to leasehold improvements as both our Houston and Toronto offices have renovated leased space during the last 12 months. This was partially offset by a decrease of $0.8 million in operating service and property management fees. The increase in rent expense includes a $1.7 million exit charge for leased space, related to consolidation of office space. Technology and communications expenses increased $18.0 million over the comparable 2011 period. The increase reflects an ongoing investment in portfolio management and client engagement technology initiatives that resulted in increases in software and hardware expenses of $9.4 million, together with increased outsourced administration costs of $7.3 million as the U.K and European transfer agency transitions to a third party provider. At year-end, the U.K. transfer agency outsourcing is complete, and the European outsourcing is scheduled for completion in mid-2013.

Property, office and technology costs increased by $18.1 million (8.1%) to $242.9 million in the year ended December 31, 2011 (year ended December 31, 2010: $224.8 million). The impact of foreign exchange rate movements accounted for $4.9 million (27.1%) of the increase in property, office and technology expenses during the year ended December 31, 2011 as compared to the year ended December 31, 2010. After allowing for foreign exchange, property and office expenses increased $17.3 million over the comparable 2010 period, due to an increase of $13.7 million in property management fees, service charges and rent expense related to new properties associated with business acquisitions, and increases of $2.3 million in depreciation expense and $1.3 million in other property costs. Technology and communications expenses decreased $4.1 million due to decreases in outsourced administration expenses of $13.4 million , partly due to the Hyderabad internalization, a decrease in telephone and communication line expenses of $1.8 million and a decrease in programming and consulting expenses of $0.9 million, offset by increases in depreciation and maintenance expenses of $11.5 million and hardware and software purchases of $0.5 million, during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

General and Administrative

General and administrative expenses include professional services costs, such as information service subscriptions, consulting fees, professional insurance costs, audit, tax and legal fees, non-marketing related employee travel expenditures, recruitment and training costs, and the amortization of certain intangible assets.

General and administrative expenses increased by $13.6 million (4.8%) to $296.1 million in the year ended December 31, 2012 (year ended December 31, 2011: $282.5 million). The impact of foreign exchange rate movements offset the increase in general and administrative expenses by $2.3 million during the year ended December 31, 2012 as compared to the year ended December 31, 2011. After allowing for foreign exchange rate movements, the increase was $15.9 million.

The increase in general and administrative expense is largely due to increased expenses of our consolidated investment products, which includes increases in legal and fund launch costs, of $18.5 million. General and administrative expenses also includes acquisition related contingent consideration adjustments with a $2.3 million credit in 2012 compared to a $13.2 million credit in 2011. The reduction in the amounts credited in 2012 versus 2011 resulted in an increase in general and administrative expenses of $10.9 million in 2012. Offsetting these expense increases was a $10.3 million decrease in intangible amortization expense and a $5.2 million reduction in mutual fund expenses. The decrease in intangible amortization in 2012 reflects the write down of certain management contract intangibles in 2011 and the completion in mid-2012 of amortization of brand intangibles related to the acquired business.

General and administrative expenses increased by $35.0 million (14.1%) to $282.5 million in the year ended December 31, 2011 (year ended December 31, 2010: $247.5 million). Increases in general and administrative expenses include the impact of the acquisition. Professional services expenses increased $7.4 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010 due to increases in consultant fees of $9.0 million, contractor and recruitment fees of $5.5 million, information services of $4.3 million, legal fees of $2.6 million (including legal fees associated with settlement litigation arising from the 2007 departure of certain investment professionals to a competitor of $3.6 million), and other professional services of $1.1 million. Travel expenses increased $11.0 million, driven by higher levels of business activity, and mutual fund expenses increased $7.1 million during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Expenditure related tax increases, including U.K. value added tax (VAT), resulted in an additional $4.5 million of irrecoverable VAT expense during the year ended December 31, 2011 as compared to the year ended December 31, 2010, as VAT rates increased in the U.K. These increases are offset by reduced regulatory fees of $13.3 million relating to a levy from the U.K. Financial Services Compensation Scheme in 2010 of $15.3 million to cover claims resulting from failures of non-affiliated investment firms, professional insurance costs of $0.9 million, accounting services of $0.6 million and directors fees and expenses of $0.4 million. Included in general and administrative expenses for the year ended December 31, 2010 was $8.9 million representing fund reimbursement costs from the correction of historical foreign exchange allocations. Other net increases of $1.4 million in general and administrative expenses consist of a reduction in acquisition-related contingent consideration payable, gains on disposal of property, plant and equipment and fund reimbursement costs on trade corrections, offset by an increase in intangible amortization expense due to the acquisitions and that includes a write down of certain management contract intangibles. The impact of foreign exchange rate movements accounted for $3.6 million (10.3%) of the increase in general and administrative costs during the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Transaction and integration

Transaction and integration expenses include acquisition-related charges incurred during the periods to effect a business combination, including legal, regulatory, advisory, valuation, integration-related employee incentive awards and other professional or consulting fees, general and administrative costs, including travel costs related to the transaction and the costs of temporary staff involved in executing the transaction, and post-closing costs of integrating the acquired business into the company's existing operations. Additionally, transaction and integration expenses include legal costs related to the defense of auction rate preferred securities complaints raised in the pre-acquisition period with respect to various closed-end funds included in the acquisition. See Item 8, Financial Statements and Supplementary Data - Note 19, “Commitments and Contingencies” for additional information.

Transaction and integration charges were $8.2 million in the year ended December 31, 2012 (year ended December 31, 2011:$29.4 million) and largely relate to the business acquired in 2010. Transaction and integration expenses during the year ended December 31, 2012 primarily relate to the final round of open-ended fund mergers and include professional services and shareholder communications costs, as well as updates in sales literature.

Transaction and integration charges were $29.4 million in the year ended December 31, 2011 (year ended December 31, 2010:$150.0 million) related to the integration of acquired businesses. Transaction and integration expenses during the year ended December 31, 2011 include $19.9 million of professional services and other costs, principally legal, proxy solicitation, consultancy and insurance, $4.9 million of property and office, $2.8 million of employee compensation costs, $1.4 million of technology and communication costs and $0.4 million of marketing and client services. Transaction and integration expenses for the year ended December 31, 2010 include $39.1 million of staff costs, $53.4 million of technology contractor and related costs, and $57.5 million of professional services, principally legal, proxy solicitation, consultancy and insurance.

Operating Income, Adjusted Operating Income, Operating Margin and Adjusted Operating Margin

Operating income decreased by $39.5 million (4.5%) to $842.6 million in the year ended December 31, 2012 (year ended December 31, 2011: $882.1 million). Operating margin (operating income divided by operating revenues), decreased from 22.2% in the year ended December 31, 2011 to 20.8% in the year ended December 31, 2012. The decrease in operating income and margin resulted from a lower relative increase in operating revenues (1.7%) than in operating expenses (3.5%) during the period. Adjusted operating income, decreased by $34.1 million (3.3%) to $1,012.1 million in the year ended December 31, 2012 from $1,046.2 million in the year ended December 31, 2011. Adjusted operating margin decreased to 35.7% in the year ended December 31, 2012 from 37.5% in the year ended December 31, 2011. See “Schedule of Non-GAAP Information” for a reconciliation of operating revenues to net revenues, a reconciliation of operating income to adjusted operating income and additional important disclosures regarding net revenues, adjusted operating income and adjusted operating margin.

Operating income increased by $302.7 million (52.2%) to $882.1 million in the year ended December 31, 2011 (year ended December 31, 2010: $579.4 million). Operating margin (operating income divided by operating revenues), increased from 17.1% in the year ended December 31, 2010 to 22.2% in the year ended December 31, 2011. The increase in operating income and margin resulted from a greater relative increase in operating revenues (17.6%) than in operating expenses (10.5%) during the period. Adjusted operating income, increased by $167.5 million (19.1%) to $1,046.2 million in the year ended December 31, 2011 from $878.7 million in the year ended December 31, 2010. Adjusted operating margin increased to 37.5% in the year ended December 31, 2011 from 36.3% in the year ended December 31, 2010.

Other Income and Expenses

The main categories of other income and expenses, and the dollar and percentage changes between periods are as follows:

				Variance
	Years ended December 31,			2012 vs 2011		2011 vs 2010
$ in millions	2012	2011	2010	$ Change	% Change	$ Change	% Change
Equity in earnings of unconsolidated affiliates	29.7	30.5	40.2	(0.8)	(2.6)%	(9.7)	(24.1)%
Interest and dividend income	9.8	11.0	10.4	(1.2)	(10.9)%	0.6	5.8%
Interest expense	(52.3)	(61.8)	(58.6)	9.5	(15.4)%	(3.2)	5.5%
Other gains and losses, net	8.3	49.0	15.6	(40.7)	(83.1)%	33.4	214.1%
Other income and expenses of consolidated investment products:
Interest and dividend income of consolidated investment products	258.5	307.2	240.9	(48.7)	(15.9)%	66.3	27.5%
Interest expense of consolidated investment products	(168.3)	(187.0)	(118.6)	18.7	(10.0)%	(68.4)	57.7%
Other gains/(losses) of consolidated investment products, net	(97.7)	(138.9)	114.0	41.2	(29.7)%	(252.9)	N/A
Total other income and expenses	(12.0)	10.0	243.9	(22.0)	(220.0)%	(233.9)	(95.9)%

Equity in earnings of unconsolidated affiliates

Equity in earnings of unconsolidated affiliates decreased by $0.8 million (2.6%) to $29.7 million in the year ended December 31, 2012 (year ended December 31, 2011: $30.5 million). The decrease in equity in earnings is driven by the declines in our pre-tax earnings of our joint venture investments in China of $3.4 million, offset by the increase of $2.6 million in our share of the market-driven valuation changes in the underlying holdings of certain partnership investments, which includes our investment in Invesco Mortgage Capital Inc.

Equity in earnings of unconsolidated affiliates decreased by $9.7 million (24.1%) to $30.5 million in the year ended December 31, 2011 (year ended December 31, 2010: $40.2 million). Included in equity in earnings from affiliates is our share of the income from our joint ventures in China, which declined by $2.4 million to $21.5 million in the year ended December 31, 2011 from $23.9 million earned during the year ended December 31, 2010. Declines in equity in earnings from our joint ventures are due to declines in revenues that are in turn attributable to lower average AUM in those entities during the year. Earnings from our affiliate in Poland increased by $0.2 million to $1.3 million in year ended December 31, 2011 from $1.1 million earned in the year ended December 31, 2010. The remainder of the variance is due to our share of the market-driven valuation changes in the underlying holdings of certain partnership investments which decreased by $7.4 million to $7.7 million earned in the year ended December 31, 2011 from $15.1 million earned during the year ended December 31, 2010.

Interest and dividend income and interest expense

Interest and dividend income decreased by $1.2 million (10.9%) to $9.8 million in the year ended December 31, 2012 (year ended December 31, 2011: $11.0 million). The decrease in interest and dividend income is largely due to a decrease in investment income and interest earned on cash and cash equivalents of $1.1 million. The remaining $0.1 million decrease is due to reduction of dividend income on investments held to hedge economically deferred compensation plans. This dividend income is passed through to employee participants in the deferred compensation plans.

Interest expense decreased by $9.5 million (15.4)% to $52.3 million in the year ended December 31, 2012 (year ended December 31, 2011: $61.8 million) primarily due to the retirement of the $215.1 million 5.625% Senior Notes in April 2012. Lower borrowing costs versus the comparative period also contributed to lower interest for the period.

Interest and dividend income increased by $0.6 million (5.8%) to $11.0 million in the year ended December 31, 2011 (year ended December 31, 2010: $10.4 million). The year ended December 31, 2011 includes dividend income of $4.9 million on investments held to hedge economically deferred compensation plans (December 31, 2010: $2.7 million). The increase in dividend income of $2.2 million is offset by the decreases in investment income and interest earned on cash and cash equivalents of $1.6 million resulting from lower average cash and cash equivalent balances during the year ended December 31, 2011.

Interest expense increased by $3.2 million (5.5%) to $61.8 million in the year ended December 31, 2011 (year ended December 31, 2010: $58.6 million). Higher average debt balances were partly offset by lower average cost of debt during the year ended December 31, 2011.

Other gains and losses, net

Other gains and losses, net were a net gain of $8.3 million in the year ended December 31, 2012 as compared to a net gain of $49.0 million in the year ended December 31, 2011. Included within other gains and losses in the year ended December 31, 2012 is a net gain of $19.7 million resulting from the appreciation of investments held for our deferred compensation plans, a gain on the sale of CLO management contracts of $8.3 million, net realized gains from seed and other investments of $5.0 million and a $3.7 million gain on an acquisition-related loan note held to hedge the company's net interest in certain consolidated investment products. These gains were offset by a fourth-quarter charge of $23.5 million related to the call premiums on the redemption of the $333.5 million principal amount of 5.375% Senior Notes due February 27, 2013 and the $197.1 million principal amount of the 5.375% Senior Notes due December 15, 2014. A net loss of $2.5 million was also recorded in 2012 related to the mark-to-market of 12-month foreign exchange put option contracts intended to provide protection against the impact of a significant decline in the Pound Sterling/U.S Dollar foreign exchange rate. We incurred $0.8 million in other-than-temporary impairment charges related to seed money investments during the year ended December 31, 2012 (year ended December 31, 2011: $0.9 million) and an impairment charge of $1.9 million related to a cost method investment. In the year ended December 31, 2012, we experienced $0.3 million in net foreign exchange gains (year ended December 31, 2011: $0.6 million in net foreign exchange losses) on the revaluation of intercompany foreign currency denominated loans into the various functional currencies of our subsidiaries.

Other gains and losses, net were a net gain of $49.0 million in the year ended December 31, 2011 as compared to a net gain of $15.6 million in the year ended December 31, 2010. Included within other gains and losses in the year ended December 31, 2011 is a credit of $45.0 million related to the settlement of litigation arising from the 2007 departure of certain investment professionals to a competitor. Also included in other gains and losses is a net loss of $2.6 million as a result of the depreciation of assets held for our deferred compensation plans (year ended December 31, 2010: a net gain of $14.2 million), together with $8.1 million of net realized gains from seed investments (year ended December 31, 2010: $9.2 million net realized gains). The 2011 other gains and losses also included $0.9 million in other-than-temporary impairment charges related to other seed money in affiliated funds (year ended December 31, 2010: $6.6 million). In the year ended December 31, 2011, we incurred $0.6 million in net foreign exchange losses (year ended December 31, 2010: $0.2 million in net foreign exchange losses) on the revaluation of intercompany foreign currency denominated loans into the various functional currencies of our subsidiaries.

Non-operating income and expense of consolidated investment products

Interest income of consolidated investment products results from interest generated by the collateral assets held by consolidated CLOs, which is used to satisfy the interest expenses of the notes issued by the consolidated CLOs and other CLO operating expense requirements, including the payment of the management and performance fees to the company as investment manager. See Part II, Item 8, Financial Statements and Supplementary Data - Note 20, “Consolidated Investment Products,” for additional details.

In the year ended December 31, 2012, interest income of consolidated investment products decreased by $48.7 million (15.9%) to $258.5 million (year ended December 31, 2011: $307.2 million) primarily due to the deconsolidation of certain CLO products, as well as the impact of certain CLOs entering their amortization period. Interest expense of consolidated investment products decreased by $18.7 million (10.0)% to $168.3 million (year ended December 31, 2011: $187.0 million) primarily due to CLO deconsolidation.

Included in other gains/(losses) of consolidated investment products, net, are realized and unrealized gains and losses on the underlying investments and debt of consolidated investment products. In the year ended December 31, 2012, other gains and losses of consolidated investment products were a net loss of $97.7 million, as compared to a net loss of $138.9 million in the year ended December 31, 2011. The net loss in the 2012 period is primarily associated with real estate investments and increases in the market values of the long-term debt of CLOs that more than offset gains in the market values of investments held by CLOs.

In the year ended December 31, 2011, interest income of consolidated investment products increased by $66.3 million (27.5%) to $307.2 million (year ended December 31, 2010: $240.9 million) reflecting the acquisition and higher interest rates on variable rate asset collateral held by the CLOs. Interest expense of consolidated investment products increased by $68.4 million (57.7%) to $187.0 million (year ended December 31, 2010: $118.6 million) reflecting the acquisition and higher variable interest rates on outstanding principal balances of CLO notes in 2011.

In the year ended December 31, 2011 other gains and losses of consolidated investment products were a net loss of $138.9 million, as compared to a net gain of $114.0 million in the year ended December 31, 2010. The net loss in the 2011 period is primarily due to losses in CLO investments and long-term debt which more than offset gains in the market value of investments held by consolidated private equity funds. The net gain in the 2010 period is primarily due to changes in market values of investments held by consolidated private equity funds.

Net impact of consolidated investment products and related noncontrolling interests in consolidated entities

As illustrated in the Summary of Income Statement Impact of Consolidated Investment Products table at the beginning of this Results of Operations section, the consolidation of investment products during the year ended December 31, 2012 resulted in a decrease to net income of $100.5 million before attribution to noncontrolling interests. Invesco invests in only a portion of these products, and as a result this net loss is offset by noncontrolling interests of $89.8 million, resulting in a net decrease in net income of the company of $10.7 million.

The consolidation of investment products during the year ended December 31, 2011 resulted in a decrease to net income of $87.4 million before attribution to noncontrolling interests. This net loss is offset by noncontrolling interests of $107.6 million, resulting in a net increase in net income of the company of $20.2 million. The consolidation of investment products during the year ended December 31, 2010 resulted in an increase to net income of $180.7 million before attribution to noncontrolling interests. This net income is offset by noncontrolling interests of $170.9 million, resulting in a net increase in net income of the company of $9.8 million.

Noncontrolling interests in consolidated entities represent the profit or loss amounts attributed to third party investors in consolidated investment products. Movements in amounts attributable to noncontrolling interests in consolidated entities on the company's Consolidated Statements of Income generally offset the gains and losses, interest income and interest expense of consolidated investment products.

Additionally, consolidated investment products represent less than 1% of the company's AUM. Therefore, the net gains or losses of consolidated investment products is not indicative of the performance of the company's aggregate assets under management.

Income Before Taxes

Total income before taxes includes income before taxes of consolidated investment products. Consolidated investment products are taxed at the investor level and not at the product entity level; therefore, there is no tax provision reflected in the net impact of consolidated investment products. Accordingly, the table included in Item 8. Financial Statements and Supplementary Data, Note 16, "Taxation," illustrating the division of income/(losses) before taxes between U.S. and Foreign is formatted such that the income before taxes of consolidated investment products is separately stated. The commentary below discusses disparities between U.S. and Foreign income before taxes in the Taxation footnote and U.S. and Foreign operating revenues in Item 8. Financial Statements and Supplementary Data, Note 18, "Geographic Information."

Total U.S. income before taxes of $516.3 million for the year ended December 31, 2012 includes income before taxes of consolidated investment products of $59.7 million, which primarily consists of income from consolidated private equity partnerships. U.S. income before taxes from consolidated investment products decreased $33.3 million (35.8%) from 2011 due primarily to lower gains generated by these private equity partnerships. Excluding consolidated investment products, U.S. income before taxes in 2012 decreased $13.8 million (2.9%). Income before taxes in 2012 had a small decrease, contrary to the 4.3% increase in U.S. operating revenues, due primarily to a legal settlement gain recognized in 2011, as discussed above.

Total Foreign income before taxes of $314.3 million for the year ended December 31, 2012 includes losses before taxes of consolidated investment products of $160.2 million, which primarily consists of losses from consolidated CLOs and Japanese real estate partnerships.  Foreign consolidated investment product pre-tax losses totaled $160.2 million in 2012 compared to pre-tax losses of $180.4 million in 2011 primarily due to lower losses on investments held by the Company's consolidated CLOs in 2012. Excluding consolidated investment products, foreign income before taxes decreased by $34.6 million (6.8%). Foreign income in 2012 decreased more significantly than the 0.8% decrease in foreign operating revenues due to increased foreign expenses incurred in 2012, such as the $15.3 million additional distribution fee recorded in the U.K., as discussed above, and expenses incurred in connection with the outsourcing of the European transfer agency.

Total U.S. income before taxes of $563.4 million for the year ended December 31, 2011 (December 31, 2010: $260.5 million) includes income before taxes of consolidated investment products of $93.0 million (December 31, 2010: $97.2 million). The 188% increase in U.S. income before taxes excluding consolidated investment products is primarily attributable to the inclusion of the full year of the acquisition of Morgan Stanley's retail asset management business, which occurred on June 1, 2010. Income before taxes increased in 2011 more significantly than the increase in operating revenues from the year-ended December 31, 2010, due to the $150.0 million of transaction and integration costs that lowered income before taxes in 2010. U.S. income before taxes of consolidated investment products primarily consists of income from consolidated private equity partnerships and totaled $93.0 million for the year ended December 31, 2011, a decrease of $4.2 million (4%) from 2010.

Total Foreign income before taxes of $328.7 million for the year ended December 31, 2011 (December 31, 2010: $562.8 million) includes losses before taxes of consolidated investment products of $180.4 million (December 31, 2010: income before taxes of consolidated investment products of $83.5 million). The 6.2% increase in Foreign income before taxes excluding consolidated investment products is driven by a 11.9% increase in Foreign operating revenues during the period. Foreign income/(losses) before taxes of consolidated investment products primarily consists of income/(losses) from consolidated collateralized loan obligations (CLOs) and Japanese real estate partnerships. The change in foreign losses before taxes from consolidated investment products is primarily due to market-driven losses incurred by the company's consolidated CLOs in 2011, whereas gains were recorded by the consolidated CLOs in 2010. CLO losses in 2011 were primarily driven by losses on long-term debt issued by the CLOs and losses on asset collateral held by the CLOs.  Losses on long-term debt were primarily due to narrower spread valuation assumptions on debt issued by certain CLOs and lower default rates.  CLO pretax income in 2010 was primarily driven by strong interest income on variable rate asset collateral held by the CLOs.

Income Tax Expense

Our effective tax rate for the year ended December 31, 2012 increased to 31.5% (year ended December 31, 2011: 31.4%) due to a smaller impact from losses in non-controlling interests in consolidated entities in 2012 versus 2011. The inclusion of non-controlling interests increased our effective tax rate by 3.1% in 2012 and 3.4% in 2011.  The remainder of the rate movement was primarily due to changes in the mix of pre-tax income. The 2011 rate reflects a favorable impact from the release of a provision for uncertain tax positions as a result of the statute of limitation closing.

Our effective tax rate for the year ended December 31, 2011 increased to 31.4% (year ended December 31, 2010: 23.5%) due to losses in non-controlling interests in 2011 versus income in 2010.  The inclusion of non-controlling interests in consolidated entities increased our effective tax rate by 3.4% in 2011 and decreased it by 6.1% in 2010. The remainder of the rate movement was primarily due to changes in the mix of pre-tax income and favorable adjustments to reconcile our tax provisions to reflect actual tax returns filed, partially offset by a smaller benefit from the release of provisions for uncertain tax positions in 2011 versus 2010.  The 2010 rate also included non-deductible transaction and integration costs related to the acquired business.

Schedule of Non-GAAP Information

We are presenting the following non-GAAP performance measures: net revenue (and by calculation, net revenue yield on AUM), adjusted operating income (and by calculation, adjusted operating margin), adjusted net income attributable to common shareholders (and by calculation, adjusted diluted earnings per share (EPS)). We believe these non-GAAP measures provide greater transparency into our business and allow more appropriate comparisons with industry peers. Management uses these performance measures to evaluate the business, and they are consistent with internal management reporting. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income (and by calculation, operating margin), net income (and by calculation, diluted EPS). Each of these measures is discussed more fully below.

These non-GAAP measures should not be considered as substitutes for any measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. Additional reconciling items may be added in the future to these non-GAAP measures if deemed appropriate.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to common shareholders (and by calculation, diluted EPS) on a U.S. GAAP basis to net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to common shareholders (and by calculation, adjusted diluted EPS):

$ in millions, except per share data	2012	2011	2010	2009	2008
Operating revenues, U.S. GAAP basis	4,050.4	3,982.3	3,385.9	2,544.8	3,217.1
Third-party distribution, service and advisory expenses(1)	(1,308.2)	(1,279.4)	(1,051.0)	(734.8)	(925.4)
Third-party distribution expense related to the European infrastructure initiative (6)	15.3	—	—	—	—
Proportional share of net revenues from joint venture arrangements(2)	37.5	41.4	42.2	44.7	57.3
Management fees earned from consolidated investment products eliminated upon consolidation(3)	38.6	46.8	45.3	8.0	6.2
Performance fees earned from consolidated investment products eliminated upon consolidation(3)	2.4	0.5	—	—	—
Other revenues recorded by consolidated investment products(3)	—	—	(0.3)	(2.0)	(5.4)
Net revenues	2,836.0	2,791.6	2,422.1	1,860.7	2,349.8
Operating income, U.S. GAAP basis	842.6	882.1	579.4	485.6	742.3
Proportional share of operating income from joint venture investments(2)	15.7	19.2	22.9	28.4	39.7
Transaction and integration charges(4)	8.2	29.4	150.0	10.8	—
Amortization of acquisition-related prepaid compensation(4)	—	15.0	20.0	20.0	20.0
Amortization of other intangibles(4)	25.5	35.5	21.8	4.1	4.8
Change in contingent consideration estimates (4)	(2.3)	(13.2)	(3.8)	—	—
Compensation expense related to market valuation changes in deferred compensation plans(5)	14.3	5.8	9.3	—	—
Consolidation of investment products(3)	72.5	60.3	54.9	9.5	5.3
Third-party distribution expense related to the European infrastructure initiative (6)	15.3	—	—	—	—
Other reconciling items(8)	20.3	12.1	24.2	—	—
Adjusted operating income	1,012.1	1,046.2	878.7	558.4	812.1
Operating margin*	20.8%	22.2%	17.1%	19.1%	23.1%
Adjusted operating margin**	35.7%	37.5%	36.3%	30.0%	34.6%
Net income attributable to common shareholders, U.S. GAAP basis	677.1	729.7	465.7	322.5	481.7
Transaction and integration charges, net of tax(4)	5.1	18.2	103.1	8.9	—
Amortization of acquisition-related prepaid compensation(4)	—	15.0	20.0	20.0	20.0
Amortization of other intangibles, net of tax(4)	22.9	31.1	18.9	3.8	4.5
Change in contingent consideration estimates(4)	(2.3)	(13.2)	(2.5)	—	—
Deferred compensation plan market valuation changes and dividend income less compensation expense, net of tax(5)	(7.4)	2.5	(5.3)	—	—
Deferred income taxes on goodwill and intangible assets(4)	20.1	21.1	15.2	8.3	6.4
Consolidation of investment products(3)	10.7	(20.2)	(6.8)	—	—
Gain on sale of management contracts, net of tax(7)	(5.8)	—	—	—	—
Third-party distribution expense related to the European infrastructure initiative, net of tax(6)	11.6	—	—	—	—
Discontinued operations, net of tax(4)	(18.1)	(9.9)	(6.6)	0.8	(3.5)
Other reconciling items(8)	34.7	(15.2)	17.0	—	—
Adjusted net income attributable to common shareholders	748.6	759.1	618.7	364.3	509.1
Average shares outstanding - diluted	453.8	464.7	463.2	423.6	399.1
Diluted EPS	$1.49	$1.57	$1.01	$0.76	$1.21
Adjusted diluted EPS***	$1.65	$1.63	$1.34	$0.86	$1.28
____________

*	Operating margin is equal to operating income divided by operating revenues.

**	Adjusted operating margin is equal to adjusted operating income divided by net revenues.

***	Adjusted diluted EPS is equal to adjusted net income divided by the weighted average shares outstanding amount used in the calculation of diluted EPS.

(1)	Third-party distribution, service and advisory expenses

Third-party distribution, service and advisory expenses include renewal commissions, management fee rebates and distribution costs (12b-1 and marketing support) paid to brokers and independent financial advisors. See Item 8, Financial Statements and Supplementary Data - Note 1, "Accounting Policies, Revenue Recognition" for additional details. While the terms used for these types of expenses vary by geography, they are all expense items that are closely linked to the value of AUM and the revenue earned by Invesco from AUM. Since the company has been deemed to be the principal in the third-party arrangements, the company must reflect these expenses gross of operating revenues under U.S. GAAP. Management believes that the deduction of third-party distribution, service and advisory expenses from operating revenues in the computation of net revenues (and by calculation, net revenue yield on AUM) and the related computation of adjusted operating income (and by calculation, adjusted operating margin) appropriately reflects the nature of these expenses as revenue-sharing activities, as these costs are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. Further, these expenses vary extensively by geography due to the differences in distribution channels. The net presentation assists in identifying the revenue contribution generated by the business, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period. This financial measure is an indicator of the basis point net revenues we receive for each dollar of AUM we manage and is useful when evaluating the company’s performance relative to industry competitors and within the company for capital allocation purposes.

(2)	Proportional share of net revenues and operating income from joint venture investments

The company has two joint venture investments in China. The Invesco Great Wall joint venture is one of the largest Sino-foreign managers of equity products in China, with AUM of approximately $6.4 billion as of December 31, 2012. The company has a 49.0% interest in Invesco Great Wall. The company also has a 50% joint venture with Huaneng Capital Services to access private equity investment opportunities in power generation in China through Huaneng Invesco WLR Investment Consulting Company Ltd. Enhancing our operations in China is one effort that we believe could improve our competitive position over time. Accordingly, we believe that it is appropriate to evaluate the contribution of our joint venture investments to the operations of the business.

Management believes that the addition of our proportional share of revenues, net of distribution expenses, from joint venture investments in the computation of net revenues and the addition of our proportional share of operating income in the related computations of adjusted operating income and adjusted operating margin also provide useful information to investors and other users of the company's financial statements, as management considers it appropriate to evaluate the contribution of its joint ventures to the operations of the business. It is also consistent with the presentation of AUM and net flows (where our proportional share of the ending balances and related activity are reflected) and therefore provides a more meaningful calculation of net revenue yield on AUM.

(3)	Consolidated investment products

See Part II, Item 8, Financial Statements and Supplementary Data, Note 20 - “Consolidated Investment Products” for a detailed analysis of the impact to the company’s Consolidated Financial Statements from the consolidation of investment products. The reconciling items add back the management and performance fees earned by Invesco from the consolidated products and remove the revenues and expenses recorded by the consolidated products that have been included in the U.S. GAAP Consolidated Statements of Income.

Management believes that the consolidation of investment products may impact a reader's analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, management believes that it is appropriate to adjust operating revenues, operating income and net income for the impact of consolidated investment products in calculating the respective net revenues, adjusted operating income and adjusted net income.

(4)	Acquisition-related reconciling items and discontinued operations

Acquisition-related adjustments include transaction and integration expenses and intangible asset amortization related to acquired assets, amortization of prepaid compensation related to the 2006 acquisition of W.L. Ross & Co., and tax cash flow benefits resulting from tax amortization of goodwill and indefinite-lived intangible assets. Transaction and integration expenses reflect the legal, regulatory, advisory, valuation, integration-related employee incentive awards and other professional or consulting fees, general and administrative costs, including travel costs related to transactions and the costs of temporary staff involved in executing the transaction, and the post closing costs of integrating the acquired business into the company’s existing operations including incremental costs associated with achieving synergy savings. Transaction and integration expenses include legal costs related to the defense of auction rate preferred securities complaints raised in the pre-acquisition period with respect to various closed-end funds included in the acquisition. See Part II, Item 8, Financial Statements and Supplementary Data, Note 19 - “Commitments and Contingencies” for additional information. Additionally, acquisition-related reconciling items include changes in estimates of contingent earn-out liabilities booked from prior acquisitions, which is offset in the period by increased amortization related to the write-off of related management contract intangible assets. The U.S. GAAP to non-GAAP reconciling items also include acquisition-related amortization charges related to previous business combinations. The tax benefit is recorded on a portion of the intangible amortization expense that does not generate a cash tax benefit.

Management believes it is useful to investors and other users of our financial statements to adjust for the transaction and integration charges and the amortization expenses in arriving at adjusted operating income, adjusted operating margin and adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.

While finite-lived intangible assets are amortized under U.S. GAAP, there is no amortization charge on goodwill and indefinite-lived intangibles. In certain qualifying situations, these can be amortized for tax purposes, generally over a 15-year period, as is the case in the U.S. These cash flows (in the form of reduced taxes payable) represent tax benefits that are not included in the Consolidated Statements of Income absent an impairment charge or the disposal of the related business. We believe it is useful to include these tax cash flow benefits in arriving at the adjusted diluted EPS measure. The company receives these cash flow benefits but does not anticipate a sale or impairment of these assets in the foreseeable future, and therefore the deferred tax liability recognized under U.S. GAAP is not expected to be used either through a credit in the Consolidated Statements of Income or through settlement of tax obligations.

The results of the discontinued operations of Atlantic Trust have been excluded in arriving at adjusted net income attributable to common shareholders, which is the basis of calculating adjusted diluted EPS. Accordingly, the company's non-GAAP financial measures reflect only the continuing business of Invesco. Management believes this presentation assists in evaluating the ongoing business performance and aids comparability with peer companies that may not have similar discontinued operations.

(5)	Market movement on deferred compensation plan liabilities

Certain deferred compensation plan awards involve a return to the employee linked to the appreciation (depreciation) of specified investments, typically the funds managed by the employee. Invesco hedges economically the exposure to market movements by holding these investments on its balance sheet. U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense. The full value of the investment appreciation (depreciation) is immediately recorded below operating income in other gains and losses. This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting net income attributable to common shareholders and diluted EPS which will reverse over the life of the award and net to zero at the end of the multi-year vesting period. During periods of high market volatility these timing differences impact compensation expense, operating income and operating margin in a manner which, over the life of the award, will ultimately be offset by gains and losses recorded below operating income on the Consolidated Statements of Income. The non-GAAP measures exclude the mismatch created by differing U.S. GAAP treatments of the market movement on the liability and the investments.

Since these plans are hedged economically, management believes it is useful to reflect the offset ultimately achieved from hedging the investment market exposure in the calculation of adjusted operating income (and by calculation, adjusted operating margin) and adjusted net income (and by calculation, adjusted diluted EPS), to produce results that will be more comparable period to period. The related fund shares will have been purchased on or around the date of grant, eliminating any ultimate cash impact from market movements that occur over the vesting period.

Additionally, dividend income from investments held to hedge economically deferred compensation plans is recorded as dividend income and as compensation expense on the company’s Consolidated Statements of Income on the record dates. This dividend income is passed through to the employee participants in the plan and is not retained by the company. The non-GAAP measures exclude this dividend income and related compensation expense.

(6)	Third party distribution expense related to the European infrastructure initiative

As part of the outsourcing of the U.K. transfer agency, as discussed below in footnote 8, "Other reconciling items," operational process changes resulted in an accounting adjustment recognizing additional distribution expense of $15.3 million ($11.6 million, net of tax) in the fourth quarter and year ended December 31, 2012. This additional expense is attributable to periods prior to 2012. For the reasons outlined below, this expense has been excluded in arriving at our non-GAAP results.

(7)	Gain on sale of management contracts
Included in other gains and losses, net in 2012 is a gain of $8.3 million ($5.8 million, net of tax) related to the sale of the management contracts for certain European collateralized loan obligation products (CLOs). To aid comparability of our results period to period, and aid comparability with peer companies that may not have similar disposition-related gains, this gain and the associated taxation have been excluded in arriving at the company's non-GAAP results. The company's tax income provision included a taxation charge of $2.5 million related to this gain.

(8)	Other reconciling items

European infrastructure transformational initiative: As announced in 2011, the company is outsourcing its European transfer agency and is making certain structural changes to product and distribution platforms. Expenses incurred related to the European infrastructure activities are excluded in arriving at the non-GAAP financial information. For the year ended December 31, 2012, this adjustment includes $5.6 million (December 31, 2011: $7.6 million) in compensation expenses, primarily due to severance costs ; $7.3 million (December 31, 2011: $5.3 million) in general and administrative costs, primarily related to professional contractor services and mutual fund costs; $1.6 million (December 31, 2011: none)in marketing costs and $5.8 million (December 31, 2011: $5.9 million) of property and technology costs. The company's income tax provision included tax benefits related to these items of $3.8 million in the the year ended December 31, 2012 (December 31, 2011: $1.9 million).

Included within other gains and losses, net during 2012 is a loss of $2.5 million related to the mark-to-market of four foreign exchange put option contracts, purchased in the second quarter 2012, intended to provide protection against the impact of a significant decline in the pound sterling/U.S. dollar foreign exchange rate.  The cost to the company of these contracts was $2.5 million at their inception date, which represents the company's maximum exposure to loss from the contracts over the 12-month cumulative contract period, and contract maturity ranges from September 25, 2012 to June 25, 2013.  The adjustment from U.S. GAAP to non-GAAP earnings for the year ended December 31, 2012 is a $0.8 million credit that removes the impact of market volatility; therefore, the company's non-GAAP results include only the amortization of the cost of the contracts during the contract period. The related non-GAAP adjustment to the company's income tax provision during 2012 is a charge of $0.2 million.

Other gains and losses, net included a charge of $23.5 million in the fourth quarter of 2012 related to the call premiums on the redemption of the $333.5 million principal amount of 5.375% Senior Notes due February 27, 2013 and the $197.1 million principal amount of the 5.375% Senior Notes due December 15, 2014. The company's income tax provision included a taxation charge of $5.8 million related to the charge.

Included within other gains and losses, net in the year ended December 31, 2011 is a credit of $45.0 million related to the settlement of litigation arising from the 2007 departure of certain investment professionals to a competitor. Included within general and administrative expenses are legal fees associated with this litigation of $3.6 million. The company's income tax provision included a taxation charge of $15.6 million related to the settlement credit, net of legal fees.

Included within marketing expenses in the year ended December 31, 2011 is a credit of $10.4 million related to the termination of naming rights to the Denver Broncos stadium. The company's income tax provision included a taxation charge of $4.0 million in the year ended December 31, 2011 relating to the credit.

Included within general and administrative expenses in the year ended December 31, 2010 was a charge of $15.3 million relating to a levy from the U.K. Financial Services Compensation Scheme.The company's tax provision included tax benefits of $4.3 million relating to this charge. An additional $0.4 million charge was recorded in the year ended December 31, 2011 reflecting revised estimates of the levy. The company's tax provision included tax benefits of $0.1 million relating to this revision.

Included within general and administrative expenses in the year ended December 31, 2010 is a charge of $8.9 million representing reimbursement costs from the correction of historical foreign exchange allocations in the fund accounting process that impacted the reporting of fund performance in certain funds. The company’s income tax provision includes tax benefits of $2.9 million relating to this charge. A $0.3 million credit was recorded in the year ended December 31, 2011 reflecting the final amount reimbursed, together with an associated $0.1 million tax charge.

Management believes that the exclusion of these items, due to their unique character and magnitude, from net income provides useful information to investors, as this view is consistent with how management evaluates the performance of the business. Exclusion of these items will aid in comparability of our results from period to period and the comparability of our results with those of peer investment managers.

Balance Sheet Discussion
A summary of the balance sheet impact of consolidated investment products is presented below. The majority of the company’s consolidated investment products ("CIP") are CLO-related. The collateral assets of the CLOs are held solely to satisfy the obligations of the CLOs. The company has no right to the benefits from, nor does it bear the risks associated with, the collateral assets held by the CLOs, beyond the company’s minimal direct investments in, and management fees generated from, CLOs. If the company were to liquidate, the collateral assets would not be available to the general creditors of the company, and as a result, the company does not consider them to be company assets. Conversely, if the CLOs were to liquidate, their investors would have no recourse to the general credit of the company. The company therefore does not consider this debt to be a company liability.
Summary of Balance Sheet Impact of Consolidated Investment Products

	December 31, 2012		December 31, 2011
$ in millions	Impact of Consolidated investment products	Consolidated Total	Impact of Consolidated investment products	Consolidated Total
ASSETS
Cash and cash equivalents	—	835.5	—	727.4
Unsettled fund receivables	—	550.1	—	444.4
Accounts receivable	(4.4)	449.4	(10.2)	424.4
Investments	(66.6)	610.7	(92.6)	484.5
Assets of consolidated investment products
Cash and cash equivalents of consolidated investment products	287.8	287.8	382.3	382.3
Accounts receivable of consolidated investment products	84.1	84.1	98.5	98.5
Investments of consolidated investment products	4,550.6	4,550.6	6,629.0	6,629.0
Assets held for policyholders	—	1,153.6	—	1,243.5
Prepaid assets	—	99.9	—	92.5
Other assets	—	146.8	10.8	248.3
Deferred tax asset, net	—	38.4	—	28.7
Property and equipment, net	—	349.6	—	312.8
Intangible assets, net	—	1,287.7	—	1,322.8
Goodwill	—	7,048.2	—	6,907.9
Total assets	4,851.5	17,492.4	7,017.8	19,347.0

Summary of Balance Sheet Impact of Consolidated Investment Products (continued)

	December 31, 2012		December 31, 2011
$ in millions	Impact of Consolidated investment products	Consolidated Total	Impact of Consolidated investment products	Consolidated Total
LIABILITIES AND EQUITY
Accrued compensation and benefits	—	609.8	—	592.5
Accounts payable and accrued expenses	(8.9)	626.4	(19.6)	687.1
Liabilities of consolidated investment products
Debt of consolidated investment products	3,899.4	3,899.4	5,512.9	5,512.9
Other liabilities of consolidated investment products	104.3	104.3	175.1	175.1
Policyholder payables	—	1,153.6	—	1,243.5
Unsettled fund payables	—	552.5	—	439.6
Long-term debt	—	1,186.0	—	1,284.7
Deferred tax liabilities, net	—	311.4	—	274.0
Total liabilities	3,994.8	8,443.4	5,668.4	10,209.4

Equity:
Equity attributable to common shareholders:
Common shares	—	98.1	—	98.1
Additional paid-in-capital	—	6,141.0	—	6,180.6
Treasury shares	—	(1,382.9)	—	(1,280.4)
Retained earnings	21.2	2,801.3	31.9	2,413.2
Retained earnings appropriated for investors in consolidated investment products	128.8	128.8	334.3	334.3
Accumulated other comprehensive income, net of tax	(20.9)	530.5	(30.8)	373.3
Total equity attributable to common shareholders	129.1	8,316.8	335.4	8,119.1
Equity attributable to noncontrolling interests in consolidated entities	727.6	732.2	1,014.0	1,018.5
Total equity	856.7	9,049.0	1,349.4	9,137.6
Total liabilities and equity	4,851.5	17,492.4	7,017.8	19,347.0

Cash and cash equivalents

Cash and cash equivalents increased by $108.1 million from $727.4 million at December 31, 2011 to $835.5 million at December 31, 2012. See “Cash Flows” in the following section within this Management's Discussion and Analysis for additional discussion regarding the movements in cash flows during the periods. See Item 8, Financial Statements and Supplementary Data - Note 1, “Accounting Policies - Cash and Cash Equivalents,” regarding requirements to mandate the retention of liquid resources in certain jurisdictions.

Unsettled fund receivables and payables

Unsettled fund receivables increased by $105.7 million from $444.4 million at December 31, 2011 to $550.1 million at December 31, 2012, due primarily to higher transaction activity between funds and investors in late December 2012 when compared to late December 2011 in our offshore funds. In the company's capacity as sponsor of UITs, the company records receivables from brokers, dealers, and clearing organizations for unsettled sell trades of securities and UITs in addition to receivables from customers for unsettled sell trades of UITs. In our U.K. and offshore activities, unsettled fund receivables are created by the normal settlement periods on transactions initiated by certain clients. The presentation of the unsettled fund receivables and substantially offsetting payables ($552.5 million at December 31, 2012 up from $439.6 million at December 31, 2011) at trade date reflects the legal relationship between the underlying investor and the company.

Investments

As of December 31, 2012 we had $610.7 million in investments. Included in investments are $113.4 million of seed money investments in affiliated funds used to seed funds as we launch new products, and $213.5 million of investments related to assets held for deferred compensation plans, which are also held primarily in affiliated funds. Seed investments increased by $49.9 million during the year ended December 31, 2012, due primarily due to seed purchases for our balanced-risk and various global strategy funds, offset by net disposals of seed money investments. Investments held to hedge deferred compensation awards increased by $29.1 million during the year, primarily due to additional investments in affiliated funds to hedge economically new employee plan awards. Included in investments are $228.2 million in equity method investments in our Chinese joint ventures and in certain of the company’s private equity partnerships, real estate partnerships and other investments (December 31, 2011: $193.1 million). The increase of $35.1 million in equity method investments was primarily driven by an increase of $42.8 million due to capital calls in co-investments, including real estate investments of $28.7 million and private equity funds of $14.1 million, and an increase of $16.6 million due to earnings and valuation gains of partnership investments. The increases in partnership investments are offset by distributions and capital returns of $20.3 million during the period. The value of the joint venture investments has increased by $3.6 million during the period as a result of current year earnings of $14.1 million, $2.5 million in positive impact of foreign exchange rate movements, offset by dividends paid of $13.0 million.

Assets held for policyholders and policyholder payables

One of our subsidiaries, Invesco Perpetual Life Limited, is an insurance company that was established to facilitate retirement savings plans in the U.K. The entity holds assets that are managed for its clients on its balance sheet with an equal and offsetting liability. The decrease in the balance of these accounts from $1,243.5 million at December 31, 2011, to $1,153.6 million at December 31, 2012, was the result of foreign exchange movements and a third party transfer of administration contracts to another provider, offset by the increase in the market values of these assets and liabilities.

Intangible assets, net

Intangible assets reflect a net decrease of $35.1 million from $1,322.8 million at December 31, 2011, to $1,287.7 million at December 31, 2012. The decrease in intangible assets, net is due to amortization of $29.6 million, $3.0 million adjustment for the sale of CLO management contracts and foreign exchange movements of $2.5 million.

Goodwill

Goodwill increased from $6,907.9 million at December 31, 2011, to $7,048.2 million at December 31, 2012 due to foreign exchange movements of $123.0 million and the final earn-out adjustments related to the 2006 acquisitions of W.L. Ross & Co. and Invesco PowerShares of $17.3 million. See Item 8, Financial Statements and Supplementary Data - Note 7, "Goodwill," for an analysis of the change in goodwill balances between periods. The company's annual goodwill impairment review is performed as of October 1 of each year. As a result of that analysis, the company determined that no impairment existed at that date. See “Critical Accounting Policies - Goodwill” for additional details of the company's goodwill impairment analysis process.

Long-term debt

In April 2012 the company repaid $215.1 million of 5.625% Senior Notes. Long-term debt decreased from $1,284.7 million at December 31, 2011, to $1,186.0 million at December 31, 2012, a decrease of $98.7 million.  During the fourth quarter of 2012 the company issued an initial aggregate principal amount of $600.0 million 3.125% Senior Notes that mature on November 30, 2022.  The proceeds of this issuance were then partly used to redeem the $333.5 million principal amount of 5.375% Senior Notes scheduled to mature on February 27, 2013 and the $197.1 million principal amount of 5.375% Senior Notes scheduled to mature on December 15, 2014.  During 2012 the company also made net borrowings on the credit facility of $47.5 million, increasing the outstanding balance as of December 31, 2012 to $586.5 million.  These balances exclude any debt of consolidated investments products.

Liquidity and Capital Resources

Our capital structure, together with available cash balances, cash flows generated from operations, existing capacity under our credit facility and further capital market activities, if necessary, should provide us with sufficient resources to meet present and future cash needs, including operating, debt and other obligations as they come due and anticipated future capital requirements. We have reduced our leverage at December 31, 2012, from a year ago, as illustrated by the change in our debt-to-equity ratios in the table below. Material changes in the company's capital structure over the last three years include:

2012: In April of 2012 the company repaid the $215.1 million 5.625% senior notes utilizing borrowing from the company's credit facility and existing cash on hand. In November, the company issued an initial aggregate principal amount of $600.0 million of 3.125% senior notes due in November 2022. The net proceeds from the issuance were used to repay the $333.5 million 5.375% note due February 2013 and $197.1 million 5.375% note due December of 2014. In December, the company exercised the make-whole call option of these two notes paying a premium of $23.0 million to retire the debt early. The remaining proceeds from the issuance were used for general corporate purposes. During 2012, we repurchased 11.1 million common shares in open market transactions utilizing $265.0 million in cash under the company's board approved open market share repurchase program.

2011: During 2011, the company repurchased 18.8 million common shares for $436.5 million under the company's board approved open market share repurchase program. On June 3, 2011, the company amended and restated its three-year unsecured $1.25 billion credit agreement to, among other matters, provide for a term of five years. The amended and restated facility is now scheduled to expire on June 3, 2016.

2010: During 2010, the company issued 30.9 million shares of new equity, in the form of common and non-voting common equivalent preferred shares (with economic rights identical to common stock, other than no right to vote such shares) to Morgan Stanley in conjunction with the close of the acquisition of Morgan Stanley's retail asset management business. (The shares were subsequently sold to unrelated third parties). We used a combination of existing cash balances and $650.0 million credit facility borrowing to satisfy the $770.0 million cash consideration related to the acquisition. The company also repurchased 9.4 million common shares for $192.2 million during the year under the company's board approved open market share repurchase program.

Our capital management priorities have evolved with the growth and success of our business and include:
•Reinvestment in the business;
•Steady annual growth of dividends (as illustrated and further discussed in the "Dividends" section below);
•Share repurchase; and
•Establishment of an approximate $1 billion cash buffer in excess of regulatory requirements.

These priorities are executed in a manner consistent with our desire to maintain a strong, investment-grade credit rating.

As of the date of the original filing of this Report, February 22, 2013, Invesco held credit ratings of A-/Stable and A3/Stable from S&P and Moody's respectively. Furthermore, S&P considers our risk management to be strong. Standard & Poor's rates companies' enterprise risk management capabilities on a scale of Fair, Adequate, Strong, and Excellent. Our ability to continue to access the capital markets in a timely manner depends on a number of factors, including our credit ratings, the condition of the global economy, investors’ willingness to purchase our securities, interest rates, credit spreads and the valuation levels of equity markets. If we are unable to access capital markets in a timely manner, our business could be adversely impacted. See also Part I, Item 1A - "Risk Factors," for more detailed discussion on reliance on credit ratings.

Certain of our subsidiaries are required to maintain minimum levels of capital. These and other similar provisions of applicable law may have the effect of limiting withdrawals of capital, repayment of intercompany loans and payment of dividends by such entities. A sub-group of Invesco subsidiaries, including all of our regulated EU subsidiaries, is subject to consolidated capital requirements under applicable European Union (EU) directives, and capital is maintained within this sub-group to satisfy these regulations. These requirements mandate the retention of liquid resources in those jurisdictions, which we meet in part by holding cash and cash equivalents. This retained cash can be used for general business purposes in the European sub-group or in the countries where it is located. Due to the capital restrictions, the ability to transfer cash between certain jurisdictions may be limited. In addition, transfers of cash between international jurisdictions may have adverse tax consequences that may substantially limit such activity. At December 31, 2012, the European sub-group had cash and cash equivalent balances of $528.3 million (December 31, 2011: $440.0 million), much of which is used to satisfy these regulatory requirements. We are in compliance with all regulatory minimum net capital requirements. As of December 31, 2012, the company's minimum regulatory capital requirement was approximately $315 million. The total amount of non-U.S. cash and cash equivalents was $662.9 million at December 31, 2012 (December 31, 2011: $551.7 million).

In addition, the company is required to hold cash deposits with clearing organizations or to otherwise segregate cash to maintain compliance with federal and other regulations in connection with its UIT broker dealer entity. At December 31, 2012, these cash deposits totaled $11.3 million (December 31, 2011: $11.2 million).

The consolidation of $4.2 billion and $4.0 billion of total assets and long-term debt of certain CLO products as of December 31, 2012, respectively, did not impact the company’s liquidity and capital resources. The collateral assets of the CLOs are held solely to satisfy the obligations of the CLOs. The company has no right to the benefits from, nor does it bear the risks associated with, the collateral assets held by the CLOs, beyond the company’s minimal direct investments in, and management fees generated from, these products, which are eliminated upon consolidation. If the company were to liquidate, the collateral assets would not be available to the general creditors of the company, and as a result, the company does not consider them to be company assets. Conversely, if the CLOs were to liquidate, their investors would have no recourse to the general credit of the company. The company therefore does not consider this debt to be an obligation of the company. See Part II, Item 8, Financial Statements and Supplementary Data - Note 20, “Consolidated Investment Products,” for additional details.

Selected balance sheet information is reflected in the table below:

	Excluding Consolidated Investment Products (CIP)(Non-GAAP)(1)			Including Consolidated Investment Products (CIP)(U.S. GAAP)
	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010
$ in millions
Cash and cash equivalents	835.5	727.4	740.5	835.5	727.4	740.5
Investments of CIP	—	—	—	4,550.6	6,629.0	7,206.0
Total assets(1)	12,640.9	12,329.2	12,505.1	17,492.4	19,347.0	20,444.1

Long-term debt	1,186.0	1,284.7	1,315.7	1,186.0	1,284.7	1,315.7
Long-term debt of CIP	—	—	—	3,899.4	5,512.9	5,865.4
Long-term debt / Long-term debt plus CIP debt	1,186.0	1,284.7	1,315.7	5,085.4	6,797.6	7,181.1

Total liabilities(1)	4,448.6	4,541.0	4,731.2	8,443.4	10,209.4	11,083.2

Total equity(1)	8,192.3	7,788.2	7,773.9	9,049.0	9,137.6	9,360.9

Debt/Equity % (1) (2)	14.5%	16.5%	16.9%	56.2%	74.4%	76.7%

____________

(1)
The balance sheet line items excluding consolidated investment products are non-GAAP financial measures. To calculate total assets excluding CIP at December 31, 2012, use U.S. GAAP total assets of $17,492.4 million (2011: $19,347.0 million; 2010: $20,444.1 million) and subtract total assets of CIP of $4,851.5 million (2011: $7,017.8 million; 2010: $7,939.0 million). To calculate total liabilities excluding CIP at December 31, 2012, use U.S. GAAP total liabilities of $8,443.4 million (2011: $10,209.4 million; 2010: $11,083.2 million) and subtract total liabilities of CIP of $3,994.8 million (2011: $5,668.4 million; 2010: $6,352.0 million). To calculate total equity excluding CIP at December 31, 2012, use U.S. GAAP total equity of $9,049.0 million (2011: $9,137.6 million; 2010: $9,360.9 million) and subtract total equity of CIP of $856.7 million (2011: $1,349.4 million; 2010: $1,587.0 million). See the "Balance Sheet Discussion" section for a fully expanded balance sheet illustrating the impact of consolidation of investment products for 2012 and 2011.

(2)
The debt-to-equity ratio excluding CIP is a non-GAAP financial measure. The debt-to-equity ratio is calculated as long-term debt divided by total equity for the balance sheet excluding CIP and long-term debt plus long-term debt of CIP divided by equity for the balance sheet including CIP. Management believes that it is important to illustrate for users of our financial statements that calculating a balance sheet measure, such as the debt-to-equity ratio, including the impact of CIP causes the company to appear far more indebted than is the case. As disclosed above, the debt of CIP is not the company's debt, nor do the noteholders of the CIP debt have any recourse to the company.

Cash Flows Discussion

The ability to consistently generate cash from operations in excess of capital expenditures and dividend payments is one of our company's fundamental financial strengths. Operations continue to be financed from current earnings and borrowings. Our principal uses of cash, other than for operating expenses, include dividend payments, capital expenditures, acquisitions, purchase of our shares in the open market and investments in certain new investment products.

Cash flows of consolidated investment products (discussed in Item 8, Financial Statements and Supplementary Data - Note 20, “Consolidated Investment Products”) are reflected in Invesco's cash provided by or used in operating activities, investing activities and financing activities. Cash held by consolidated investment products is not available for general use by Invesco, nor is Invesco cash available for general use by its consolidated investment products. Accordingly, the table below presents the consolidated total cash flows of the company and separately presents the impact to the cash flows from the consolidation of investment products. The cash flows of consolidated investment products do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions for the reasons noted. The discussion that follows the table focuses on the company’s cash flows.

Summary of Cash Flow Statement Impact of Consolidated Investment Products

	December 31, 2012		December 31, 2011		December 31, 2010
$ in millions	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated	Impact of Consolidated Investment Products	Invesco Ltd. Consolidated
Operating activities:
Net income	(100.6)	587.3	(87.5)	622.0	180.7	636.8
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and depreciation	—	95.0	—	117.4	—	96.7
Share-based compensation expense	—	136.4	—	115.1	—	117.8
Gains on disposals of property, equipment, and software, net	—	(0.9)	—	(5.8)	—	—
Purchase of trading investments	—	(10,192.5)	—	(10,548.6)	—	(7,093.1)
Proceeds from sale of trading investments	—	10,185.3	—	10,537.6	—	7,032.7
Other gains and losses, net	8.7	(8.3)	—	(49.0)	—	(15.6)
Call premium on debt extinguishment	—	(23.0)	—	—	—	—
Losses/(gains) of consolidated investment products, net	97.7	97.7	138.9	138.9	(114.0)	(114.0)
Tax benefit from share-based compensation	—	52.2	—	77.8	—	63.4
Excess tax benefits from share-based compensation	—	(12.7)	—	(14.7)	—	(14.8)
Equity in earnings of unconsolidated affiliates	(0.4)	(29.7)	0.3	(30.5)	0.7	(40.2)
Dividends from unconsolidated affiliates	—	15.6	—	21.3	—	26.0
Changes in operating assets and liabilities:	—		—
Decrease/(increase) in cash held by CIP	(36.2)	(36.2)	264.2	264.2	(336.2)	(336.2)
Decrease/(increase) in receivables	16.4	113.8	8.7	213.4	(31.6)	(223.3)
(Decrease)/increase in payables	(38.4)	(160.7)	(162.6)	(494.3)	78.4	243.0
Net cash provided by/(used in) operating activities	(52.8)	819.3	162.0	964.8	(222.0)	379.2

Investing activities:
Purchase of property and equipment	—	(99.3)	—	(107.0)	—	(89.6)
Disposal of property and equipment	—	0.6	—	12.6	—	—
Purchase of available-for-sale investments	11.9	(85.9)	—	(31.4)	—	(33.9)
Sale of available-for-sale investments	(17.8)	50.6	(5.0)	60.2	(1.8)	64.7
Purchase of investments by CIP	(3,252.0)	(3,252.0)	(2,991.4)	(2,991.4)	(2,367.7)	(2,367.7)
Sale of investments by CIP	3,346.8	3,346.8	3,479.0	3,479.0	2,866.3	2,866.3
Purchase of other investments	0.4	(126.0)	7.0	(143.4)	5.8	(69.4)
Sale of other investments	—	83.6	—	64.6	(0.4)	42.4
Returns of capital and distributions from equity method investments	(12.0)	20.0	(3.1)	36.6	—	25.3
Acquistions of businesses	—	—	—	(14.9)	—	(749.6)
Acquisition earn-out payments	—	(37.2)	—	(16.8)	—	(26.3)
Sale of management contracts	—	16.4	—	—	—	—
Net cash provided by/(used in) investing activities	77.3	(82.4)	486.5	348.1	502.2	(337.8)

Financing activities:
Proceeds from exercises of share options	—	23.0	—	12.4	—	19.6
Purchases of treasury shares	—	(265.0)	—	(436.5)	—	(192.2)
Dividends paid	—	(289.0)	—	(220.9)	—	(197.9)
Excess tax benefits from share-based compensation	—	12.7	—	14.7	—	14.8
Capital invested into CIP	20.0	20.0	37.2	37.2	24.3	24.3
Capital distributed by CIP	(277.0)	(277.0)	(172.4)	(172.4)	(97.2)	(97.2)
Net borrowings/(repayments) of debt of CIP	232.5	232.5	(513.3)	(513.3)	(207.3)	(207.3)
Net borrowings/(repayments) under credit facility	—	47.5	—	(31.0)	—	570.0
Net proceeds from issuance of senior notes	—	595.1	—	—	—	—
Repayments of senior notes	—	(745.7)	—	—	—	—
Acquisition of interest in consolidated investment products	—	—	—	(12.3)	—	—
Net cash provided by/(used in) financing activities	(24.5)	(645.9)	(648.5)	(1,322.1)	(280.2)	(65.9)
Increase/(decrease) in cash and cash equivalents	—	91.0	—	(9.2)	—	(24.5)
Foreign exchange movement on cash and cash equivalents	—	17.1	—	(3.9)	—	3.0
Cash and cash equivalents, beginning of year	—	727.4	—	740.5	—	762.0
Cash and cash equivalents, end of year	—	835.5	—	727.4	—	740.5

Operating Activities

Operating cash flows are generated by the receipt of investment management and other fees generated from AUM, offset by operating expenses and changes in operating assets and liabilities. Although some receipts and payments are seasonal, particularly bonus payments, in general, after allowing for the change in cash held by consolidated investment products, our operating cash flows move in the same direction as our operating income.

During 2012, cash provided by operating activities decreased $145.5 million to $819.3 million from $964.8 million in 2011. As shown in the tables above, the impact of consolidated investment products to cash provided by operating activities was $52.8 million of cash used during 2012 compared to $162.0 million of cash generated during 2011. The sum of the operating, investing and financing cash flows of consolidated investment products offsets to a zero impact to the company's change in cash and cash equivalent balances from period to period. Excluding the impact of consolidated investment products, cash generated by operations was $872.1 million in 2012 compared to $802.8 million in 2011.

The $872.1 million of cash provided by operations in 2012 included net purchases of trading investments of $7.2 million and the use of $388.3 million of cash to pay the annual staff bonuses, related payroll taxes, payroll taxes on annual share award vesting, and annual pension contributions.  Similarly the $802.8 million of cash provided by operations in 2011 included net purchases of trading investments of $11.0 million and the use of $383.1 million of cash to pay the annual staff bonuses, related payroll taxes, payroll taxes on annual share award vesting, and annual pension contributions.  The $69.3 million increase in cash provided by operations in 2012 when compared to 2011 is attributable to changes in operating assets and liabilities, principally the realization in 2012 of receivable balances into cash that are above the level experienced in 2011.  This includes the realization into cash in 2012 of a $45.0 million litigation related receivable recorded in the December 31, 2011 balance sheet.

Excluding the net purchase of trading investments and the impact of consolidated investment products, cash generated from other operating activities in 2011 improved by $152.2 million from $661.6 million in 2010 to $813.8 million in 2011. This reflects improved operating income together with the timing differences on staff bonus and other staff compensation related payments. The acquisition also had an impact on the 2011 to 2010 comparison, as 2011 included a full year of the acquired business while 2010 included the acquisition from June 1 forward.

Investing Activities

Net cash used in investing activities totaled $82.4 million for the year ended December 31, 2012 (2011: net cash generated $348.1 million). As shown in the tables above, the impact of consolidated investment products on investing activities, including investment purchases, sales and returns of capital, was $77.3 million contributed (2011: $486.5 million contributed). Excluding the impact of consolidated investment product cash flows, net cash used in investing activities was $159.7 million (2011: net cash used of $138.4 million).

During the year ended December 31, 2012, excluding the impact of consolidated investment products, the company purchased available-for-sale investments and other investments of $224.2 million (2011: $181.8 million) and had capital expenditures of $99.3 million (2011: $107.0 million). These cash outflows were partly offset from collected proceeds of $184.0 million from sales and returns of capital of investments, excluding the impact of consolidated investment products (2011: $169.5 million).

Our capital expenditures related principally in each year to technology initiatives, including enhancements to platforms from which we maintain our portfolio management systems and fund accounting systems, improvements in computer hardware and software desktop products for employees, new telecommunications products to enhance our internal information flow, and back-up disaster recovery systems. Also, in each year, a portion of these costs related to leasehold improvements made to the various buildings and workspaces used in our offices. These projects have been funded with proceeds from our operating cash flows.

During the year ended December 31, 2012, business acquisition related payments were $37.2 million, compared to $31.7 million during the year ended December 31, 2011. The 2012 payments related to the final earn-out arrangements from the 2006 acquisitions of W.L. Ross & Co. and Invesco Powershares. The sale of CLO management contracts contributed $16.4 million during the year ended December 31, 2012.

Net cash provided by investing activities totaled $348.1 million for the year ended December 31, 2011 (2010: net cash used of $337.8 million). As shown in the tables above, consolidated investment products, including investment purchases, sales and returns of capital, contributed $486.5 million (2010: $502.2 million contributed). Excluding these consolidated investment product cash flows, net cash used in investing activities was $138.4 million (2010: net cash used of $840.0 million). Investing activities in 2010 included acquisition related payments totaling $775.9 million, as compared to 2011, which reflected acquisition payments totaling $31.7 million.

In addition, during the year ended December 31, 2011, excluding the impact of consolidated investment products, the company purchased available-for-sale investments and other investments of $181.8 million (2010: $109.1 million) and had capital expenditures of $107.0 million (2010: $89.6 million). These cash outflows were partly offset from collected proceeds of $169.5 million from sales and returns of capital of investments in 2011 (2010: $134.6 million), excluding the impact of consolidated investment products.

The increase in capital expenditure cash outflows in 2011 when compared to 2010 was primarily related to technology and computer hardware needed for the acquired business. During the years ended December 31, 2012, 2011 and 2010, our capital divestitures were not significant relative to our total fixed assets.

Financing Activities

Net cash used in financing activities totaled $645.9 million for the year ended December 31, 2012 (2011: $1,322.1 million). As shown in the tables above, the impact of consolidated investment products on financing activities used cash of $24.5 million during the year (2011: $648.5 million). Excluding the impact of the consolidated investment products, financing activities used cash of $621.4 million in the year ended December 31, 2012 (2011: cash used of $673.6 million).

Financing cash outflows during the year ended December 31, 2012 included $289.0 million of dividend payments for the dividends declared in January, April, July and November 2012 (2011: dividends paid of $220.9 million) and the purchase of treasury shares through market transactions totaling $265.0 million (2011: $436.5 million). Financing cash inflows during 2012 included net cash borrowings of $47.5 million (2011: repayment, $31.0 million) on the company's credit facility bringing the balance to $586.5 million as of December 31, 2012, cash received from the exercise of options of $23.0 million (2011: $12.4 million) and excess tax benefits cash inflows from share-based compensation of $12.7 million (2011: $14.7 million).

Other financing cash flows during the year ended December 31, 2012 included the repayment of the $215.1 million 5.625% senior notes utilizing borrowing from the company's credit facility and existing cash on hand. In addition, the company issued an initial aggregate principal amount of $600 million of 3.125% senior notes due November 2022. The net proceeds from the issuance were used to repay the $333.5 million 5.375% note due February 2013 and $197.1 million 5.375% note due December of 2014.

Net cash used in financing activities totaled $1,322.1 million for the year ended December 31, 2011 (2010: $65.9 million). As shown in the tables above, the financing activities of the consolidated investment products used cash of $648.5 million during the year (2010: $280.2 million). Excluding the impact of the consolidated investment products, financing activities used cash of $673.6 million in the year ended December 31, 2011 (2010: cash provided $214.3 million).

Other financing cash flows during the year ended December 31, 2011 included $220.9 million of dividend payments for the dividends declared in January, April, July and October 2011 (2010: dividends paid of $197.9 million), the purchase of treasury shares through market transactions totaling $436.5 million (2010: $192.2 million), cash inflows from the exercise of options of $12.4 million (2010: $19.6 million), and excess tax benefits cash inflows from share-based compensation of $14.7 million (2010: $14.8 million).

In addition, to provide the cash funding needed to complete the business acquisition in late May 2010, $650.0 million was borrowed from the company's $1,250.0 million credit facility. The balance on the facility at December 31, 2010 was $570.0 million as $80.0 million of cash generated from operating activities was utilized to partially repay the initial amount borrowed.

Dividends

Invesco declares and pays dividends on a quarterly basis in arrears. The 2012 quarterly dividend was $0.1725 per Invesco Ltd. common share. On January 31, 2013, the company declared a fourth quarter 2012 cash dividend, which will be paid on March 8, 2013, to shareholders of record as of February 21, 2013. The total dividend attributable to the 2012 fiscal year of $0.69 per share represented an 40.8% increase over the total dividend attributable to the 2011 fiscal year of $0.49 per share.

The declaration, payment and amount of any future dividends will be declared by our board of directors and will depend upon, among other factors, our earnings, financial condition and capital requirements at the time such declaration and payment are considered. The board has a policy of managing dividends in a prudent fashion, with due consideration given to profit levels, overall debt levels, and historical dividend payouts.

Share Repurchase Plan

On April 23, 2008, the board of directors authorized a share repurchase program of up to $1.5 billion with no stated expiration date. During the year ended December 31, 2012, the company repurchased 11.1 million shares in the market at a cost of $265.0 million (three months ended December 31, 2012: 3.0 million shares at a cost of $75.0 million; year ended December 31, 2011: 18.8 million shares at a cost of $436.5 million). Separately, an aggregate of 2.1 million shares were withheld on vesting events during the year ended December 31, 2012 to meet employees' withholding tax obligations (December 31, 2011: 3.1 million). The fair value of these shares withheld at the respective withholding dates was $48.9 million (December 31, 2011: $76.6 million). Approximately $467 million remained authorized under the company's share repurchase plan at December 31, 2012 (December 31, 2011: $732 million).

Debt

Our total indebtedness at December 31, 2012 was $1,186.0 million (December 31, 2011: $1,284.7 million) and was comprised of the following:

$ in millions	December 31, 2012	December 31, 2011
Unsecured Senior Notes:
5.625% - due April 17, 2012	—	215.1
5.375% - due February 27, 2013	—	333.5
5.375% - due December 15, 2014	—	197.1
3.125% - due November 30, 2022	599.5	—
Floating rate credit facility expiring June 3, 2016	586.5	539.0
Long-term debt	1,186.0	1,284.7

For the year ended December 31, 2012, the company's weighted average cost of debt was 3.16% (year ended December 31, 2011: 3.50%). Total debt decreased from $1,284.7 million at December 31, 2011, to $1,186.0 million at December 31, 2012. During the second quarter of 2012, the company redeemed the $215.1 million principal amount of 5.625% Senior Notes due April 17, 2012. During the fourth quarter of 2012, the company issued an initial aggregate principal amount of $600.0 million of 3.125% senior notes with a maturity of November 30, 2022. The proceeds from the new debt were used to redeem the $333.5 million principal amount of 5.375% Senior Notes due February 27, 2013 and the $197.1 million principal amount of the 5.375% Senior Notes due December 15, 2014.

On May 24, 2010, the company terminated its $500.0 million credit facility and entered into a new $1.25 billion credit facility maturing on May 23, 2013. On June 3, 2011, the company amended and restated its unsecured $1.25 billion credit agreement to, among other matters, provide for a term of five years. The amended and restated facility is now scheduled to expire on June 3, 2016. Financial covenants under the credit agreement include: (i) the quarterly maintenance of a debt/EBITDA leverage ratio, as defined in the credit agreement, of not greater than 3.25:1.00 through June 30, 2014, and not greater than 3.00:1.00 thereafter, (ii) a coverage ratio (EBITDA, as defined in the credit agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00. As of December 31, 2012, we were in compliance with our financial covenants. At December 31, 2012, our leverage ratio was 0.99:1.00 (December 31, 2011: 1.01:1.00), and our interest coverage ratio was 23.61:1.00 (December 31, 2011: 20.93:1.00).

The coverage ratios, as defined in our credit facility, were as follows during 2012 and 2011:

	2012
	Q1	Q2	Q3	Q4
Leverage Ratio	1.03	1.08	1.04	0.99
Interest Coverage Ratio	22.06	22.61	23.86	23.61

	2011
	Q1	Q2	Q3	Q4
Leverage Ratio	1.27	1.33	1.13	1.01
Interest Coverage Ratio	17.35	18.89	19.78	20.93

The December 31, 2012, coverage ratio calculations are as follows:

		Q4	Q3	Q2	Q1
$ millions	Total	2012	2012	2012	2012
Net income attributable to common shareholders	677.1	158.7	170.6	153.9	193.9
Net income/(loss) attributable to Consolidated Investment Products	10.7	(2.4)	11.1	6.2	(4.2)
Tax expense	272.2	62.1	74.2	62.3	73.6
Amortization/depreciation	95.0	22.5	21.6	26.6	24.3
Interest expense	52.3	12.7	12.6	13.4	13.6
Share-based compensation expense	136.4	33.5	35.9	37.0	30.0
Unrealized gains and losses from investments, net*	(9.1)	(0.2)	(6.3)	4.5	(7.1)
EBITDA**	1,234.6	286.9	319.7	303.9	324.1
Adjusted debt**	$1,221.5
Leverage ratio (Debt/EBITDA - maximum 3.25:1.00)	0.99
Interest coverage (EBITDA/Interest Expense - minimum 4.00:1.00)	23.61

____________

*
Adjustments for unrealized gains and losses from investments, as defined in our credit facility, include non-cash gains and losses on investments to the extent that they do not represent anticipated future cash receipts or expenditures.

**
EBITDA and Adjusted debt are non-GAAP financial measures; however management does not use these measures for anything other than these debt covenant calculations. The calculation of EBITDA above (a reconciliation from net income attributable to common shareholders) is defined by our credit agreement, and therefore net income attributable to common shareholders is the most appropriate GAAP measure from which to reconcile to EBITDA. The calculation of adjusted debt is defined in our credit facility and equals total debt of $1,186.0 million plus $35.5 million in letters of credit.

The discussion that follows identifies risks associated with the company's liquidity and capital resources. The Executive Overview of this Management's Discussion and Analysis of Financial Condition and Results of Operations contains a broader discussion of the company's overall approach to risk management.

Credit and Liquidity Risk

Capital management involves the management of the company's liquidity and cash flows. The company manages its capital by reviewing annual and projected cash flow forecasts and by monitoring credit, liquidity and market risks, such as interest rate and foreign currency risks (as discussed in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”), through measurement and analysis. The company is primarily exposed to credit risk through its cash and cash equivalent deposits, which are held by external firms. The company invests its cash balances in its own institutional money market products, as well as with external high credit-quality financial institutions; however, we have chosen to limit the number of firms with which we invest. These arrangements create exposure to concentrations of credit risk.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The company is subject to credit risk in the following areas of its business:

•
All cash and cash equivalent balances are subject to credit risk, as they represent deposits made by the company with external banks and other institutions. As of December 31, 2012, our maximum exposure to credit risk related to our cash and cash equivalent balances is $835.5 million. See Item 8, Financial Statements and Supplementary Data - Note 21, “Related Parties,” for information regarding cash and cash equivalents invested in affiliated money market funds.

•
Certain trust subsidiaries of the company accept deposits and place deposits with other institutions on behalf of our customers. As of December 31, 2012, our exposure to credit risk related to these transactions is $3.1 million.

The company does not utilize credit derivatives or similar instruments to mitigate the maximum exposure to credit risk. The company does not expect any counterparties to its financial instruments to fail to meet their obligations.

Liquidity Risk

Liquidity risk is the risk that the company will encounter difficulty in meeting obligations associated with its financial liabilities. The company is exposed to liquidity risk through its $1,186.0 million in total debt. The company actively manages liquidity risk by preparing cash flow forecasts for future periods, reviewing them regularly with senior management, maintaining a committed credit facility, scheduling significant gaps between major debt maturities and engaging external financing sources in regular dialog.

Effects of Inflation

Inflation can impact our organization primarily in two ways. First, inflationary pressures can result in increases in our cost structure, especially to the extent that large expense components such as compensation are impacted. To the degree that these expense increases are not recoverable or cannot be counterbalanced through pricing increases due to the competitive environment, our profitability could be negatively impacted. Secondly, the value of the assets that we manage may be negatively impacted when inflationary expectations result in a rising interest rate environment. Declines in the values of these AUM could lead to reduced revenues as management fees are generally calculated based upon the size of AUM.

Off Balance Sheet Commitments

See Item 8, Financial Statements and Supplementary Data - Note 19, “Commitments and Contingencies - Off Balance Sheet Commitments,” for more information regarding undrawn capital commitments and support agreements.

Contractual Obligations

We have various financial obligations that require future cash payments. The following table outlines the timing of payment requirements related to our commitments as of December 31, 2012:

$ in millions	Total(5)(6)	Within 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt(1)	1,186.0	—	—	586.5	599.5
Estimated interest payments on long-term debt(1)	187.6	18.8	37.5	37.5	93.8
Operating leases(2)	571.5	68.5	134.5	110.2	258.3
Defined benefit pension and postretirement medical obligations(3)	130.9	10.6	24.2	26.5	69.6
Purchase obligations(4)	114.7	57.2	16.7	3.5	37.3
Total	2,190.7	155.1	212.9	764.2	1,058.5

____________

(1)
Long-term debt includes $599.5 million of fixed rate debt. Fixed interest payments are reflected in the table above in the periods they are due, and include any issuance discounts. The credit facility, $586.5 million outstanding at December 31, 2012, provides for borrowings of various maturities. Interest is payable based upon LIBOR, Prime, Federal Funds or other bank-provided rates in existence at the time of each borrowing. As these payments are variable and based on fluctuating market conditions, they are not included in the table above. The table above includes the company's debt. Debt of consolidated investment products is excluded from the table above, as the company is not obligated for these amounts. See Item 8, Financial Statements and Supplementary Data -Note 20, “Consolidated Investment Products," for additional information.

(2)	Operating leases reflect obligations for leased building space and other assets. See Item 8, Financial Statements and Supplementary Data - Note 14, “Operating Leases” for sublease information.

(3)
Expected future contributions to defined benefit plans of $130.9 million are estimated for the next five years, and are comprised of $102.4 million related to pension plans and $28.5 million related to a postretirement medical plan. See Item 8, Financial Statements and Supplementary Data - Note 13, “Retirement Benefit Plans” for detailed benefit pension and postretirement plan information. The company has various other compensation and benefit obligations, including bonuses, commissions and incentive payments payable, defined contribution plan matching contribution obligations, and deferred compensation arrangements, that are excluded from the table above.

(4)
In the ordinary course of business, Invesco enters into contracts or purchase obligations with third parties whereby the third parties provide services to or on behalf of Invesco. Purchase obligations included in the contractual obligations table above represent fixed-price contracts, which are either non-cancelable or cancelable with a penalty. At December 31, 2012, the company's obligations primarily reflected standard service contracts for portfolio, market data, office-related services and third-party marketing and promotional services. In addition, the company is a party to certain variable-price contractual arrangements (eg. contingent future payments based on AUM levels, number of accounts, transaction volume, etc.) for which the company is reimbursed by affiliated funds and as such are not included in the table above. Purchase obligations are recorded as liabilities in the company's financial statements when services are provided.

(5)
The company has capital commitments into co-invested funds that are to be drawn down over the life of the partnership as investment opportunities are identified. At December 31, 2012, the company's undrawn capital and purchase commitments were $209.3 million. These are not included in the above table. See Note 19, “Commitments and Contingencies” for additional details.

(6)
Due to the uncertainty with respect to the timing of future cash flows associated with unrecognized tax benefits at December 31, 2012, the company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $22.6 million of gross unrecognized tax benefits have been excluded from the contractual obligations table above. See Item 8, Financial Statements and Supplementary Data, Note 16 - “Taxation” for a discussion on income taxes.

Critical Accounting Policies and Estimates

Our significant accounting policies are disclosed in Item 8, Financial Statements and Supplementary Data - Note 1, “Accounting Policies” to our Consolidated Financial Statements. The accounting policies and estimates that we believe are the most critical to an understanding of our results of operations and financial condition are those that require complex management judgment regarding matters that are highly uncertain at the time policies were applied and estimates were made. These accounting policies and estimates are discussed below; however, the additional accounting policy detail in the footnote previously referenced is important to the discussion of each of the topics. Different estimates reasonably could have been used in the current period that would have had a material effect on these financial statements, and changes in these estimates are likely to occur from period-to-period in the future.

Taxation. We operate in several countries and several states through our various subsidiaries, and must allocate our income, expenses, and earnings under the various laws and regulations of each of these taxing jurisdictions. Accordingly, our provision for income taxes represents our total estimate of the liability that we have incurred for doing business each year in all of our locations. Annually we file tax returns that represent our filing positions within each jurisdiction and settle our return liabilities. Each jurisdiction has the right to audit those returns and may take different positions with respect to income and expense allocations and taxable earnings determinations. Because the determinations of our annual provisions are subject to judgments and estimates, it is possible that actual results will vary from those recognized in our financial statements. As a result, it is likely that additions to, or reductions of, income tax expense will occur each year for prior reporting periods as actual tax returns and tax audits are settled.

Net deferred tax assets have been recognized based on management's belief that taxable income of the appropriate character, more likely than not, will be sufficient to realize the benefits of these assets over time. In the event that actual results differ from our expectations, or if our historical trends of positive operating income changes, we may be required to record a valuation allowance on some or all of these deferred tax assets, which may have a significant effect on our financial condition and results of operations.

The company utilizes a specific recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The prescribed two-step process for evaluating a tax position involves first determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. If it is, the second step then requires a company to measure this tax position benefit as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The company recognizes any interest and penalties related to unrecognized tax benefits on the Consolidated Statements of Income as components of income tax expense.

Goodwill. Our goodwill impairment testing conducted during 2012 and 2011 indicated that the fair value of the reporting unit exceeded its carrying value, indicating that step two of the goodwill impairment test was not necessary; however, the company cannot predict the occurrence of future events that might adversely affect the reported value of goodwill that totaled $7,048.2 million and $6,907.9 million at December 31, 2012 and December 31, 2011, respectively. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the company's AUM, or any other material negative change in AUM and related management fees.

The October 1, 2012 annual goodwill impairment test was performed using a consistent methodology to that used for the 2011 annual impairment test, with assumptions updated for current market conditions, including the company's updated forecasts for changes in AUM due to market gains and long-term net flows and the corresponding changes in revenue and expenses. Market gains are based upon historical returns of the S&P 500 index, treasury bond returns and treasury bill returns, as applicable to the company's AUM mix on the testing date. The most sensitive of these assumptions are the estimated cash flows and the use of a weighted average cost of capital as the discount rate to determine present value. The most significant change in assumptions from 2011 related to a decrease in the market risk premium, which resulted in a discount rate of 14.4% for the October 1, 2012 analysis (2011: 16.0%). The discount rates used are estimates of the weighted average cost of capital for the investment management sector reflecting the overall industry risks associated with future cash flows and have been calculated consistently across the various tests dates. A 45% decline in fair value or more than a 650 basis point increase in the discount rate assumption used during our October 1, 2012 goodwill impairment analysis would be required to cause the carrying value of the reporting unit to be in excess of the fair value, thus triggering step two of the goodwill impairment test. The second step could have resulted in an impairment loss for goodwill. While the company believes all assumptions utilized in our assessment are reasonable and appropriate, changes in these estimates could produce different fair value amounts and therefore different goodwill impairment assessments.

Intangible Assets. Where evidence exists that the underlying arrangements have a high likelihood of continued renewal at little or no cost to the company, the intangible asset is assigned an indefinite life and reviewed for impairment on an annual basis. Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable (i.e. the carrying amount exceeds the sum of the fair value of the intangible). In addition, management judgment is required to estimate the period over which definite-lived intangible assets will contribute to the company's cash flows and the pattern in which these assets will be consumed. A change in the remaining useful life of any of these assets, or the reclassification of an indefinite-lived intangible asset to a definite-lived intangible asset, could have a significant impact on the company's amortization expense from continuing operations, which was $25.5 million, $35.5 million and $21.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Intangible assets not subject to amortization are tested for impairment annually as of October 1 or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Fair value is generally determined using an income approach where estimated future cash flows are discounted to arrive at a single present value amount. The income approach includes inputs that require significant management judgment, including AUM growth rates, product mix, effective fee rates, pre-tax profit margins, effective tax rates and discount rates. The most relevant of these assumptions to the determination of the estimated fair value are the AUM growth rate and discount rate. Changes in these estimates could produce different fair value amounts and therefore different impairment conclusions. In 2012 and 2011, annual impairment reviews of indefinite-lived intangible assets determined that no impairment existed at the respective review dates, the classifications of indefinite-lived and definite-lived remain appropriate and no changes to the expected lives of the definite-lived intangible assets were required.

Investments. Most of our investments are carried at fair value on our balance sheet with the periodic mark-to-market recorded either in accumulated other comprehensive income in the case of available-for-sale investments or directly to earnings in the case of trading assets. Since assumptions are made in determining the fair values of investments for which active markets do not exist, the actual value that may be realized upon the sale or other disposition of these investments could differ from the current carrying values. Fair value calculations are also required in association with our quarterly impairment testing of investments. The accuracy of our other-than-temporary impairment assessments is dependent upon the extent to which we are able to accurately determine fair values. Of our $610.7 million in total investments at December 31, 2012, those most susceptible to impairment include $113.4 million of seed money investments in our affiliated funds. Seed money investments are held in Invesco managed funds with the purpose of providing capital to the funds during their development periods. These investments are recorded at fair value using quoted market prices in active markets; there is no modeling or additional information needed to arrive at the fair values of these investments.

The value of investments may decline for various reasons. The market price may be affected by general market conditions which reflect prospects for the economy as a whole or by specific information pertaining to an industry or individual company. Such declines require further investigation by management, which considers all available evidence to evaluate the realizable value of the investment, including, but not limited to, the following factors:

•	The probability that the company will be unable to collect all amounts due according to the contractual terms of a debt security not impaired at acquisition;

•	The length of time and the extent to which the market value has been less than cost;

•	The financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer;

•	The intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value;

•	The decline in the security's value due to an increase in market interest rates or a change in foreign exchange rates since acquisition;

•	Determination that the security is not realizable; or

•	An adverse change in estimated cash flows of a beneficial interest.

Our other-than-temporary impairment analysis of seed money holdings includes a review of the market returns required for each fund portfolio to enable us to recover our original investment. As part of the review, we analyze several scenarios to project the anticipated recovery period of our original investments based on one-, three-, and five-year historical index returns and historical trends in the equity markets. We also analyze the absolute amount of any loss to date, the trend of the losses, and percent declines in values of the seed money investments. Along with intent and ability to hold, all of these scenarios are considered as part of our other-than-temporary impairment analysis of seed money holdings.

Consolidated Investment Products. Assessing if an entity is a variable interest entity (VIE) or voting interest entity (VOE) involves judgment and analysis on a structure-by-structure basis. Factors included in this assessment include the legal organization of the entity, the company's contractual involvement with the entity and any related party or de facto agent implications of the company's involvement with the entity. Generally, limited partnership entities where the general partner does not have substantive equity investment at risk and where the other limited partners do not have substantive (greater than 50%) rights to remove the general partner or to dissolve the limited partnership are VIEs.

Determining if the company is the primary beneficiary of a VIE also requires significant judgment, as the calculation of expected losses and residual returns (for investment products other than CLOs) involves estimation and probability assumptions. For CLOs, there is judgment involved to assess if the company has the power to direct the activities that most significantly effect the CLOs economic results and to assess if the company's interests could be deemed significant. If current financial statements are not available for consolidated VIEs or VOEs, estimation of investment valuation is required, which includes assessing available quantitative and qualitative data. Significant changes in these estimates could impact the reported value of the investments held by consolidated investment products and the related offsetting equity attributable to noncontrolling interests in consolidated entities on the Consolidated Balance Sheets and the other gains and losses of consolidated investment products, net, and related offsetting gains and losses attributable to noncontrolling interests in consolidated entities, net, amounts on the Consolidated Statements of Income.

As of December 31, 2012 the company consolidated VIEs that held investments of $3,983.9 million (December 31, 2011: $5,725.1 million) and VOE fund investments of $607.9 million (December 31, 2011: $903.8 million). As circumstances supporting estimates and factors change, the determination of VIE and primary beneficiary status may change, as could the determination of the necessity of consolidation of VOEs.

Contingencies. Contingencies arise when we have a present obligation (legal or constructive) as a result of a past event that is both probable and reasonably estimable. We must from time to time make material estimates with respect to legal and other contingencies. The nature of our business requires compliance with various state and federal or national statutes, as well as various contractual obligations, and exposes us to a variety of legal proceedings and matters in the ordinary course of business. While the outcomes of matters such as these are inherently uncertain and difficult to predict, we maintain reserves reflected in accounts payable and accrued expenses, as appropriate, for identified losses that are, in our judgment, probable and reasonably estimable. Management's judgment is based on the advice of legal counsel, ruling on various motions by the applicable court, review of the outcome of similar matters, if applicable, and review of guidance from state or federal agencies, if applicable. Contingent consideration payable in relation to a business acquisition is recorded as of the acquisition date as part of the fair value transferred in exchange for the acquired business.

Recent Accounting Standards

See Item 8, Financial Statements and Supplementary Data - Note 1, “Accounting Policies - Accounting Pronouncements Recently Adopted and Pending Accounting Pronouncements.”

Supplementary Quarterly Financial Data

The following is selected unaudited consolidated data for Invesco Ltd. for the quarters indicated:

	2012				2011
$ in millions, except per share data	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Operating revenues:
Investment management fees	$818.2	$790.6	$753.2	$765.8	$723.8	$754.4	$794.1	$768.4
Service and distribution fees	199.5	196.0	187.1	189.0	181.1	189.1	211.4	198.6
Performance fees	2.4	3.0	15.6	20.4	12.1	2.5	7.6	3.8
Other	26.6	24.3	25.9	32.8	44.5	26.6	31.8	32.5
Total operating revenues	1,046.7	1,013.9	981.8	1,008.0	961.5	972.6	1,044.9	1,003.3
Operating expenses:
Employee compensation	322.0	315.2	288.3	302.5	297.8	290.9	302.6	289.4
Third-party distribution, service and advisory	350.0	326.2	315.6	316.4	301.0	313.6	341.1	323.7
Marketing	23.1	26.3	26.4	26.4	20.9	13.0	25.9	25.5
Property, office and technology	70.1	66.1	65.3	63.6	63.1	59.9	59.0	60.9
General and administrative	73.4	66.2	85.3	71.2	71.2	66.9	74.3	70.1
Transaction and integration	2.6	3.0	1.1	1.5	5.5	4.7	11.3	7.9
Total operating expenses	841.2	803.0	782.0	781.6	759.5	749.0	814.2	777.5
Operating income	205.5	210.9	199.8	226.4	202.0	223.6	230.7	225.8
Other income/(expense):
Equity in earnings of unconsolidated affiliates	7.9	5.2	6.9	9.7	4.9	8.1	10.8	6.7
Interest and dividend income	2.7	2.5	2.2	2.4	2.7	3.8	2.4	2.1
Interest expense	(12.7)	(12.6)	(13.4)	(13.6)	(14.3)	(15.3)	(16.0)	(16.2)
Other gains and losses, net	(21.0)	18.4	(7.7)	18.6	54.8	(19.7)	6.0	7.9
Consolidated investment products:
Interest and dividend income of consolidated investment products	52.1	68.7	68.7	69.0	73.6	79.6	79.8	74.2
Interest expense of consolidated investment products	(33.9)	(41.9)	(46.9)	(45.6)	(51.8)	(48.7)	(46.5)	(40.0)
Gains/(losses) of consolidated investment products, net	(27.8)	(25.2)	77.2	(121.9)	104.4	(93.1)	(64.7)	(85.5)
Income from continuing operations before income taxes	172.8	226.0	286.8	145.0	376.3	138.3	202.5	175.0
Income tax provision	(55.6)	(72.3)	(61.2)	(72.3)	(72.4)	(57.5)	(74.5)	(75.6)
Income from continuing operations, net of taxes	117.2	153.7	225.6	72.7	303.9	80.8	128.0	99.4
Income from discontinued operations, net of taxes	10.8	3.2	2.0	2.1	6.0	2.6	1.4	(0.1)
Net income	128.0	156.9	227.6	74.8	309.9	83.4	129.4	99.3
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	30.7	13.7	(73.7)	119.1	(107.6)	83.5	53.6	78.2
Net income attributable to common shareholders	$158.7	$170.6	$153.9	$193.9	$202.3	$166.9	$183.0	$177.5
Earnings per share*:
Basic
Earnings per share from continuing operations	$0.33	$0.37	$0.33	$0.42	$0.43	$0.36	$0.39	$0.38
Earnings per share from discontinued operations	$0.02	$0.01	$—	$—	$0.01	$0.01	$—	$—
Basic earnings per share	$0.35	$0.38	$0.34	$0.43	$0.44	$0.36	$0.39	$0.38
Diluted
Earnings per share from continuing operations	$0.33	$0.37	$0.33	$0.42	$0.43	$0.36	$0.39	$0.38
Earnings per share from discontinued operations	$0.02	$0.01	$—	$—	$0.01	$0.01	$—	$—
Diluted earnings per share	$0.35	$0.38	$0.34	$0.43	$0.44	$0.36	$0.39	$0.38
Average shares outstanding*:
- basic	449.9	451.3	453.8	454.3	456.8	459.5	465.5	469.9
- diluted	451.2	452.8	455.3	455.9	458.3	461.0	467.4	472.1
Dividends declared per share:	$0.1725	$0.1725	$0.1725	$0.1225	$0.1225	$0.1225	$0.1225	$0.1100
____________

*
The sum of the quarterly earnings per share amounts may differ from the annual earnings per share amounts due to the required method of computing the weighted average number of shares in interim periods.

Item 8.  Financial Statements and Supplementary Data

Annual Report of Management on Internal Control over Financial Reporting

Management of the company is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Securities Exchange Act of 1934, Rules 13a-15(f) and 15d-15(f). The company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of the chief executive officer and chief financial officer, management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2012.

The company's independent auditors, Ernst & Young LLP, have issued an audit report on the effectiveness of our internal control over financial reporting, which is included herein.

Changes in Internal Control over Financial Reporting

There were no changes in the company's internal control over financial reporting during the fourth quarter of 2012 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Invesco Ltd.

We have audited the accompanying consolidated balance sheets of Invesco Ltd. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Invesco Ltd. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 23, the Company entered into a definitive agreement to sell Atlantic Trust. The results of Atlantic Trust, together with expenses associated with the sale, are reflected in discontinued operations in the Company’s consolidated results of operations. As discussed in Note 24, the Company retrospectively changed the presentation of its consolidated balance sheets from a classified basis to an unclassified basis.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Invesco Ltd.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 22, 2013, except for Notes 23 and 24, as to which the date is November 6, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Invesco Ltd.

We have audited Invesco Ltd.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Invesco Ltd.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Annual Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Invesco Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Invesco Ltd. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2012, of Invesco Ltd. and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s / Ernst & Young LLP

Atlanta, Georgia
February 22, 2013

Invesco Ltd.
Consolidated Balance Sheets

	As of
$ in millions, except per share data	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	835.5	727.4
Unsettled fund receivables	550.1	444.4
Accounts receivable	449.4	424.4
Investments	610.7	484.5
Assets of consolidated investment products:
Cash and cash equivalents of consolidated investment products	287.8	382.3
Accounts receivable of consolidated investment products	84.1	98.5
Investments of consolidated investment products	4,550.6	6,629.0
Assets held for policyholders	1,153.6	1,243.5
Prepaid assets	99.9	92.5
Other assets	146.8	248.3
Deferred tax asset, net	38.4	28.7
Property and equipment, net	349.6	312.8
Intangible assets, net	1,287.7	1,322.8
Goodwill	7,048.2	6,907.9
Total assets	17,492.4	19,347.0
LIABILITIES
Accrued compensation and benefits	609.8	592.5
Accounts payable and accrued expenses	626.4	687.1
Liabilities of consolidated investment products:
Debt of consolidated investment products	3,899.4	5,512.9
Other liabilities of consolidated investment products	104.3	175.1
Policyholder payables	1,153.6	1,243.5
Unsettled fund payables	552.5	439.6
Long-term debt	1,186.0	1,284.7
Deferred tax liabilities, net	311.4	274.0
Total liabilities	8,443.4	10,209.4
Commitments and contingencies (See Note 19)
EQUITY
Equity attributable to common shareholders:
Common shares ($0.20 par value; 1,050.0 million authorized; 490.4 million shares issued as of December 31, 2012, and 2011)	98.1	98.1
Additional paid-in-capital	6,141.0	6,180.6
Treasury shares	(1,382.9)	(1,280.4)
Retained earnings	2,801.3	2,413.2
Retained earnings appropriated for investors in consolidated investment products	128.8	334.3
Accumulated other comprehensive income, net of tax	530.5	373.3
Total equity attributable to common shareholders	8,316.8	8,119.1
Equity attributable to noncontrolling interests in consolidated entities	732.2	1,018.5
Total equity	9,049.0	9,137.6
Total liabilities and equity	17,492.4	19,347.0

See accompanying notes.

Invesco Ltd.
Consolidated Statements of Income

	Years ended December 31,
$ in millions, except per share data	2012	2011	2010
Operating revenues:
Investment management fees	3,127.8	3,040.7	2,630.9
Service and distribution fees	771.6	780.2	645.5
Performance fees	41.4	26.0	14.3
Other	109.6	135.4	95.2
Total operating revenues	4,050.4	3,982.3	3,385.9
Operating expenses:
Employee compensation	1,228.0	1,180.7	1,055.4
Third-party distribution, service and advisory	1,308.2	1,279.4	1,051.0
Marketing	102.2	85.3	77.8
Property, office and technology	265.1	242.9	224.8
General and administrative	296.1	282.5	247.5
Transaction and integration	8.2	29.4	150.0
Total operating expenses	3,207.8	3,100.2	2,806.5
Operating income	842.6	882.1	579.4
Other income/(expense):
Equity in earnings of unconsolidated affiliates	29.7	30.5	40.2
Interest and dividend income	9.8	11.0	10.4
Interest expense	(52.3)	(61.8)	(58.6)
Other gains and losses, net	8.3	49.0	15.6
Consolidated investment products:
Interest and dividend income of consolidated investment products	258.5	307.2	240.9
Interest expense of consolidated investment products	(168.3)	(187.0)	(118.6)
Other gains/(losses) of consolidated investment products, net	(97.7)	(138.9)	114.0
Income from continuing operations before income taxes	830.6	892.1	823.3
Income tax provision	(261.4)	(280.0)	(193.1)
Income from continuing operations, net of taxes	569.2	612.1	630.2
Income from discontinued operations, net of taxes	18.1	9.9	6.6
Net income	587.3	622.0	636.8
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	89.8	107.7	(171.1)
Net income attributable to common shareholders	677.1	729.7	465.7
Earnings per share:
Basic
Earnings per share from continuing operations	$1.46	$1.55	$1.00
Earnings per share from discontinued operations	$0.04	$0.02	$0.01
Basic earnings per share	$1.50	$1.58	$1.01
Diluted
Earnings per share from continuing operations	$1.45	$1.55	$0.99
Earnings per share from discontinued operations	$0.04	$0.02	$0.01
Diluted earnings per share	$1.49	$1.57	$1.01
Dividends declared per share	$0.6400	$0.4775	$0.4325

See accompanying notes.

Invesco Ltd.
Consolidated Statements of Comprehensive Income

	Years ended December 31,
$ in millions	2012	2011	2010
Net income	587.3	622.0	636.8
Other comprehensive income, before tax:
Currency translation differences on investments in overseas subsidiaries	145.0	(48.8)	77.3
Change in accumulated other comprehensive income related to employee benefit plans	(4.4)	(42.4)	18.7
Change in accumulated other comprehensive income of equity method investments	6.4	(7.2)	2.9
Change in net unrealized gains on available-for-sale investments	10.1	(12.3)	9.9
Other comprehensive income (loss), before tax	157.1	(110.7)	108.8
Income tax related to items of other comprehensive income:
Tax benefit (expense) on foreign currency translation adjustments	0.6	0.5	—
Tax benefit (expense) on comprehensive income related to employee benefit plans	(0.2)	9.3	(6.2)
Tax benefit (expense) on change in net unrealized gains on available-for-sale investments	(1.2)	1.8	(0.8)
Total income tax benefit (expense) related to items of other comprehensive income	(0.8)	11.6	(7.0)
Other comprehensive income (loss), net of tax	156.3	(99.1)	101.8
Total comprehensive income	743.6	522.9	738.6
Comprehensive loss (income) attributable to noncontrolling interests in consolidated entities	90.7	84.6	(165.8)
Comprehensive income attributable to common shareholders	834.3	607.5	572.8
See accompanying notes.

Invesco Ltd.
Consolidated Statements of Cash Flows

	Years ended December 31,
$ in millions	2012	2011	2010
Operating activities:
Net income	587.3	622.0	636.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	95.0	117.4	96.7
Share-based compensation expense	136.4	115.1	117.8
Gains on disposal of property, equipment and software, net	(0.9)	(5.8)	—
Purchase of trading investments	(10,192.5)	(10,548.6)	(7,093.1)
Proceeds from sale of trading investments	10,185.3	10,537.6	7,032.7
Other gains and losses, net	(8.3)	(49.0)	(15.6)
Call premium on debt extinguishment	(23.0)	—	—
Losses/(gains) of consolidated investment products, net	97.7	138.9	(114.0)
Tax benefit from share-based compensation	52.2	77.8	63.4
Excess tax benefits from share-based compensation	(12.7)	(14.7)	(14.8)
Equity in earnings of unconsolidated affiliates	(29.7)	(30.5)	(40.2)
Dividends from unconsolidated affiliates	15.6	21.3	26.0
Changes in operating assets and liabilities:
Decrease/(increase) in cash held by consolidated investment products	(36.2)	264.2	(336.2)
Decrease/(increase) in receivables	113.8	213.4	(223.3)
(Decrease)/increase in payables	(160.7)	(494.3)	243.0
Net cash (used in)/provided by operating activities	819.3	964.8	379.2
Investing activities:
Purchase of property and equipment	(99.3)	(107.0)	(89.6)
Disposal of property and equipment	0.6	12.6	—
Purchase of available-for-sale investments	(85.9)	(31.4)	(33.9)
Sale of available-for-sale investments	50.6	60.2	64.7
Purchase of investments by consolidated investment products	(3,252.0)	(2,991.4)	(2,367.7)
Sale of investments by consolidated investment products	3,346.8	3,479.0	2,866.3
Purchase of other investments	(126.0)	(143.4)	(69.4)
Sale of other investments	83.6	64.6	42.4
Returns of capital and distributions from equity method investments	20.0	36.6	25.3
Acquisitions of businesses	—	(14.9)	(749.6)
Acquisition earn-out payments	(37.2)	(16.8)	(26.3)
Sale of management contracts	16.4	—	—
Net cash (used in)/provided by investing activities	(82.4)	348.1	(337.8)
Financing activities:
Proceeds from exercises of share options	23.0	12.4	19.6
Purchases of treasury shares	(265.0)	(436.5)	(192.2)
Dividends paid	(289.0)	(220.9)	(197.9)
Excess tax benefits from share-based compensation	12.7	14.7	14.8
Capital invested into consolidated investment products	20.0	37.2	24.3
Capital distributed by consolidated investment products	(277.0)	(172.4)	(97.2)
Net borrowings/(repayments) of debt of consolidated investment products	232.5	(513.3)	(207.3)
Net borrowings/(repayments) under credit facility	47.5	(31.0)	570.0
Net proceeds from issuance of senior notes	595.1	—	—
Repayments of senior notes	(745.7)	—	—
Acquisition of interest in consolidated investment products	—	(12.3)	—
Net cash (used in)/provided by financing activities	(645.9)	(1,322.1)	(65.9)
Increase/(decrease) in cash and cash equivalents	91.0	(9.2)	(24.5)
Foreign exchange movement on cash and cash equivalents	17.1	(3.9)	3.0
Cash and cash equivalents, beginning of year	727.4	740.5	762.0
Cash and cash equivalents, end of year	835.5	727.4	740.5
Supplemental Cash Flow Information:
Interest paid	(52.8)	(53.5)	(50.6)
Interest received	5.1	14.5	7.7
Taxes paid	(214.4)	(199.8)	(172.3)
See accompanying notes.

Invesco Ltd.
Consolidated Statements of Changes in Equity

	Equity Attributable to Common Shareholders
$ in millions	Common Shares	Additional Paid-in-Capital	Treasury Shares	Retained Earnings	Retained Earnings Appropriated for Investors in Consolidated Investment Products	Accumulated Other Comprehensive Income, net of tax	Total Equity Attributable to Common Shareholders	Equity Attributable to Noncontrolling Interests in Consolidated Entities	Total Equity
January 1, 2012	98.1	6,180.6	(1,280.4)	2,413.2	334.3	373.3	8,119.1	1,018.5	9,137.6
Net income	—	—	—	677.1	—	—	677.1	(89.8)	587.3
Other comprehensive income	—	—	—	—	—	157.2	157.2	(0.9)	156.3
Total comprehensive income	—	—	—	—	—	—	834.3	(90.7)	743.6
Net loss reclassified to appropriated retained earnings	—	—	—	—	(82.3)	—	(82.3)	82.3	—
Currency translation differences on investments in overseas subsidiaries reclassified to appropriated retained earnings	—	—	—	—	(6.3)	—	(6.3)	6.3	—
Deconsolidation of consolidated investment products	—	—	—	—	(116.9)	—	(116.9)	—	(116.9)
Change in noncontrolling interests in consolidated entities, net	—	—	—	—	—	—	—	(284.2)	(284.2)
Dividends	—	—	—	(289.0)	—	—	(289.0)	—	(289.0)
Employee share plans:
Share-based compensation	—	136.4	—	—	—	—	136.4	—	136.4
Vested shares	—	(165.6)	165.6	—	—	—	—	—	—
Exercise of options	—	(23.1)	46.1	—	—	—	23.0	—	23.0
Tax impact of share-based payment	—	12.7	—	—	—	—	12.7	—	12.7
Purchase of shares	—	—	(314.2)	—	—	—	(314.2)	—	(314.2)
December 31, 2012	98.1	6,141.0	(1,382.9)	2,801.3	128.8	530.5	8,316.8	732.2	9,049.0

See accompanying notes.

	Equity Attributable to Common Shareholders
$ in millions	Common Shares	Additional Paid-in-Capital	Treasury Shares	Retained Earnings	Retained Earnings Appropriated for Investors in Consolidated Investment Products	Accumulated Other Comprehensive Income, net of tax	Total Equity Attributable to Common Shareholders	Equity Attributable to Noncontrolling Interests in Consolidated Entities	Total Equity
January 1, 2011	98.1	6,262.6	(991.5)	1,904.4	495.5	495.5	8,264.6	1,096.3	9,360.9
Net income	—	—	—	729.7	—	—	729.7	(107.7)	622.0
Other comprehensive income	—	—	—	—	—	(122.2)	(122.2)	23.1	(99.1)
Total comprehensive income	—	—	—	—	—	—	607.5	(84.6)	522.9
Net loss reclassified to appropriated retained earnings	—	—	—	—	(169.9)	—	(169.9)	169.9	—
Currency translation differences on investments in overseas subsidiaries reclassified to appropriated retained earnings	—	—	—	—	8.7	—	8.7	(8.7)	—
Change in noncontrolling interests in consolidated entities, net	—	—	—	—	—	—	—	(154.4)	(154.4)
Dividends	—	—	—	(220.9)	—	—	(220.9)	—	(220.9)
Employee share plans:
Share-based compensation	—	115.1	—	—	—	—	115.1	—	115.1
Vested shares	—	(202.7)	202.7	—	—	—	—	—	—
Exercise of options	—	(9.1)	21.5	—	—	—	12.4	—	12.4
Tax impact of share-based payment	—	14.7	—	—	—	—	14.7	—	14.7
Purchase of shares	—	—	(513.1)	—	—	—	(513.1)	—	(513.1)
December 31, 2011	98.1	6,180.6	(1,280.4)	2,413.2	334.3	373.3	8,119.1	1,018.5	9,137.6

See accompanying notes.

	Equity Attributable to Common Shareholders
$ in millions	Common Shares	Additional Paid-in-Capital	Treasury Shares	Retained Earnings	Retained Earnings Appropriated for Investors in Consolidated Investment Products	Accumulated Other Comprehensive Income, net of tax	Total Equity Attributable to Common Shareholders	Equity Attributable to Noncontrolling Interests in Consolidated Entities	Total Equity
January 1, 2010	91.9	5,688.4	(892.4)	1,631.4	—	393.6	6,912.9	707.9	7,620.8
Adoption of guidance now encompassed in ASC Topic 810	—	—	—	5.2	274.3	(5.2)	274.3	—	274.3
January 1, 2010, as adjusted	91.9	5,688.4	(892.4)	1,636.6	274.3	388.4	7,187.2	707.9	7,895.1
Net income	—	—	—	465.7	—	—	465.7	171.1	636.8
Other comprehensive income	—	—	—	—	—	107.1	107.1	(5.3)	101.8
Total comprehensive income	—	—	—	—	—	—	572.8	165.8	738.6
Net income reclassified to appropriated retained earnings	—	—	—	—	77.1	—	77.1	(77.1)	—
Currency translation differences on investments in overseas subsidiaries reclassified to appropriated retained earnings	—	—	—	—	(5.3)	—	(5.3)	5.3	—
Change in noncontrolling interests in consolidated entities, net	—	—	—	—	—	—	—	(69.2)	(69.2)
Business Combinations	6.2	563.0	—	—	149.4	—	718.6	363.6	1,082.2
Dividends	—	—	—	(197.9)	—	—	(197.9)	—	(197.9)
Employee share plans:
Share-based compensation	—	117.8	—	—	—	—	117.8	—	117.8
Vested shares	—	(94.5)	94.5	—	—	—	—	—	—
Exercise of options	—	(26.9)	46.5	—	—	—	19.6	—	19.6
Tax impact of share-based payment	—	14.8	—	—	—	—	14.8	—	14.8
Purchase of shares	—	—	(240.1)	—	—	—	(240.1)	—	(240.1)
December 31, 2010	98.1	6,262.6	(991.5)	1,904.4	495.5	495.5	8,264.6	1,096.3	9,360.9

See accompanying notes.

Invesco Ltd.
Notes to the Consolidated Financial Statements

1.  ACCOUNTING POLICIES

Corporate Information

Invesco Ltd. (Parent) and all of its consolidated entities (collectively, the company or Invesco) provide retail, institutional and high-net-worth clients with an array of global investment management capabilities. The company operates globally and its sole business is investment management.

Basis of Accounting and Consolidation

In the opinion of management, the Consolidated Financial Statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial condition and results of operations for the periods presented. All significant intercompany transactions, balances, revenues and expenses are eliminated upon consolidation.

The company provides investment management services to, and has transactions with, various private equity funds, real estate funds, fund-of-funds, CLOs, and other investment products sponsored by the company in the normal course of business for the investment of client assets. The company serves as the investment manager, making day-to-day investment decisions concerning the assets of these products. Certain of these entities, typically CLOs and funds that are structured as partnership entities (such as private equity funds, real estate funds, and fund-of-funds), are considered to be variable interest entities (VIEs) if the VIE criteria are met. A VIE, in the context of the company and its managed funds, is a fund that does not have sufficient equity to finance its operations without additional subordinated financial support, or a fund for which the risks and rewards of ownership are not directly linked to voting interests.

The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and consolidate the financial statements of the Parent and all of its controlled subsidiaries. Additionally, the Consolidated Financial Statements include the consolidation of certain managed funds that meet the definition of a VIE if the company has been deemed to be the primary beneficiary of those funds, any non-VIE general partnership investments where the company is deemed to have control, and other sponsored investment products in which the company has a controlling financial interest. Control is deemed to be present when the Parent holds a majority voting interest or otherwise has the power to govern the financial and operating policies of the subsidiary managed fund so as to obtain the majority of the benefits from its activities. The company is generally considered to have a controlling financial interest in a managed fund when it owns a majority of the fund's outstanding shares, which may arise as a result of a seed money investment in a newly launched investment product from the time of initial launch to the time that the fund becomes majority-held by third-party investors.
Investment products that are consolidated are referred to in this Report as Consolidated Investment Products (CIP), which includes consolidated nominally-held investment products. The company's economic risk with respect to each investment in a a CIP is limited to its equity ownership and any uncollected management fees. Gains and losses arising from nominally-held CIP do not have a significant impact on the company's results of operations, liquidity, or capital resources. See Note 20, "Consolidated Investment Products," for additional information regarding the impact of consolidation of investment products.
Consolidation Accounting. The U.S. GAAP consolidation model in Accounting Standards Codification (ASC) Topic 810, "Consolidation," differs for entities that are considered to be VIEs versus those that do not meet the VIE criteria (and are thus referred to as voting interest entities, or VOEs). Additionally, the consolidation criteria for VIEs differs depending on the structure of the VIE as a result of Accounting Standards Update (ASU) No. 2010-10, "Amendments for Certain Investment Funds." The consolidation models are summarized below:
- For all VIE investment products except CLOs, if the company is deemed to have the majority of rewards/risks of ownership associated with, these funds, then the company is deemed to be their primary beneficiary and is required to consolidate these funds. For those private equity funds, real estate funds and fund-of-funds that are determined to be VIEs, the company evaluates the structure of each partnership to determine if it is the primary beneficiary of the fund. This evaluation includes assessing the rights of the limited partners to transfer their economic interests in the investment product. If the limited partners' lack rights to manage their economic interests, they are considered to be de facto agents of the company, resulting in the company determining that it is the primary beneficiary of the investment product.
- For VIE CLOs, if the company is deemed to have the power to direct the activities of the CLO that most significantly impact the CLO's economic performance, and the obligation to absorb losses/right to receive benefits from the CLO that could potentially be significant to the CLO, then the company is deemed to be the CLO's primary beneficiary and is required to consolidate the CLO.

- Non-VIE general partnership investments are deemed to be controlled by the company and are consolidated under a VOE model, unless the limited partners have the substantive ability to remove the general partner without cause based upon a simple majority vote or can otherwise dissolve the partnership, or unless the limited partners have substantive participating rights over decision-making.
Consolidation Analysis. The company inventories its funds by vehicle type on a quarterly basis. The company assesses modifications to existing funds on an ongoing basis to determine if a significant reconsideration event has occurred. All newly created funds are evaluated for consolidation based upon a variety of factors, including the legal form of the investment vehicle, the management/performance fee structure, and any investment the company may have in the fund. Certain fund vehicle-types, such as CLOs and partnerships are more susceptible to consolidation due to the combination of these factors. The consolidation analysis for these structures includes a detailed review of the terms of the fund's governing documents and a comparison of the significant terms against the consolidation criteria in ASC 810, including a determination of whether the fund is a VIE or a VOE. Seed money and co-investments in managed funds in which the company has determined that it is the primary beneficiary or in which the company has a controlling financial interest are consolidated if the impact of doing so is deemed material. Otherwise, these investments are accounted for as described in the “Investments” accounting policy above.
Consolidation of CLOs. The company has elected the fair value option under ASC Topic 825-10-25 to measure the assets and liabilities of all consolidated CLOs at fair value, as the company has determined that measurement of the notes issued by consolidated CLOs at fair value better correlates with the value of the assets held by consolidated CLOs, which are held to provide the cash flows for the note obligations. All of the investments held and notes issued by consolidated investment products are presented at fair value in the company's Consolidated Balance Sheets at December 31, 2012 and 2011.
Upon consolidation of the CLOs, the company's and the CLOs' accounting policies were effectively aligned, resulting in the reclassification of the company's gain or loss (representing the changes in the market value of the company's holding in the consolidated CLOs) from other comprehensive income into other gains/losses. The company's gain on its investment in the CLOs (before consolidation) eliminates with the company's share of the offsetting loss on the CLOs' debt. The net income/loss impact during the period of consolidation of these CLOs is therefore completely attributed to other investors in these CLOs, as the company's share has been eliminated through consolidation. The Consolidated Balance Sheets reflects the consolidation of assets held and debt issued by these CLOs, despite the fact that the assets cannot be used by the company, nor is the company obligated for the debt. The surplus of consolidated CLO assets over consolidated CLO liabilities is reflected in the company's Consolidated Balance Sheets as retained earnings appropriated for investors in CIP. Current period gains/(losses) attributable to investors in consolidated CLOs are included in (gains)/losses attributable to noncontrolling interests in consolidated entities in the Consolidated Statements of Income and in the retained earnings appropriated for investors in CIP in the Consolidated Balance Sheets, as they are considered noncontrolling interests of the company. Interest income and expense of consolidated CLOs are presented as other income/(expense) in the company's Consolidated Income Statements for the years ended December 31, 2012, 2011 and 2010. See Note 20, “Consolidated Investment Products,” for additional details. In addition, the company's Consolidated Cash Flow Statement reflects the cash flows of these CLOs.
Consolidation of Private Equity, Real Estate, and Fund-of-Funds. The company also consolidates certain private equity and real estate funds that are structured as partnerships in which the company is the general partner receiving a management and/or performance fee. Private equity investments made by the underlying funds consist of direct investments in, or fund investments in other private equity funds that hold direct investments in, equity or debt securities in operating companies that are generally not initially publicly traded. Private equity funds are considered investment companies and are therefore accounted for under ASC Topic 946, “Financial Services - Investment Companies.” The company has retained the specialized industry accounting principles of these investment products in its Consolidated Financial Statements. See Note 20, “Consolidated Investment Products,” for additional details.
Consolidation basis. The financial statements have been prepared primarily on the historical cost basis; however, certain items are presented using other bases such as fair value, where such treatment is required or voluntarily elected. The financial statements of subsidiaries, with the exception of certain consolidated managed funds as discussed above, are prepared for the same reporting period as the Parent and use consistent accounting policies, which, where applicable, have been adjusted to U.S. GAAP from local generally accepted accounting principles or reporting regulations. The financial information of the CIP is included in the company's Consolidated Financial Statements on a one-month or a one-quarter lag based upon the availability of fund financial information. Noncontrolling interests in consolidated entities and retained earnings appropriated for investors in CIP represent the interests in certain entities consolidated by the company either because the company has control over the entity or has determined that it is the primary beneficiary, but of which the company does not own all of the entity's equity.

The company follows the provisions of Accounting Standards Codification (ASC) Topic 810, “Consolidation,” when accounting for VIEs, including Accounting Standards Update (ASU) No. 2010-10, “Amendments for Certain Investment Funds” (ASU 2010-10), a deferral of the effective date of additional consolidation guidance for a reporting entity's interests in certain investment funds which have attributes of investment companies, for which the reporting entity does not have an obligation to fund losses, and which are not structured as securitization entities. In addition, the deferral applies to a reporting entity's interest in money market fund-type products. The company has determined that all of its managed funds with the exception of certain CLOs qualify for the deferral.

The adoption of the additional guidance now encompassed in ASC Topic 810, which was effective January 1, 2010 and required prospective application, had a significant impact on the presentation of the company's financial statements, as its provisions required the company to consolidate certain CLOs that were not previously consolidated. The cumulative effect adjustment upon adoption at January 1, 2010 resulted in an appropriation of retained earnings and a reclassification of other comprehensive income into retained earnings of $274.3 million and $5.2 million, respectively. Prior to the adoption of this guidance, the company accounted for its investments in these CLOs as available-for-sale investments, with changes in the value of the company's interests being recorded through other comprehensive income.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect reported revenues, expenses, assets, liabilities and disclosure of contingent liabilities. The primary estimates relate to investment and debt valuation for consolidated investment products, goodwill and intangible impairment, and taxes. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the financial statements.

Reclassifications
In 2011, the company changed its presentation of marketing support expenses from marketing expenses to third-party distribution, service and advisory expenses in the Consolidated Statements of Income. Marketing support expenses are payments made to distributors of certain of the company’s retail products over and above the 12b-1 distribution payments passed through to the distributors from the funds. The nature of these costs is distribution-related; accordingly, the reclassification serves to more appropriately reflect them as such. Additionally, the presentation of certain other prior period reported amounts has been reclassified to be consistent with the current presentation. Such reclassifications had no impact on total operating expenses, net income, or equity attributable to common shareholders. The impact to previously reported third-party distribution, service and advisory and marketing expenses is illustrated below.

For the year ended December 31,
$ in millions	2010
Third-party distribution, service and advisory expenses, as previously reported	972.7
Reclassification	81.1
Discontinued operations reclassification	(2.8)
Third-party distribution, service and advisory expenses, as reclassified	1,051.0
Marketing expenses, as previously reported	159.6
Reclassification	(81.1)
Discontinued operations reclassification	(0.7)
Marketing expenses, as reclassified	77.8

As discussed in Note 23, "Discontinued Operations," the results of Atlantic Trust Private Wealth Management (Atlantic Trust) have been presented as a discontinued operation in the income statement for all periods presented. As a result of this change, certain previously reported amounts in the consolidated financial statements and notes have been reclassified to conform to the current period presentation.
As discussed in Note 24, "Balance Sheet Presentation," the company changed the presentation of its consolidated balance sheets from a classified basis to a non-classified basis. Under the non-classified basis, balances are not separately presented as current or noncurrent. Management believes that this presentation is more meaningful to readers because it aggregates assets and liabilities of the same nature, which is consistent with the manner in which management monitors its financial position. The company's previously classified balance sheets were not utilized to derive any ratios or metrics by which the company is measured. Additionally, the presentation of a non-classified balance sheet reduces the presentation complexities resulting from the classification of CIP, which does not present classified balance sheet information in its underlying financial statements. Certain previously reported amounts in the consolidated balance sheet and notes have been reclassified to conform to the new presentation.

Acquisition Accounting

In accordance with ASC Topic 805, “Business Combinations” (ASC Topic 805), any excess of the cost of the acquisition over the fair values of the identifiable net assets acquired attributable to the company is recognized as goodwill. With certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests is recognized in acquisitions of less than 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. Additionally, when partial ownership in an acquiree is obtained and it is determined that the company controls the acquiree, the assets acquired, liabilities assumed and any noncontrolling interests are recognized and consolidated at 100% of their fair values at that date, regardless of the percentage ownership in the acquiree. As goodwill is calculated as a residual, all goodwill of the acquired business, not just the company's share, is recognized under this “full-goodwill” approach. Noncontrolling interests are stated at the noncontrolling shareholder's proportion of the pre-acquisition carrying values of the acquired net assets. The results of entities acquired or sold during the year are included from or to the date control changes.

Contingent consideration obligations that are elements of consideration transferred are recognized as of the acquisition date as part of the fair value transferred in exchange for the acquired business. Acquisition-related costs incurred in connection with a business combination shall be expensed.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash at banks, in hand and short-term investments with a maturity upon acquisition of three months or less. Also included in cash and cash equivalents at December 31, 2012, is $3.1 million (December 31, 2011: $2.9 million ) in cash to facilitate trust operations and customer transactions in the company's affiliated funds. Cash and cash equivalents of consolidated investment products are not available for general use by the company.

Cash balances may not be readily assessable to the Parent due to capital adequacy requirements of certain of our subsidiaries. These and other similar provisions of applicable law may have the effect of limiting withdrawals of capital, repayment of intercompany loans and payment of dividends by such entities. A sub-group of Invesco subsidiaries, including all of our regulated EU subsidiaries, is subject to consolidated capital requirements under applicable European Union (EU) directives, and capital is maintained within this sub-group to satisfy these regulations. These requirements mandate the retention of liquid resources in those jurisdictions, which we meet in part by holding cash and cash equivalents. This retained cash can be used for general business purposes in the European sub-group or in the countries where it is located. Due to the capital restrictions, the ability to transfer cash between certain jurisdictions may be limited. In addition, transfers of cash between international jurisdictions may have adverse tax consequences that may substantially limit such activity. At December 31, 2012, the European sub-group had cash and cash equivalent balances of $528.3 million (December 31, 2011: $440.0 million), much of which is used to satisfy these regulatory requirements. The company is in compliance with all regulatory minimum net capital requirements. The total amount of non-U.S. cash and cash equivalents was $662.9 million at December 31, 2012 (December 31, 2011: $551.8 million).

In addition, the company is required to hold cash deposits with clearing organizations or to otherwise segregate cash to maintain compliance with federal and other regulations in connection with its unit investment trust (UIT) broker dealer entity. At December 31, 2012 these cash deposits totaled $11.3 million (year ended December 31, 2011: $11.2 million).

Unsettled Fund Receivables and Payables

The company records unsettled fund receivables from underlying fund investors in certain fund products outside the U.S. when these investors place unsettled investments into the funds. Additionally, the company records unsettled fund receivables from certain non-U.S. funds during the settlement period when underlying fund investors redeem their holdings. Settlement periods for both receivables from underlying investors and funds is generally less than four days. Additionally, in its capacity as sponsor of UITs, the company records receivables from brokers, dealers, and clearing organizations for unsettled sell trades of securities and UITs in addition to receivables from customers for unsettled sell trades of UITs. The company also records payables to brokers, dealers, and clearing organization for unsettled buy trades of securities and UITs in addition to payables to customers for unsettled sell trades of securities and UITs. The presentation of the unsettled fund receivables and substantially offsetting payables at trade date reflects the legal relationship between the underlying investor and the company.

Accounts Receivable and Payable

Accounts receivable and payable are recorded at their original invoice amounts. Accounts receivable are also recorded less any allowance for uncollectible amounts.

Investments
The majority of the company’s investment balances relate to balances held in affiliated funds. In the normal course of business, the company invests in various types of affiliated investment products, either as “seed money” or as longer-term investments alongside third-party investors, typically referred to as “co-investments.” Seed money investments are investments held in open-ended Invesco managed funds with the purpose of providing capital to the funds during their development periods to allow the funds to achieve critical mass, establish their track records, and obtain third-party investments. Seed money may also be held for regulatory purposes in certain jurisdictions. Co-investments are often required of the asset manager by third-party investors in closed-ended funds to demonstrate an aligning of the asset manager’s interests with those of the third-party investors. The company also invests in affiliated funds in connection with its deferred compensation plans, whereby certain employees defer portions of their annual bonus into funds.
Investments are categorized in this Report as available-for-sale, trading, equity method, foreign time deposits, and other investments. See Note 4 “Investments” for additional details.
Available-for-sale investments include seed money, co-investments in affiliated collateralized loan obligations (CLOs), and investments in other debt securities. Available-for-sale investments are measured at fair value. Gains or losses arising from changes in the fair value of available-for-sale investments are recognized in accumulated other comprehensive income, net of tax, until the investment is sold or otherwise disposed of, or until the investment is determined to be other-than-temporarily impaired, at which time the cumulative gain or loss previously reported in equity is included in income. The specific identification method is used to determine the realized gain or loss on securities sold or otherwise disposed.
Trading investments include investments held to settle the company’s deferred compensation plan liabilities, sponsored UIT product-related equity and debt securities, and other equity securities. Trading securities are securities bought and held principally for the purpose of selling them in the near term. Trading investments are measured at fair value. Gains or losses arising from changes in the fair value of trading investments are included in income.
Equity method investments include investments over which the company is deemed to have significant influence, including corporate joint ventures and non-controlled subsidiaries in which the company's ownership is between 20 and 50 percent, and co-investments in certain managed funds generally structured as partnerships or similar vehicles. Investments in joint ventures are investments jointly controlled by the company and external parties. Co-investments in managed funds structured as partnerships or similar vehicles include private equity, real estate, and fund-of-funds. The equity method of accounting requires that the investment is initially recorded at cost. The carrying amount of the investment is increased or decreased to recognize the company's share of the after-tax profit or loss of the investee after the date of acquisition. The proportionate share of income or loss is included in equity in earnings of unconsolidated affiliates in the Consolidated Statements of Income, and the proportionate share of other comprehensive income or loss is included in accumulated other comprehensive income in the Consolidated Balance Sheets.
Seed money and co-investments in managed funds are required to be consolidated by the company if certain criteria are met. Upon consolidation of material balances, the company’s seed money or co-investment balance is eliminated, and the underlying securities of the managed fund are reflected on the company’s Consolidated Balance Sheets at fair value. See the “Basis of Accounting and Consolidation” for additional information regarding the consolidation criteria. If the company subsequently determines that it no longer controls the managed funds in which it has invested, the company will deconsolidate the funds. Any remaining holding in the managed funds is then accounted for on the bases described above as available-for-sale or equity method investments, as appropriate.
Fair value is determined using a valuation hierarchy (discussed in Note 3, “Fair Value of Assets and Liabilities,”) generally by reference to an active trading market, using quoted closing or bid prices as of each reporting period end. When a readily ascertainable market value does not exist for an investment, the fair value is calculated based on the expected cash flows of its underlying net asset base, taking into account applicable discount rates and other factors. Judgment is used to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

The company evaluates the carrying value of investments for impairment on a quarterly basis. In its impairment analysis, the company takes into consideration numerous criteria, including the duration and extent of any decline in fair value, the intent and ability of the company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry and external credit ratings and recent downgrades with respect to issuers of debt securities held. If the decline in value is determined to be other-than-temporary, the carrying value of the security is generally written down to fair value through the income statement. If the fair value of a debt security, however, is less than its amortized cost, the decline in value is determined to be other-than-temporary, and the company intends to sell the debt security or it is more likely than not that the company will be required to sell the debt security before the recovery of its amortized cost basis, the entire difference between the investment's amortized cost basis and its fair value is recognized as an other-than-temporary impairment through the income statement. If the company does not intend to sell the debt security, and it is not more likely than not that the company will be required to sell the debt security before recovery of its amortized cost basis, then the other-than-temporary impairment is separated into two components: a) the amount representing the credit loss, which is recorded as a charge to the income statement, and b) the amount related to all other factors, which is recognized in other comprehensive income, net of tax.

Assets Held for Policyholders and Policyholder Payables

One of the company's subsidiaries, Invesco Perpetual Life Limited, is an insurance entity that was established to facilitate retirement savings plans in the U.K. The entity holds assets that are managed for its clients on its balance sheet with an equal and offsetting liability to the policyholders, which is linked to the value of the investments. The investments are legally segregated and are generally not subject to claims that arise from any of the company's other businesses. Investments and policyholder payables held by this business meet the definition of financial instruments and are carried in the Consolidated Balance Sheets as separate account assets and liabilities at fair value in accordance with ASC Topic 944, “Financial Services - Insurance.” Changes in fair value are recorded and offset to zero in the Consolidated Statements of Income in other operating revenues. Management fees earned from policyholder investments are accounted for as described in the company's revenue recognition accounting policy.

Security Deposit Assets and Receivables and Security Deposits Payable

Invesco is an asset manager of property portfolios, whereby the company provides services such as leasing management, building management, building maintenance and administration activities. In order to carry out such activities, Invesco is a party to master lease agreements with the property owners and is a party to sublease agreements with the tenants of the properties. Under these agreements, Invesco collects the security deposits and rent and remits the amounts, with no mark-up, to the property owners. The security deposits remitted to the property owners and the security deposits payable to the tenants are presented in the Consolidated Balance Sheet at December 31, 2012, in other assets and accounts payable and accrued expenses, respectively. Included in security deposit assets is $1.9 million (December 31, 2011: $2.1 million) receivable from affiliated funds, which earns interest at TIBOR plus 0.1% (December 31, 2011: 0.1%).

Deferred Sales Commissions

Mutual fund shares sold without a sales commission at the time of purchase are commonly referred to as “B shares.” B shares typically have an asset-based fee (12b-1 fee) that is charged to the fund over a period of years and a contingent deferred sales charge (CDSC). The CDSC is an asset-based fee that is charged to investors that redeem B shares during a stated period. Commissions paid at the date of sale to brokers and dealers for sales of mutual funds that have a CDSC are capitalized and amortized over a period not to exceed the redemption period of the related fund (generally up to six years). The deferred sales commission asset is reviewed periodically for impairment by reviewing the recoverability of the asset based on estimated future fees to be collected.

Property, Equipment and Depreciation

Property and equipment includes owned property, leasehold improvements, computer hardware/software and other equipment and is stated at cost less accumulated depreciation or amortization and any previously recorded impairment in value. Expenditures for major additions and improvements are capitalized; minor replacements, maintenance and repairs are charged to expense as incurred. Amounts incurred are presented as work-in-progress until the construction or purchase of the property and equipment is substantially complete and ready for its intended use, which, at that point, will begin to be depreciated or amortized. Depreciation is provided on property and equipment at rates calculated to write off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life: owned buildings over 50 years, leasehold improvements over the shorter of the lease term or useful life of the improvement; and computers and other various equipment between three and seven years. Purchased and internally developed software is capitalized where the related costs can be measured reliably, and it is probable that the asset will generate future economic benefits, and amortized into operating expenses on a straight-line basis over its useful life, usually five years. The company capitalizes qualified internal and external costs incurred during the application development stage for internally developed software in accordance with ASC Topic 350-40, “Intangibles - Goodwill and Other - Internal-Use Software.” The company reevaluates the useful life determination for property and equipment each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life. On sale or retirement, the asset cost and related accumulated depreciation are removed from the financial statements and any related gain or loss is reflected in income.

The carrying amounts of property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable. At each reporting date, an assessment is made for any indication of impairment. If an indication of impairment exists, recoverability is tested by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e. the asset is not recoverable), the next step would be performed, which is to determine the fair value of the asset and record an impairment charge, if any.

Intangible Assets

Intangible assets identified on the acquisition of a business are capitalized separately from goodwill if the fair value can be measured reliably on initial recognition (transaction date) and, if they are determined to be finite-lived, are amortized and recorded as operating expenses on a straight-line basis over their useful lives, from two to twelve years, which reflects the pattern in which the economic benefits are realized. Intangible assets consist primarily of mutual fund and other client management contracts, customer relationships, distribution agreements and trade names. The company considers its own assumptions, which require management's judgment, about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. A change in the useful life of an intangible asset could have a significant impact on the company's amortization expense.

Where evidence exists that the underlying arrangements have a high likelihood of continued renewal at little or no cost to the company, the intangible asset is assigned an indefinite life and reviewed for impairment on an annual basis. The company reevaluates the useful life determination for intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining useful life or an indication of impairment. Management contracts that are managed and operated on a single operating platform are reviewed in aggregate as one unit of valuation and are considered interchangeable because investors may freely transfer between funds. Similarly, cash flows generated by new funds added to the operating platform are included when determining the fair value of the intangible asset.

Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable (i.e. the carrying amount exceeds the sum of the fair value of the intangible). In addition, management judgment is required to estimate the period over which definite-lived intangible assets will contribute to the company's cash flows and the pattern in which these assets will be consumed. Intangible assets not subject to amortization are tested for impairment annually as of October 1 or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Fair value is generally determined using an income approach where estimated future cash flows are discounted to arrive at a single present value amount.

Goodwill

Goodwill represents the excess of cost over the identifiable net assets of businesses acquired and is recorded in the functional currency of the acquired entity. Goodwill is recognized as an asset and is reviewed for impairment annually as of October 1 and between annual tests when events and circumstances indicate that impairment may have occurred. The company has determined that it has one reporting unit for goodwill impairment testing purposes, the consolidated Invesco Ltd. single operating segment level, which is the level at which internal reporting is generated that reflects the way that the company manages its operations and to which goodwill is naturally associated. The company evaluated the components of its business, which are business units one level below the operating segment level, and has determined that it has one reporting unit for purposes of goodwill impairment testing. The company's operating segment represents one reporting unit because all of the components are similar due to the common nature of products and services offered, type of clients, methods of distribution, manner in which each component is operated, extent to which they share assets and resources, and the extent to which they support and benefit from common product development efforts. Traditional profit and loss measures are not produced and therefore not reviewed by component management for any of the components. Furthermore, the financial information that is available by component is not sufficient for purposes of performing a discounted cash flow analysis at the component level in order to test goodwill for impairment at that level. As none of the company's components are reporting units, the company has determined that its single operating segment, investment management, is also its single reporting unit.

ASU 2011-08 allows the option to first qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The company did not utilize this option in 2012 and performed a quantitative impairment test. The impairment test for goodwill consists of a two-step approach, which is performed at the reporting unit level. If the carrying amount of the reporting unit exceeds its fair value (the first step of the goodwill impairment test), then the second step is performed to determine if goodwill is impaired and to measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to that excess.

The principal method of determining fair value of the reporting unit is an income approach where estimated future cash flows are discounted to arrive at a single present value amount. The discount rate used is derived based on the time value of money and the risk profile of the stream of future cash flows. Recent results and projections based on expectations regarding revenue, expenses, capital expenditure and acquisition earn out payments produce a present value for the reporting unit. The present value produced for the reporting unit is the fair value of the reporting unit. This amount is reconciled to the company's market capitalization to determine an implied control premium, which is compared to an analysis of historical control premiums experienced by peer companies over a long period of time to assess the reasonableness of the fair value of the reporting unit.

The company also utilizes a market approach to provide a secondary and corroborative fair value of the reporting unit by using comparable company and transaction multiples to estimate values for our single reporting unit. Discretion and judgment is required in determining whether the transaction data available represents information for companies of comparable nature, scope and size. The results of the secondary market approach to provide a fair value estimate are not combined or weighted with the results of the income approach described above but are used to provide an additional basis to determine the reasonableness of the income approach fair value estimate.

Debt and Financing Costs

Debt issuance costs are recognized as a deferred asset under ASC Topic 835, “Interest.” After initial recognition, debt issuance costs are measured at amortized cost. Finance charges and debt issuance costs are amortized over the term of the debt using the effective interest method. Interest charges are recognized in the Consolidated Statement of Income in the period in which they are incurred.

Treasury Shares

Treasury shares are valued at cost and are included as deductions from equity on the settlement date.

Revenue Recognition

Revenue is measured at the fair value of consideration received or receivable and represents amounts receivable for services provided in the normal course of business, net of discounts, value added tax and other sales-related taxes. Revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been provided, collectibility is reasonably assured and the revenue can be reliably measured. Revenue represents management, service and distribution, performance and other fees. Revenue is generally accrued over the period for which the service is provided.

Investment management fees are derived from providing professional services to manage client accounts and include fees earned from retail mutual funds, unit trusts, investment companies with variable capital (ICVCs), exchange-traded funds, investment trusts and institutional management contracts. Investment management fees for products offered in the retail distribution channel are generally calculated as a percentage of the daily average asset balances and therefore vary as the levels of AUM change resulting from inflows, outflows and market movements. Investment management fees for products offered in the institutional and distribution channel are calculated in accordance with the underlying investment management contracts and also vary in relation to the level of client assets managed.

Service fees are generated through fees charged to cover several types of expenses, including fund accounting fees and other maintenance costs for mutual funds, unit trusts and ICVCs, and administrative fees earned from closed-ended funds. Service fees also include transfer agent fees, which are fees charged to cover the expense of processing client share purchases and redemptions, call center support and client reporting. U.S. distribution fees can include 12b-1 fees earned from certain mutual funds to cover allowable sales and marketing expenses for those funds and also include asset-based sales charges paid by certain mutual funds for a period of time after the sale of those funds. Distribution fees typically vary in relation to the amount of client assets managed. Generally, retail products offered outside of the U.S. do not generate a separate distribution fee, as the quoted management fee rate is inclusive of these services.

Performance fee revenues are generated on certain management contracts when performance hurdles are achieved. Such fee revenues are recorded in operating revenues as of the performance measurement date, when the contractual performance criteria have been met and when the outcome of the transaction can be measured reliably in accordance with Method 1 of ASC Topic 605-20-S99, “Revenue Recognition - Services - SEC Materials.” Cash receipt of earned performance fees occurs after the measurement date. The performance measurement date is defined in each contract in which incentive and performance fee revenue agreements are in effect, and therefore we have performance fee arrangements that include monthly, quarterly and annual measurement dates. Given the uniqueness of each transaction, performance fee contracts are evaluated on an individual basis to determine if revenues can and should be recognized. Performance fees are not recorded if there are any future performance contingencies. If performance arrangements require repayment of the performance fee for failure to perform during the contractual period, then performance fee revenues are recognized no earlier than the expiration date of these terms. Performance fees will fluctuate from period to period and may not correlate with general market changes, since most of the fees are driven by relative performance to the respective benchmark rather than by absolute performance.

Other revenues include fees derived primarily from transaction commissions earned upon the sale of new investments into certain of our funds and fees earned upon the completion of transactions in our real estate and private equity asset groups. Real estate transaction fees are derived from commissions earned through the buying and selling of properties. Private equity transaction fees include commissions associated with the restructuring of, and fees from providing advice to, portfolio companies held by the funds. These transaction fees are recorded in the Consolidated Financial Statements on the date when the transactions are legally closed. The company is the sponsor of UITs. In its capacity as sponsor of UITs, the company earns other revenues related to transactional sales charges resulting from the sale of UIT products and from the difference between the purchase or bid and offer price of securities temporarily held to form new UIT products. These revenues are recorded as other revenues net of concessions to dealers who distribute UITs to investors. Other revenues also include the revenues of consolidated investment products.

Distribution, service and advisory fees that are passed through to external parties are presented separately as expenses in accordance with ASC Topic 605-45, “Revenue Recognition - Principal Agent Considerations.” Third-party distribution, service and advisory expenses include periodic “renewal” commissions paid to brokers and independent financial advisors for the continuing oversight of their clients' assets, over the time they are invested, and are payments for the servicing of client accounts. Renewal commissions are calculated based upon a percentage of the AUM value and apply to much of the company's non-U.S. retail operations, where they can also take the form of management fee rebates. As discussed above, the revenues from our U.S. retail operations include 12b-1 distribution fees, which are passed through to brokers who sell the funds as third-party distribution expenses along with marketing support distribution costs. Both the revenues and the costs are dependent on the underlying AUM of the brokers' clients. Third-party distribution expenses also include the amortization of upfront commissions paid to broker-dealers for sales of fund shares with a contingent deferred sales charge (a charge levied to the investor for client redemption of AUM within a certain contracted period of time). The distribution commissions are amortized over the redemption period. Also included in third-party distribution, service and advisory expenses are sub-transfer agency fees that are paid to third parties for processing client share purchases and redemptions, call center support and client reporting. These costs are reimbursed by the related funds. Third-party distribution, service and advisory expenses may increase or decrease at a rate different from the rate of change in service and distribution fee revenues due to the inclusion of distribution, service and advisory expenses for the U.K. and Canada, where the related revenues are recorded as investment management fee revenues, as noted above.

Interest income is accrued on interest-bearing assets.

Dividend income from investments is recognized on the ex-dividend date.

Share-Based Compensation

The company issues equity-settled share-based awards to certain employees, which are measured at fair value at the date of grant. The fair value determined at the grant date is expensed, based on the company's estimate of shares that will eventually vest, on a straight-line or accelerated basis over the vesting period. The initial forfeiture rate applied to most grants is 5% per year, based upon the company's historical experience with respect to employee turnover. Fair value for the share awards representing equity interests identical to those associated with shares traded in the open market is determined using the market price at the date of grant. Fair value is measured by use of the Black Scholes valuation model for certain share awards that do not include dividend rights.

Deferred Compensation

The company issues deferred cash awards to certain employees which are linked in value to investment products. The employees may earn a return linked to the appreciation or depreciation of specified investments, typically the funds they manage. The company intends to hedge economically the exposure to market movements by holding the investments on its balance sheet. The company recognizes as compensation expense the value of the liability to employees, including the appreciation or depreciation of the liability, over the award's vesting period in proportion to the vested amount of the award. The company immediately recognizes the full value of the related investment, and any subsequent appreciation or depreciation of the investment, below operating income in other gains and losses.

Pensions

For defined contribution plans, contributions payable related to the accounting period are charged to the income statement. For defined benefit plans, the cost of providing benefits is separately determined for each plan using the projected unit credit method, based on actuarial valuations performed at each balance sheet date. The company's annual measurement date is December 31. A portion of actuarial gains and losses is recognized through the income statement if the net cumulative unrecognized actuarial gain or loss at the end of the prior period exceeds the greater of 10.0% of the present value of the defined benefit obligation (before deducting plan assets) at that date and 10.0% of the fair value of any plan assets. Prior service costs are recognized over the remaining service periods of active employees.

Advertising Costs

The company expenses the cost of all advertising and promotional activities as incurred. The company incurred advertising costs of $31.9 million for the year ended December 31, 2012 (December 31, 2011: $19.5 million; December 31, 2010: $17.9 million). These amounts are included in marketing expenses in the Consolidated Statements of Income.

Leases

The company complies with lease accounting in accordance with ASC Topic 840, "Leases.” Under operating leases, where the lessor retains substantially all the risks and benefits of ownership of the asset, rental payments, as well as any step rent provisions specified in lease agreements, are aggregated and charged evenly to expense over the lease term beginning on the date of initial possession or the effective date of the lease agreement. Maintenance, utility, and tax costs included in lease agreements are expensed in the period incurred. Rental payments dependent upon an existing index or rate are included in the minimum lease payments based on the index or rate in effect at the inception of the lease and are recognized on a straight-line basis over the minimum lease term. Changes in rental payments that result from subsequent changes in the index or rate are expensed in the period incurred. Capital improvement funding and other lease concessions provided by the landlord are recorded as a deferred liability and are amortized evenly over the lease term as a reduction of rental expense.

The company accounts for lease termination costs in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations,” which requires that (1) a liability for costs to terminate a contract before the end of its term shall be recognized at the time termination occurs and measured at fair value and (2) a liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the company be recognized and measured at its fair value when the company ceases to use the right conveyed by the contract, net of estimated sublease rentals that could reasonably be obtained even if the company does not anticipate entering into any subleasing arrangements.

Taxation

Income taxes are provided for in accordance with ASC Topic 740, “Income Taxes” (ASC Topic 740). Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and the reported amounts in the Consolidated Financial Statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to the amount that is more likely than not to be realized. The company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Earnings Per Share

Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of shares outstanding during the periods, excluding treasury shares. Diluted earnings per share is computed using the treasury stock method, which requires computing share equivalents and dividing net income attributable to common shareholders by the total weighted average number of shares and share equivalents outstanding during the period.

Comprehensive Income

The company's other comprehensive income/(loss) consists of changes in unrealized gains and losses on investment securities classified as available-for-sale, the company's share of other comprehensive income of equity method investments, reclassification adjustments for realized gains/(losses) on those investment securities classified as available-for-sale, foreign currency translation adjustments and employee benefit plan liability adjustments. Such amounts are recorded net of applicable taxes.

Dividends to Shareholders

Dividends to shareholders are recognized on the declaration date. Dividends are declared and paid on a quarterly basis.

Translation of Foreign Currencies

Transactions in foreign currencies (currencies other than the functional currencies of the company's subsidiaries) are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are remeasured into the functional currencies of the company's subsidiaries at the rates prevailing at the balance sheet date. Gains and losses arising on revaluation are included in the income statement.

The company's reporting currency and the functional currency of the Parent is U.S. dollars. On consolidation, the assets and liabilities of company subsidiary operations whose functional currencies are currencies other than the U.S. dollar (“foreign” operations) are translated at the rates of exchange prevailing at the balance sheet date. Income statement figures are translated at the weighted average rates for the year, which approximate actual exchange rates. Exchange differences arising on the translation of the net assets of foreign operations are taken directly to accumulated other comprehensive income in equity until the disposal of the net investment, at which time they are recognized in the income statement. Goodwill and other fair value adjustments arising on acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and are translated at rates of exchange prevailing at the balance sheet date.

The company generally does not hedge corporate interest rate or foreign currency exposures with derivative financial instruments; however, in the second quarter, the company purchased four put option contracts to hedge economically foreign currency risk on the translation of its pound sterling-denominated earnings into U.S. dollars, as discussed in Note 3, "Fair Value of Assets and Liabilities." In the management of its offshore fund operations, foreign currency forward and swap contracts are purchased daily to hedge against foreign exchange rate movements during the four-day client money settlement period. Certain consolidated investment products may also utilize such instruments. See Note 20, “Consolidated Investment Products,” for additional information.

Accounting Pronouncements Recently Adopted and Pending Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update 2011-04, “Fair Value Measurements: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements” (ASU 2011-04). ASU 2011-04 amends Topic 820 to clarify existing fair value measurement disclosures to (1) specifically provide quantitative information about the significant unobservable inputs used for all level 3 measurements and (2) disclose any transfers between levels 1 and 2 of the fair value hierarchy, not just significant transfers. ASU 2011-04 also requires a number of additional disclosures regarding fair value measurements. Specifically, ASU 2011-04 requires entities to disclose: (1) a qualitative discussion about the sensitivity of recurring level 3 measurements to changes in the unobservable inputs disclosed, including the interrelationship between inputs; (2) a description of the company’s valuation processes surrounding level 3 measurements; (3) information about when the current use of a non-financial asset measured at fair value differs from its highest and best use; and (4) the hierarchy classification for items whose fair value is not recorded on the balance sheet but is disclosed in the notes. ASU 2011-04 amends Topic 820 to change the fair value measurement of financial instruments and the application of premiums and discounts in a fair value measurement. ASU 2011-04 also clarifies existing fair value measurement regarding the concepts of valuation premise, the application of the highest and best use, and the fair value measurement of an instrument classified in an entity’s shareholders’ equity. The adoption of ASU 2011-04 did not have an effect on the company’s current fair value measurements but led to increased disclosures related to the assets and liabilities of the company's consolidated investment products that are classified as level 3 assets within the fair value hierarchy. The amendments to Topic 820 made by ASU 2011-04 are effective for interim and annual periods beginning on or after December 15, 2011, and are accordingly reflected in the fair value disclosure contained in Notes 3, "Fair Value of Assets and Liabilities," and 20, "Consolidated Investment Products."

In June 2011, the FASB issued Accounting Standards Update 2011-05, “Comprehensive Income: Presentation of Comprehensive Income” (ASU 2011-05). ASU 2011-05 amends Topic 220 to require the components of net income and other comprehensive income to be presented in one continuous statement, which would be referred to as the statement of comprehensive income, or in two separate but consecutive statements. Prior to ASU 2011-05, there was no requirement to present the statement of net income and statement of comprehensive income consecutively. ASU 2011-05 also requires an entity to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income. This requirement in ASU 2011-05 was amended and deferred in December 2011, when the FASB issued Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive income in Accounting

Standards Update No. 2011-05” (ASU 2011-12). As a result of ASU 2011-12, an entity will continue to report items that are reclassified from accumulated other comprehensive income consistent with the requirements in Topic 220 in effect before the adoption of ASU 2011-05. The amendments to Topic 220 made by ASU 2011-05, and the amendments to ASU 2011-05 made by ASU 2011-12, are effective for interim and annual periods beginning on or after December 15, 2011 for public companies, and are accordingly reflected in the financial statement, “Consolidated Statements of Comprehensive Income."

In July 2012, the FASB issued Accounting Standards Update 2012-02, “Intangibles-Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment” (ASU 2012-02). ASU 2012-02 amends Topic 350 on testing for impairment of indefinite-lived intangible assets. Specifically, ASU 2012-02 permits an entity the option to first qualitatively assess whether it is more likely than not (a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired. If an entity concludes that this is the case, it would be required to perform the quantitative impairment test and calculate the fair value of the indefinite-lived intangible asset; otherwise, no further testing is required. An entity may bypass the qualitative assessment in any period and proceed directly to the quantitative impairment test, and may resume performing the qualitative assessment in any subsequent period. The amendments made by ASU 2012-02 are effective for interim and annual impairment tests performed for fiscal years beginning on or after September 15, 2012.

2. BUSINESS COMBINATION AND INTEGRATION

On June 1, 2010, Invesco acquired from Morgan Stanley its retail asset management business, including Van Kampen Investments (the "acquired business" or the "acquisition"), in exchange for an aggregate of 30.9 million shares of common stock and participating preferred stock on an as converted (which converted in November 2010) basis, which had a total fair value of $567.8 million, and $770.0 million in cash. The share issuance portion of the acquisition consideration represents a non-cash financing activity related to the statement of cash flows.

During the year ended December 31, 2012, the company incurred $8.2 million (2011: $29.4 million, 2010: $150.0 million) of transaction and integration costs ($5.1 million, $18.2 million and $103.1 million net of taxation, respectively). Transaction and integration costs include charges related to prior acquisitions and do not represent ongoing costs of the fully integrated combined organization. They include legal, regulatory, advisory, valuation, integration-related employee incentive awards and other professional or consulting fees, general and administrative costs, including travel costs related to the transaction and the costs of temporary staff involved in executing the transaction, and post-closing costs of integrating the acquired business into the company's existing operations including incremental costs associated with achieving synergy savings. Additionally, transaction and integration expenses include legal costs related to the defense of auction rate preferred securities complaints raised in the pre-acquisition period with respect to various closed-end funds included in the acquisition obtained as part of the acquired business. See Note 19, “Commitments and Contingencies” for additional information. The following table presents acquisition-related and integration-related charges incurred during the period.

	For the year ended December 31,
$ in millions	2012	2011	2010
Acquisition-related charges	—	—	5.7
Integration-related charges:
Staff costs	0.1	2.8	39.1
Technology, contractor and related costs	0.6	11.0	53.4
Professional services	7.5	15.6	51.8
Total integration-related charges	8.2	29.4	144.3
Total transaction and integration charges	8.2	29.4	150.0

3. FAIR VALUE OF ASSETS AND LIABILITIES

The carrying value and fair value of financial instruments is presented in the below summary table. The fair value of financial instruments held by consolidated investment products is presented in Note 20, "Consolidated Investment Products."

	December 31, 2012			December 31, 2011
$ in millions	Footnote Reference	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents	1	835.5	835.5	727.4	727.4
Available-for-sale investments	4	122.1	122.1	63.5	63.5
Assets held for policyholders	1	1,153.6	1,153.6	1,243.5	1,243.5
Trading investments	4	218.7	218.7	187.5	187.5
Foreign time deposits*	4	31.3	31.3	32.2	32.2
Support agreements*	19, 20	(1.0)	(1.0)	(1.0)	(1.0)
Policyholder payables	1	(1,153.6)	(1,153.6)	(1,243.5)	(1,243.5)
UIT-related financial instruments sold, not yet purchased	3	(1.5)	(1.5)	(1.0)	(1.0)
Note payable	3	(3.4)	(3.4)	(16.8)	(16.8)
Long-term debt*	9	(1,186.0)	(1,204.8)	(1,284.7)	(1,307.5)

____________

*
These financial instruments are not measured at fair value on a recurring basis. See the indicated footnotes for additional information about the carrying and fair values of these financial instruments. Foreign time deposits are measured at cost plus accrued interest, which approximates fair value, and are accordingly classified as Level 2 securities.

A three-level valuation hierarchy exists for disclosure of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset or liability's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

There are three types of valuation approaches: a market approach, which uses observable prices and other relevant information that is generated by market transactions involving identical or comparable assets or liabilities; an income approach, which uses valuation techniques to convert future amounts to a single, discounted present value amount; and a cost approach, which is based on the amount that currently would be required to replace the service capacity of an asset.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Cash equivalents
Cash equivalents include cash investments in money market funds and time deposits. Cash investments in money market funds are valued under the market approach through the use of quoted market prices in an active market, which is the net asset value of the underlying funds, and are classified within level 1 of the valuation hierarchy.

Available-for-sale investments
Available-for-sale investments include amounts seeded into affiliated investment products, investments in affiliated CLOs, and investments in other debt securities. Seed money investments are investments held in Invesco managed funds with the purpose of providing capital to the funds during their development periods. Seed money is valued under the market approach through the use of quoted market prices available in an active market and is classified within level 1 of the valuation hierarchy; there is no modeling or additional information needed to arrive at the fair values of these investments. CLO assets are valued based on price quotations provided by an independent third-party pricing source, in which case they are classified as level 2, or using an income approach through the use of certain observable and unobservable inputs. Due to current liquidity constraints within the market for CLO products that require the use of unobservable inputs, these investments are classified within level 3 of the valuation hierarchy. Other debt securities are valued using a cost valuation technique due to the lack of available cash flow and market data and are accordingly also classified within Level 3 of the valuation hierarchy.

Assets held for policyholders
Assets held for policyholders represent investments held by one of the company’s subsidiaries, which is an insurance entity that was established to facilitate retirement savings plans in the U.K. The assets held for policyholders are accounted for at fair value pursuant to ASC Topic 944, “Financial Services — Insurance,” and are comprised primarily of affiliated unitized funds. The assets are measured at fair value under the market approach based on the quoted prices of the underlying funds in an active market and are classified within level 1 of the valuation hierarchy. The policyholder payables are indexed to the value of the assets held for policyholders.

Put option contracts
In the second quarter of 2012, the company purchased four put option contracts to hedge economically foreign currency risk on the translation of a portion of its pound sterling-denominated earnings into U.S. dollars.  The economic hedge is predominantly triggered upon the impact of a significant decline in the pound sterling/U.S. dollar foreign exchange rate, which could arise from a Greek Euro exit or other major European economic events.  Open put option contracts are marked-to-market through earnings, which are recorded in the company's consolidated statement of income in other gains and losses. These derivative contracts are valued using option valuation models and are included in other assets in the company's consolidated balance sheet.  The significant inputs in these models (volatility, forward points and swap curves) are readily available in public markets or can be derived from observable market transactions for substantially the full terms of the contracts and are classified within level 2 of the valuation hierarchy. The cost to the company of these contracts was $2.5 million at their inception date, which represents the company's maximum exposure to loss from the contracts over the 12-month cumulative contract period, and contract maturity ranges from September 25, 2012 to June 25, 2013.  These were the only contracts entered into during the period to hedge economically foreign currency risk. The company recognized a loss of $2.5 million in the year ended December 31, 2012 (December 31, 2011: none) related to the change in market value of these put option contracts.

Trading investments
Trading investments include investments held to hedge economically against costs the company incurs in connection with certain deferred compensation plans in which the company participates, as well as trading and investing activities in equity and debt securities entered into in its capacity as sponsor of UITs.

•	Investments related to deferred compensation plans
Investments related to deferred compensation plans are primarily invested in affiliated funds that are held to hedge economically current and non-current deferred compensation liabilities. Investments related to deferred compensation plans are valued under the market approach through the use of quoted prices in an active market and are classified within level 1 of the valuation hierarchy.

•	Unit Investment Trust ("UIT")-related equity and debt securities
At December 31, 2012, UIT-related equity and debt securities consisted of investments in corporate stock, UITs, and U.S. state and political subdivision securities. Each is discussed more fully below.

•	Corporate stock
The company temporarily holds investments in corporate stock for purposes of creating a UIT. Corporate stocks are valued under the market approach through use of quoted prices on an exchange. To the extent these securities are actively traded, valuation adjustments are not applied and they are categorized within level 1 of the valuation hierarchy; otherwise, they are categorized in level 2.

•	Corporate bonds
The company temporarily holds investments in corporate bonds for purposed of creating a UIT. Corporate bonds are valued using recently executed transaction prices, market price quotations (where observable), bond spreads, or credit default swap spreads. The spread data used is for the same maturities as the underlying bonds. If the spread data does not reference the issuers, then data that references comparable issuers is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default spreads, and recovery rates based on collateral value as key inputs. Depending on the nature of the inputs, these investments are categorized as level 1, 2, or 3.

•	UITs
The company may hold units of its sponsored UITs at period-end for sale in the primary market or secondary market. Equity UITs are valued under the market approach through use of quoted prices on an exchange. Fixed income UITs are valued using recently executed transaction prices, market price quotations (where observable), bond spreads, or credit default swap spreads. The spread data used is for the same maturities as the underlying bonds. If the spread data does not reference the issuers, then data that references comparable issuers is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default spreads, and recovery rates based on collateral value as key inputs. Depending on the nature of the inputs, these investments are categorized as level 1, 2, or 3.

•	Municipal securities
Municipal securities are valued using recently executed transaction prices, market price quotations (where observable), bond spreads, or credit default swap spreads. The spread data used is for the same maturities as the underlying bonds. If the spread data does not reference the issuers, then data that references comparable issuers is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default spreads, and recovery rates based on collateral value as key inputs. Depending on the nature of the inputs, these investments are categorized as level 1, 2, or 3.

UIT-related financial instruments sold, not yet purchased, and derivative instruments
The company uses U.S. Treasury futures, which are types of derivative financial instruments, to hedge economically fixed income UIT inventory and securities in order to mitigate market risk. Open futures contracts are marked-to-market daily through earnings, which are recorded in the company’s consolidated statement of income in other revenue, along with the mark-to-market on the underlying trading securities held. Fair values of derivative contracts in an asset position are included in other assets in the company’s consolidated balance sheet. Fair values of derivative contracts in a liability position are included in other liabilities in the company’s consolidated balance sheet. These derivative contracts are valued under the market approach through use of quoted prices in an active market and are classified within level 1 of the valuation hierarchy. At December 31, 2012 there were 10 futures contracts with a notional value of $1.4 million (December 31, 2011: 10 open futures contracts with a notional value of $1.3 million). Additionally, to hedge economically the market risk associated with equity and debt securities and UITs temporarily held as trading investments, the company will hold short corporate stock, exchange-traded fund, or U.S. treasury security positions. These transactions are recorded as financial instruments sold, not yet purchased and are included in accounts payable and accrued expenses in the company’s consolidated balance sheet. To the extent these securities are actively traded, valuation adjustments are not applied and they are categorized within level 1 of the valuation hierarchy; otherwise, they are categorized in level 2.

Note payable
The note payable represents a payable associated with Invesco’s acquired ownership interest in two consolidated real estate funds. As the underlying investments in the funds are carried at fair value (and are disclosed as level 3 assets in the fair value hierarchy table included in Note 20, “Consolidated Investment Products”), management elected the fair value option for the note payable in order to offset the fair value movements recognized from the funds and has recorded the note payable as a level 3 liability. The fair value of the note payable is measured by reference to the value of the company's ownership interest in the equity of the funds, as this is the contractual amount payable at the reporting date. The value of the funds' equity is driven by the value of the underlying investments of the funds, as these investments make up the majority of the funds' equity. See Note 20, "Consolidated Investment Products", for additional information regarding the valuation of the underlying investments of the funds.

The following table presents, for each of the hierarchy levels described above, the carrying value of the company's assets and liabilities, including major security type for equity and debt securities, which are measured at fair value on the face of the statement of financial position as of December 31, 2012:

	As of December 31, 2012
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	292.2	292.2	—	—
Investments:*
Available-for-sale:
Seed money	113.4	113.4	—	—
CLOs	2.4	—	—	2.4
Other debt securities	6.3	—	—	6.3
Trading investments:
Investments related to deferred compensation plans	213.5	213.5	—	—
Other equity securities	0.3	0.3	—	—
UIT-related equity and debt securities:
Corporate stock	1.5	1.5	—	—
UITs	1.6	1.6	—	—
Municipal securities	1.8	—	1.8	—
Assets held for policyholders	1,153.6	1,153.6	—	—
Total assets at fair value	1,786.6	1,776.1	1.8	8.7
Liabilities:
Policyholder payables	(1,153.6)	(1,153.6)	—	—
UIT-related financial instruments sold, not yet purchased:
Corporate equities	(1.5)	(1.5)	—	—
Note payable	(3.4)	—	—	(3.4)
Total liabilities at fair value	(1,158.5)	(1,155.1)	—	(3.4)

____________

*
Foreign time deposits of $31.3 million are excluded from this table. Equity and other investments of $228.2 million and $10.4 million, respectively, are also excluded from this table. These investments are not measured at fair value, in accordance with applicable accounting standards.

The following table presents, for each of the hierarchy levels described above, the carrying value of the company's assets and liabilities that are measured at fair value as of December 31, 2011:

	As of December 31, 2011
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents:
Money market funds	257.7	257.7	—	—
Investments:*
Available-for-sale:
Seed money	63.5	63.5	—	—
Trading investments:
Investments related to deferred compensation plans	184.4	184.4	—	—
UIT-related equity and debt securities:
Corporate stock	1.1	1.1	—	—
UITs	0.9	0.9	—	—
Municipal securities	1.1	—	1.1	—
Assets held for policyholders	1,243.5	1,243.5	—	—
Total assets at fair value	1,752.2	1,751.1	1.1	—
Liabilities:
Policyholder payables	(1,243.5)	(1,243.5)	—	—
UIT-related financial instruments sold, not yet purchased:
Corporate equities	(1.0)	(1.0)	—	—
Note payable	(16.8)	—	—	(16.8)
Total liabilities at fair value	(1,261.3)	(1,244.5)	—	(16.8)

____________

*
Foreign time deposits of $32.2 million are excluded from this table. Equity and investments of $193.1 million and $8.2 million, respectively, are also excluded from this table. These investments are not measured at fair value, in accordance with applicable accounting standards.

The following table shows a reconciliation of the beginning and ending fair value measurements for level 3 assets and liabilities during the year ending December 31, 2012 and December 31, 2011, which are valued using significant unobservable inputs:

	For the year ended December 31, 2012			For the year ended December 31, 2011
$ in millions	CLOs	Other Debt Securities	Note Payable	CLOs	Note Payable
Beginning balance	—	—	(16.8)	0.5	(18.9)
Purchases	—	1.7	—	—	—
Returns of capital	(0.2)	—	—	(0.5)	—
Settlements	—	—	8.5	—	2.9
Deconsolidation of consolidated investment products	2.5	—	—	—	—
Net unrealized gains and losses included in earnings*	—	—	3.7	—	—
Net unrealized gains and losses included in accumulated other comprehensive income/(loss)*	0.1	—	—	—	—
Foreign exchange gains/(losses)	—	—	1.2	—	(0.8)
Reclassification	—	4.6	—	—	—
Ending balance	2.4	6.3	(3.4)	—	(16.8)

____________

*
Included in other gains and losses, net in the Consolidated Statement of Income for the year ended December 31, 2012 are $3.7 million in net unrealized gains (year ended December 31, 2011: none) attributable to the note payable still held at December 31, 2012. Of the net unrealized gains and losses included in accumulated other comprehensive income (loss) for the year ended December 31, 2012, $0.1 million in gains (year ended December 31, 2011: none) is attributed to the change in unrealized gains and losses related to assets still held at December 31, 2012.

Quantitative Information about Level 3 Fair Value Measurements
The following table shows significant unobservable inputs used in the fair value measurement of level 3 assets and liabilities:

Assets and Liabilities *	Fair Value at December 31, 2012 ($ in millions)	Valuation Technique	Unobservable Inputs	Range	Weighted Average (by fair value)
CLOs	2.4	Discounted Cash Flow- Euro	Assumed Default Rate	1.8% - 5%	<1yr: 1.8% >1yr: 5.0%
			Spread over Euribor	n/a	3300 bps
		Discounted Cash Flow- USD	Assumed Default Rate	1.1% - 3%	<1yr: 1.1% >1yr: 3.0%
			Spread over Libor	n/a	1496 bps

*
Other debt securities of $6.3 million are not included in the table above as they are valued using a cost valuation technique. The note payable of $3.4 million is also not included in the table above as its value is linked to the underlying value of consolidated funds. Both items are more fully discussed in the "Available-for-sale investments" and "Note payable" disclosures above.

For CLO Notes, a change in the assumption used for spreads is generally accompanied by a directionally similar change in default rate. Significant increases in any of these inputs in isolation would result in a significant lower fair value measurements. A directionally-opposite impact would apply for significant decreases in these inputs.

4.  INVESTMENTS

The disclosures below include details of the company's investments. Investments held by consolidated investment products are detailed in Note 20, "Consolidated Investment Products."

	As of
	December 31,	December 31,
$ in millions	2012	2011
Available-for-sale investments:
Seed money	113.4	63.5
CLOs	2.4	—
Other debt securities	6.3	—
Trading investments:
Investments related to deferred compensation plans	213.5	184.4
UIT-related equity and debt securities	4.9	3.1
Other equity securities	0.3	—
Equity method investments	228.2	193.1
Foreign time deposits	31.3	32.2
Other	10.4	8.2
Total investments	610.7	484.5

The portion of trading gains and losses for the year ended December 31, 2012, that relates to trading securities still held at December 31, 2012, was a $18.2 million net gain (December 31, 2011: a $3.3 million net loss).

Realized gains and losses recognized in the income statement during the year from investments classified as available-for-sale are as follows:

	2012			2011			2010
$ in millions	Proceeds from Sales	Gross Realized Gains	Gross Realized Losses	Proceeds from Sales	Gross Realized Gains	Gross Realized Losses	Proceeds from Sales	Gross Realized Gains	Gross Realized Losses
Seed money	50.3	5.3	(0.6)	59.3	8.8	(1.2)	64.5	9.9	(1.3)
CLOs	0.3	—	—	0.9	0.6	—	0.2	—	—

Upon the sale of available-for-sale securities, net realized gains of $4.7 million, $8.2 million and $8.6 million were transferred from accumulated other comprehensive income into the Consolidated Statements of Income during 2012, 2011, and 2010, respectively. The specific identification method is used to determine the realized gain or loss on securities sold or otherwise disposed.

Gross unrealized holding gains and losses recognized in other accumulated comprehensive income from available-for-sale investments are presented in the table below:

	December 31, 2012				December 31, 2011
$ in millions	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
Seed money	105.5	8.4	(0.5)	113.4	65.7	2.2	(4.4)	63.5
CLOs	2.4	—	—	2.4	—	—	—	—
Other debt securities	6.3	—	—	6.3	—	—	—	—
	114.2	8.4	(0.5)	122.1	65.7	2.2	(4.4)	63.5

Available-for-sale debt securities as of December 31, 2012 by maturity, are set out below:

Available-for-Sale
$ in millions	(Fair Value)
Less than one year	—
One to five years	1.7
Five to ten years	7.0
Greater than ten years	—
Total available-for-sale	8.7

The following table provides the breakdown of available-for-sale investments with unrealized losses at December 31, 2012:

	Less Than 12 Months		12 Months or Greater		Total
$ in millions	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Seed money (52 funds)	0.2	—	11.5	(0.5)	11.7	(0.5)

The following table provides the breakdown of available-for-sale investments with unrealized losses at December 31, 2011:

	Less Than 12 Months		12 Months or Greater		Total
$ in millions	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Seed money (64 funds)	37.5	(4.4)	—	—	37.5	(4.4)

The company has reviewed investment securities for other-than-temporary impairment (OTTI) in accordance with its accounting policy and has recognized $0.8 million of other-than-temporary impairment charges on available-for-sale investments during the year ended December 31, 2012 (year ended December 31, 2011: $1.0 million).

The gross unrealized losses of seed money investments at December 31, 2012 were primarily caused by declines in the market value of the underlying securities in the seeded funds and foreign exchange movements. After conducting a review of the financial condition and near-term prospects of the underlying securities in the seeded funds as well as the severity and duration of the impairment, the company does not consider any material portion of its gross unrealized losses on these securities to be other-than-temporarily impaired. The securities are expected to recover their value over time and the company has the intent and ability to hold the securities until this recovery occurs.

During the years ended December 31, 2012 and 2011, there were no charges to other comprehensive income from other-than-temporary impairment related to non-credit related factors.

The company owns 100% of the voting control of its subsidiary entities, directly or indirectly, with the exception of the following entities, which are consolidated with resulting noncontrolling interests:

Name of Company	Country of Incorporation	% Voting Interest Owned
India Asset Recovery Management Limited	India	80.1%
VV Immobilien Verwaltungs und Beteiligungs GmbH	Germany	70.0%
VV Immobilien Verwaltungs GmbH	Germany	70.0%
HVH Immobilien und Beteiligungs GmbH	Germany	70.0%

Following are the company's investments in joint ventures and affiliates, which are accounted for using the equity method and are recorded as investments on the Consolidated Balance Sheets:

Name of Company	Country of Incorporation	% Voting Interest Owned
Invesco Great Wall Fund Management Company Limited	China	49.0%
Huaneng Invesco WLR Investment Consulting Company Limited	China	50.0%
Pocztylion - ARKA	Poland	29.3%

Undistributed earnings from equity method investees have not been a material restriction on the company's ability to pay dividends to shareholders. Equity method investments also include the company's investments in certain of its sponsored private equity, real estate and other investment entities. The company's investment is generally less than 5% of the capital of these entities. These entities include variable interest entities for which the company has determined that it is not the primary beneficiary and other investment products structured as partnerships for which the company is the general partner and the other limited partners possess either substantive kick-out, liquidation or participation rights. See Note 20, “Consolidated Investment Products,” for additional information.

5.  PROPERTY AND EQUIPMENT

The following is a summary of property and equipment:

$ in millions	December 31, 2012	December 31, 2011
Technology and Other Equipment	253.0	267.2
Software	316.0	284.0
Land and Buildings	70.8	65.7
Leasehold Improvements	185.9	176.6
Work in Process	47.4	44.2
Property and Equipment, Gross	873.1	837.7
Less: Accumulated Depreciation	(523.5)	(524.9)
Property and Equipment, Net	349.6	312.8

Depreciation expense related to property and equipment was $65.4 million, $60.3 million and $46.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

6.  INTANGIBLE ASSETS

The following table presents the major classes of the company's intangible assets at December 31, 2012 and 2011:

$ in millions	Gross Book Value	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period (years)
December 31, 2012
Management contracts - indefinite-lived	1,204.1	N/A	1,204.1	N/A
Management contracts - finite-lived	181.0	(135.1)	45.9	8.7
Customer relationships	40.0	(8.6)	31.4	12.0
Distribution agreements	17.0	(11.0)	6.0	4.0
Other	0.8	(0.5)	0.3	10.0
Total	1,442.9	(155.2)	1,287.7	9.0
December 31, 2011
Management contracts - indefinite-lived	1,206.4	N/A	1,206.4	N/A
Management contracts - finite-lived	185.0	(117.0)	68.0	8.7
Customer relationships	40.0	(5.3)	34.7	12.0
Distribution agreements	17.0	(6.7)	10.3	4.0
Trademarks / Trade names	13.3	(10.3)	3.0	2.0
Other	0.8	(0.4)	0.4	10.0
Total	1,462.5	(139.7)	1,322.8	8.5
Where evidence exists that the underlying arrangements have a high likelihood of continued renewal at little or no cost to the company, the intangible asset is assigned an indefinite life. Indefinite-lived intangible assets primarily relate to management contracts and related rights to manage the assets acquired during prior acquisitions. The 2012 and 2011 annual impairment reviews of indefinite-lived intangible assets determined that no impairment existed at the respective review dates.

Amortization expense was $29.6 million during the year ended December 31, 2012 (December 31, 2011: $42.2 million) and is included within General and Administrative expenses in the Consolidated Statements of Income. Estimated amortization expense for each of the five succeeding fiscal years based upon the company's intangible assets at December 31, 2012 is as follows:

$ in millions Years Ended December 31,	Estimated Amortization Expense
2013	19.0
2014	13.6
2015	11.3
2016	11.2
2017	11.2

7.  GOODWILL

The table below details changes in the goodwill balance:

$ in millions	Gross Book Value	Accumulated Impairment	Net Book Value
January 1, 2012	6,924.5	(16.6)	6,907.9
Business combinations	17.3	—	17.3
Foreign exchange and other	123.0	—	123.0
December 31, 2012	7,064.8	(16.6)	7,048.2

January 1, 2011	6,996.8	(16.6)	6,980.2
Business combinations	30.5	—	30.5
Foreign exchange and other	(102.8)	—	(102.8)
December 31, 2011	6,924.5	(16.6)	6,907.9

The 2012 earn-outs related to the 2006 acquisitions of W.L. Ross & Co. and Invesco PowerShares represent the final earn-out payments related to these acquisitions, and resulted in an addition to goodwill of $17.3 million (2011 earn-out goodwill addition: $30.5 million).

The 2012 and 2011 annual impairment reviews determined that no impairment existed at the respective review dates. No interim impairment tests were deemed necessary during 2011 or 2012.

8.  OTHER LIABILITIES

The table below details the components of other liabilities:

$ in millions	2012	2011
Compensation and benefits	74.8	64.3
Accrued bonus and deferred compensation	535.0	528.2
Accrued compensation and benefits	609.8	592.5

Accruals and other liabilities	233.2	273.7
Accounts payable	287.9	272.6
Security deposit payables	27.4	81.2
Income taxes payable	77.9	59.6
Accounts payable and accrued expenses	626.4	687.1

9.  LONG-TERM DEBT

The disclosures below include details of the company's debt. Debt of consolidated investment products is detailed in Note 20, “Consolidated Investment Products.”

	December 31, 2012		December 31, 2011
$ in millions	Carrying Value	Fair Value	Carrying Value	Fair Value
Unsecured Senior Notes*:
5.625% - due April 17, 2012	—	—	215.1	217.3
5.375% - due February 27, 2013	—	—	333.5	343.8
5.375% - due December 15, 2014	—	—	197.1	207.4
3.125% - due November 30, 2022	599.5	618.3	—	—
Floating rate credit facility expiring June 3, 2016	586.5	586.5	539.0	539.0
Long-term debt	1,186.0	1,204.8	1,284.7	1,307.5

____________

*	The company's Senior Note indentures contain certain restrictions on mergers or consolidations. Beyond these items, there are no other restrictive covenants in the indentures.

The fair market value of the company's Senior Notes was determined by market quotes provided by Bloomberg, which is considered a Level 2 valuation input. In the absence of an active market, the company relies upon the average price quoted by brokers for determining the fair market value of the debt.

Analysis of Borrowings by Maturity:

$ in millions	December 31, 2012
2016	586.5
2022	599.5
Long-term debt	1,186.0

In November 2012, the company issued an initial aggregate principal amount of $600.0 million 3.125% Senior Notes which will mature in November 2022. The proceeds of the issuance were primarily used to retire the $333.5 million 5.375% 2013 Senior Notes and the $197.1 million 5.375% 2014 Senior Notes. The issuer is a 100%-owned finance subsidiary of the Parent, and the Parent has fully and unconditionally guaranteed the securities. As discussed in Note 1, "Accounting Policies - Cash and cash equivalents," certain of our subsidiaries are required to maintain minimum levels of capital. These and other similar provisions of applicable law may have the effect of limiting withdrawals of capital, repayment of intercompany loans and payment of dividends by such entities.

On June 3, 2011 the company amended and restated its unsecured $1.25 billion credit agreement to, among other matters, provide for a term of five years. The amended and restated facility is now scheduled to expire on June 3, 2016.

At December 31, 2012, the outstanding balance on the credit facility was $586.5 million and the weighted average interest rate on the credit facility was 1.437%. Borrowings under the credit facility will bear interest at (i) LIBOR for specified interest periods or (ii) a floating base rate (based upon the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) LIBOR for an interest period of one month plus 1.00%), plus, in either case, an applicable margin determined with reference to the company's credit ratings and specified credit default spreads. Based on credit ratings as of December 31, 2012 of the company and such credit default spreads, the applicable margin for LIBOR-based loans was 1.10% and for base rate loans was 0.10%. In addition, the company is required to pay the lenders a facility fee on the aggregate commitments of the lenders (whether or not used) at a rate per annum which is based on the company's credit ratings. Based on credit ratings as of December 31, 2012, the annual facility fee was equal to 0.15%.

The credit agreement governing the credit facility contains customary restrictive covenants on the company and its subsidiaries. Restrictive covenants in the credit agreement include, but are not limited to: prohibitions on creating, incurring or assuming any liens; entering into certain restrictive merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business; making material amendments to organic documents; making a significant accounting policy change in certain situations; entering into transactions with affiliates. Many of these restrictions are subject to certain minimum thresholds and exceptions. Financial covenants under the credit agreement include: (i) the quarterly maintenance of a debt/EBITDA leverage ratio, as defined in the credit agreement, of not greater than 3.25:1.00 through June 30, 2014, and not greater than 3.00:1.00 thereafter, (ii) a coverage ratio (EBITDA, as defined in the credit agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00.

The credit agreement governing the credit facility also contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt agreements, governmental action prohibiting or restricting the company or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations. The company is in compliance with all regulatory minimum net capital requirements.

The lenders (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the company and its subsidiaries and affiliates. These parties may have received, and may in the future receive, customary compensation for these services.

The company maintains approximately $35.5 million in letters of credit from a variety of banks. The letters of credit are generally one-year automatically-renewable facilities and are maintained for various commercial reasons. Approximately $13.8 million of the letters of credit support office lease obligations.

10.  SHARE CAPITAL

Movements in the number of common shares and common share equivalents issued are represented in the table below:

In millions	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Common shares issued - beginning balance	490.4	490.4	459.5
Issue of new shares	—	—	30.9
Common shares issued - ending balance	490.4	490.4	490.4
Less: Treasury shares for which dividend and voting rights do not apply	(49.0)	(44.4)	(30.3)
Common shares outstanding	441.4	446.0	460.1

During the year ended December 31, 2012, the company repurchased 11.1 million shares (three months ended December 31, 2012: 3.0 million shares) in the market at a cost of $265.0 million (three months ended December 31, 2012: $75.0 million cost) (year ended December 31, 2011: 18.8 million shares, at a cost of $436.5 million). Separately, an aggregate of 2.1 million shares were withheld on vesting events during the year ended December 31, 2012 to meet employees' withholding tax obligations (December 31, 2011: 3.1 million). The fair value of these shares withheld at the respective withholding dates was $48.9 million

(December 31, 2011: $76.6 million). Approximately $467 million remained authorized under the company's share repurchase plan at December 31, 2012 (December 31, 2011: $731.9 million).

Total treasury shares at December 31, 2012 were 59.2 million (December 31, 2011: 54.0 million), including 10.2 million unvested restricted stock awards (December 31, 2011: 9.6 million) for which dividend and voting rights apply. The market price of common shares at the end of 2012 was $26.09. The total market value of the company's 59.2 million treasury shares was $1.5 billion at December 31, 2012.

Movements in Treasury Shares comprise:

In millions	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Beginning balance	54.0	42.7	40.2
Acquisition of common shares	13.2	21.8	11.3
Distribution of common shares	(6.3)	(9.6)	(7.0)
Common shares distributed to meet option exercises	(1.7)	(0.9)	(1.8)
Ending balance	59.2	54.0	42.7

11.  OTHER COMPREHENSIVE INCOME/(LOSS)

The components of accumulated other comprehensive income/(loss) at December 31 were as follows:

$ in millions	2012	2011	2010
Net unrealized gains/(losses) on available-for-sale investments	7.9	(2.2)	10.1
Tax on unrealized gains/(losses) on available-for-sale investments	(1.8)	(0.6)	(2.4)
Accumulated other comprehensive income/(loss) of equity method investments	2.1	(4.3)	2.9
Cumulative foreign currency translation adjustments	598.6	452.7	524.6
Tax on cumulative foreign currency translation adjustments	3.1	2.5	2.0
Employee benefit plan liability adjustments	(102.6)	(98.2)	(55.8)
Tax on employee benefit plan liability adjustments	23.2	23.4	14.1
Total accumulated other comprehensive income, net of tax	530.5	373.3	495.5

Total other comprehensive income/(loss) details are presented below for the years ended December 31.

$ in millions	2012	2011	2010
Net income	587.3	622.0	636.8
Unrealized holding gains and losses on available-for-sale investments*	14.0	(12.2)	11.5
Tax on unrealized holding gains and losses on available-for-sale investments	(1.0)	1.7	(2.7)
Comprehensive income of equity method investments	6.4	(7.2)	2.9
Reclassification adjustments for net (gains) and losses on available-for-sale investments included in net income	(3.9)	(0.1)	(1.6)
Tax on reclassification adjustments for gains (losses) on available-for-sale investments included in net income	(0.2)	0.1	1.9
Foreign currency translation adjustments**	145.0	(48.8)	77.3
Tax on foreign currency translation adjustments	0.6	0.5	—
Adjustments to employee benefit plan liability	(4.4)	(42.4)	18.7
Tax on adjustments to employee benefit plan liability	(0.2)	9.3	(6.2)
Total comprehensive income	743.6	522.9	738.6

____________

*
The company adopted guidance now encompassed in ASC Topic 810 on January 1, 2010, resulting in the consolidation of certain CLOs. Upon adoption, accumulated other comprehensive income was reduced by $5.2 million, as accumulated net unrealized gains at January 1, 2010 relating to the company's investments in certain CLOs were reclassified into retained earnings upon their consolidation.

**
Included in this amount are net losses of $0.9 million for the year ended December 31, 2012 related to foreign currency translation adjustments attributable to consolidated investment products (year ended December 31, 2011: net gains of $23.1 million; December 31, 2010: net losses of $5.3 million). Of this amount, gross losses of $6.3 million are reclassified from accumulated other comprehensive income into retained earnings appropriated for investors in consolidated investment products (year ended December 31, 2011: gains of $8.7 million; December 31, 2010: losses of $5.3 million).

12.  SHARE-BASED COMPENSATION

The company recognized total expenses of $136.4 million, $115.1 million and $117.8 million related to equity-settled share-based payment transactions in 2012, 2011 and 2010, respectively. The total income tax benefit recognized in the Consolidated Statements of Income for share-based compensation arrangements was $39.1 million for 2012 (2011: $32.5 million; 2010: $35.0 million).

Cash received from exercise of share options granted under share-based compensation arrangements was $23.0 million in 2012 (2011: $12.4 million; 2010: $19.6 million). The total tax benefit realized from share options exercises was $5.4 million in 2012 (2011: $3.5 million; 2010: $4.1 million).

Share Awards

Share awards are broadly classified into two categories: time-vested and performance-vested. Share awards are measured at fair value at the date of grant and are expensed, based on the company's estimate of shares that will eventually vest, on a straight-line or accelerated basis over the vesting period.

Time-vested awards vest ratably over or cliff-vest at the end of a period of continued employee service. Performance-vested awards cliff-vest at the end of or vest ratably over a defined vesting period of continued employee service upon the company's attainment of certain performance criteria. Time-vested and performance-vested share awards are granted in the form of restricted share awards (RSAs) or restricted share units (RSUs). Performance-vested awards are tied to the achievement of specified levels of adjusted diluted earnings per share and adjusted operating margin. In the event that either targeted financial measure is achieved at or above a vesting threshold for a particular performance measurement period, the portion of the performance-vested award subject to targeted financial measures will vest proportionately between 0% and 100% based upon the higher achieved level for that year.

With respect to time-vested awards, dividends accrue directly to the employee holder of RSAs, and cash payments in lieu of dividends are made to employee holders of certain RSUs. With respect to performance-vested awards, dividends and cash payments in lieu of dividends are deferred and are paid at the same rate as on our shares if and to the extent the award vests.

Movements on share awards priced in U.S. dollars are detailed below:

	Year ended December 31, 2012			Year ended December 31, 2011			Year ended December 31, 2010
	Time-Vested	Performance-Vested	Weighted Average Grant Date Fair Value ($)	Time-Vested	Performance-Vested	Weighted Average Grant Date Fair Value ($)	Time-Vested	Weighted Average Grant Date Fair Value ($)
Millions of shares, except fair values
Unvested at the beginning of period	17.3	—	20.34	17.4	—	17.25	11.6	15.24
Granted during the period	5.5	0.3	24.84	5.9	—	26.34	10.6	19.11
Forfeited during the period	(0.4)	—	21.43	(0.4)	—	19.65	(0.3)	19.36
Vested and distributed during the period	(5.9)	—	18.96	(5.6)	—	18.68	(4.5)	16.04
Unvested at the end of the period	16.5	0.3	22.36	17.3	—	20.34	17.4	17.25

On December 4, 2007, in connection with the redomicile of the company from the U.K. to Bermuda, the company’s primary share listing moved from the London Stock Exchange to the New York Stock Exchange. Movements on share awards priced in Pounds Sterling, which were awarded prior to the move of the company’s primary share listing to the New York Stock Exchange, are detailed below:

	2012			2011		2010
Millions of shares, except fair values	Time-Vested	Performance-Vested	Weighted Average Grant Date Fair Value (£ Sterling)	Time-Vested	Performance-Vested	Time-Vested	Performance-Vested
Unvested at the beginning of year	0.6	—	11.25	3.3	0.1	5.4	2.0
Granted during the year	—	—	—	—	—	—	—
Forfeited during the year	—	—	—	(0.1)	—	(0.1)	(1.4)
Vested and distributed during the year	(0.3)	—	9.66	(2.6)	(0.1)	(2.0)	(0.5)
Unvested at the end of the year	0.3	—	12.90	0.6	—	3.3	0.1

All share awards outstanding at December 31, 2012, had a weighted average remaining contractual life of 1.41 years. The total fair value of shares that vested during 2012 was $151.6 million (2011: $207.8 million; 2010: $125.3 million). The weighted average fair value at the date of grant of the historical Pound Sterling vested and distributed share awards was £9.66 (2011: £11.89; 2010: £10.01). The weighted average fair value at the date of grant of the U.S. dollar vested and distributed share awards was $18.96.

At December 31, 2012, there was $258.4 million of total unrecognized compensation cost related to non-vested share awards; that cost is expected to be recognized over a weighted average period of 3.11 years.

Share Options

The company has not granted share option awards since 2005. All share options awards, therefore, were granted prior to the December 4, 2007, redomicile from the United Kingdom to Bermuda and relisting from the London Stock Exchange (where the predecessor company's ordinary shares traded in Pounds Sterling) to the New York Stock Exchange (where the company's common shares now trade in U.S. Dollars). The company maintains its two historical share option plans which have outstanding share options: The 2000 Share Option Plan and the No. 3 Executive Share Option Scheme. All remaining outstanding share option awards were fully vested and were expensed by the company over the applicable vesting periods (the latest of which ended prior to December 31, 2008). At the time of their grants, the exercise prices of the share options were denominated in the company's trading currency, which was the Pound Sterling. The company did not change the accounting for share options at the redomicile/relisting date, because the share options were not modified at that date. The exercise price remains in Pounds Sterling and was not changed to U.S. Dollars. Therefore, upon exercise of the share options, the Pound Sterling exercise price will be converted into U.S. Dollars using the spot foreign exchange rate in effect on the exercise date. Upon the exercise of share options, the company either issues new shares or can utilize shares held in treasury (see Note 10, “Share Capital”) to satisfy the exercise.

The share option plans provided for a grant price equal to the quoted market price of the company's shares on the date of grant. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Furthermore, options are forfeited if the employee leaves the company before the options vest. All options outstanding at December 31, 2012 were exercisable and had a range of exercise prices from £6.39 to £9.55, and weighted average remaining contractual life of 1.98 years. The total intrinsic value of options exercised during the years ended December 31, 2012, 2011, and 2010, was $19.6 million, $9.2 million, and $18.5 million, respectively. At December 31, 2012, the aggregate intrinsic value of options outstanding and options exercisable was $37.4 million. The market price of the company's common stock at December 31, 2012 was $26.09 (December 31, 2011: $20.09).

Changes in outstanding share option awards are as follows:

	2012		2011		2010
Millions of shares, except prices	Options	Weighted Average Exercise Price (£ Sterling)	Options	Weighted Average Exercise Price (£ Sterling)	Options	Weighted Average Exercise Price (£ Sterling)
Outstanding at the beginning of year	4.5	7.85	10.7	13.85	16.4	14.99
Forfeited during the year	(0.2)	14.80	(5.3)	19.70	(3.9)	21.90
Exercised during the year	(1.7)	8.08	(0.9)	8.33	(1.8)	6.70
Outstanding at the end of the year	2.6	7.31	4.5	7.85	10.7	13.85
Exercisable at the end of the year	2.6	7.31	4.5	7.85	10.7	13.85

Employee Stock Purchase Plan (ESPP)

During 2012, the company established a nonqualified, broad-based ESPP for all eligible employees. Employees may purchase shares of our common stock generally in annual intervals at 85% of fair market value. Employee ESPP contributions may not exceed $6,000 per offering period. Upon the exercise of share options, the company either issues new shares or can utilize shares held in treasury (see Note 10, "Share Capital") to satisfy the exercise. For the year ended December 31, 2012, the company recognized $0.3 million in compensation expense related to the employee stock purchase plan.

13.  RETIREMENT BENEFIT PLANS

Defined Contribution Plans

The company operates defined contribution retirement benefit plans for all qualifying employees. The assets of the plans are held separately from those of the company in funds under the control of trustees. When employees leave the plans prior to vesting fully in the contributions, the contributions payable by the company are reduced by the amount of forfeited contributions.

The total amounts charged to the Consolidated Statements of Income for the year ended December 31, 2012, of $54.2 million (December 31, 2011: $53.2 million, 2010: $47.0 million) represent contributions paid or payable to these plans by the company at rates specified in the rules of the plans. As of December 31, 2012, accrued contributions of $20.5 million (December 31, 2011: $20.0 million) for the current year will be paid to the plans.

Defined Benefit Plans

The company maintains legacy defined benefit pension plans for qualifying employees of its subsidiaries in the U.K., Ireland, Germany and Taiwan. All defined benefit plans are closed to new participants. The company also maintains a postretirement medical plan in the U.S., which was closed to new participants in 2005. In 2006, the plan was amended to eliminate benefits for all participants who will not meet retirement eligibility by 2008. The assets of all defined benefit schemes are held in separate trustee-administered funds. Under the plans, the employees are generally entitled to retirement benefits based on final salary at retirement.

The most recent actuarial valuations of plan assets and the present value of the defined benefit obligation were valued as of December 31, 2012. The benefit obligation, related current service cost and prior service cost were measured using the projected unit credit method.

Benefit Obligations and Funded Status

The amounts included in the Consolidated Balance Sheets arising from the company's obligations and plan assets in respect of its defined benefit retirement plans is as follows:

	Retirement Plans		Medical Plan
$ in millions	2012	2011	2012	2011
Benefit obligation	(426.7)	(383.3)	(53.2)	(48.1)
Fair value of plan assets	338.9	288.3	9.1	8.2
Funded status	(87.8)	(95.0)	(44.1)	(39.9)
Amounts recognized in the Consolidated Balance Sheets:
Other assets	3.1	2.0	—	—
Accounts payable and accrued expenses	(90.9)	(97.0)	(44.1)	(39.9)
Funded status	(87.8)	(95.0)	(44.1)	(39.9)

Changes in the benefit obligations were as follows:

	Retirement Plans		Medical Plan
$ in millions	2012	2011	2012	2011
January 1	383.3	336.1	48.1	52.4
Service cost	4.5	4.4	0.3	0.5
Interest cost	19.6	19.1	2.1	2.3
Contributions from plan participants	—	—	0.5	0.5
Actuarial (gains)/losses	15.0	41.8	4.4	(5.2)
Exchange difference	19.6	(4.1)	—	—
Benefits paid	(15.3)	(14.0)	(2.2)	(2.4)
December 31	426.7	383.3	53.2	48.1

Key assumptions used in plan valuations are detailed below. Appropriate local mortality tables are also used. The postretirement benefit obligations reflect the anticipated annual receipt of the 28% subsidy on retiree prescription drug claims between $325 and $6,600 for 2013 (and adjusted annually in the future) as a result of the Medicare Prescription Drug Improvement and Modernization Act of 2003. The weighted average assumptions used to determine defined benefit obligations at December 31, 2012, and 2011 are:

	Retirement Plans		Medical Plan
	2012	2011	2012	2011
Discount rate	4.67%	4.92%	3.79%	4.34%
Expected rate of salary increases	3.09%	3.34%	2.50%	3.00%
Future pension/medical cost trend rate increases	2.79%	3.22%	5.00%-7.60%	5.00%-8.00%

Changes in the fair value of plan assets in the current period were as follows:

	Retirement Plans		Medical Plan
$ in millions	2012	2011	2012	2011
January 1	288.3	286.0	8.2	8.1
Actual return on plan assets	35.5	9.5	1.0	0.2
Exchange difference	16.2	(0.6)	—	—
Contributions from the company	13.0	6.6	—	—
Contributions from plan participants	—	—	0.2	0.2
Benefits paid	(14.3)	(12.8)	(0.3)	(0.3)
Settlement and other	0.2	(0.4)	—	—
December 31	338.9	288.3	9.1	8.2

The components of the amount recognized in accumulated other comprehensive income at December 31, 2012, and 2011 are as follows:

	Retirement Plans		Medical Plan
$ in millions	2012	2011	2012	2011
Prior service cost/(credit)	—	—	(9.9)	(11.9)
Net actuarial loss/(gain)	100.9	102.2	11.6	7.9
Total	100.9	102.2	1.7	(4.0)

The amounts in accumulated other comprehensive income expected to be amortized into net periodic benefit cost during the year ending December 31, 2013 are as follows:

$ in millions	Retirement Plans	Medical Plan
Prior service cost/(credit)	—	(2.0)
Net actuarial loss/(gain)	2.1	0.3
Total	2.1	(1.7)

The total accumulated benefit obligation and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets and the projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets are as follows:

	Retirement Plans
$ in millions	2012	2011
Plans with accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	416.6	371.8
Fair value of plan assets	325.1	274.6
Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	416.6	371.8
Fair value of plan assets	325.1	274.6

Net Periodic Benefit Cost

The components of net periodic benefit cost in respect of these defined benefit plans are as follows:

	Retirement Plans			Medical Plan
$ in millions	2012	2011	2010	2012	2011	2010
Service cost	(4.5)	(4.4)	(4.1)	(0.3)	(0.5)	(0.6)
Interest cost	(19.6)	(19.1)	(18.2)	(2.1)	(2.3)	(2.7)
Expected return on plan assets	17.4	17.6	14.9	0.5	0.5	0.4
Amortization of prior service cost/(credit)	—	—	(3.0)	2.0	2.0	2.0
Amortization of net actuarial gain/(loss)	(2.2)	(1.2)	—	(0.2)	(0.3)	(2.7)
Settlement	—	—	0.6	—	—	—
Net periodic benefit cost	(8.9)	(7.1)	(9.8)	(0.1)	(0.6)	(3.6)

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2012, 2011, and 2010 are:

	Retirement Plans
	2012	2011	2010
Discount rate	4.92%	5.65%	5.68%
Expected return on plan assets	5.75%	5.84%	6.20%
Expected rate of salary increases	3.34%	3.60%	3.62%
Future pension rate increases	3.22%	3.49%	3.50%

	Medical Plan
	2012	2011	2010
Discount rate	4.34%	5.20%	5.80%
Expected return on plan assets	7.00%	7.00%	7.00%
Expected rate of salary increases	3.00%	3.00%	4.50%
Future medical cost trend rate increases	5.00%-8.00%	5.00%-8.00%	5.00%-8.00%

In developing the expected rate of return, the company considers long-term compound annualized returns based on historical and current market data. Using this reference information, the company develops forward-looking return expectations for each asset category and an expected long-term rate of return for a targeted portfolio. Discount rate assumptions were based upon AA-rated corporate bonds of suitable terms and currencies.

The assumed health care cost rates are as follows:

	Medical Plan
	2012	2011	2010
Health care cost trend rate assumed for next year	8.00%	8.00%	7.75%
Rate to which cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches level it is assumed to remain thereafter	2020	2020	2017

A one percent change in the assumed rate of increase in healthcare costs would have the following effects:

$ in millions	Increase	Decrease
Effect on aggregate service and interest costs	0.3	(0.3)
Effect on defined benefit obligation	6.9	(5.8)

Plan Assets

The analysis of the plan assets as of December 31, 2012 was as follows:

$ in millions	Retirement Plans	% of Plan Assets	Medical Plan	% of Plan Assets
Cash and cash equivalents	7.2	2.1%	0.2	2.2%
Fund investments	164.9	48.6%	8.9	97.8%
Equity securities	92.4	27.3%	—	—%
Government debt securities	58.3	17.2%	—	—%
Other assets	1.3	0.4%	—	—%
Guaranteed investments contracts	14.8	4.4%	—	—%
Total	338.9	100.0%	9.1	100.0%

The analysis of the plan assets as of December 31, 2011 was as follows:

$ in millions	Retirement Plans	% of Plan Assets	Medical Plan	% of Plan Assets
Cash and cash equivalents	1.9	0.7%	0.2	2.4%
Fund investments	126.1	43.7%	8.0	97.6%
Equity securities	107.5	37.3%	—	—%
Government debt securities	38.1	13.2%	—	—%
Other assets	0.8	0.3%	—	—%
Guaranteed investments contracts	13.9	4.8%	—	—%
Total	288.3	100.0%	8.2	100.0%

Plan assets are not held in company stock. The investment policies and strategies for plan assets held by defined benefit plans include:

•	Funding - to have sufficient assets available to pay members benefits;

•	Security - to maintain the minimum Funding Requirement;

•	Stability - to have due regard to the employer's ability in meeting contribution payments given their size and incidence.
Fund investments are primarily held in equity and fixed income strategies.

The following table presents the carrying value of the plan assets, including major security type for equity and debt securities, which are measured at fair value as of December 31, 2012:

	As of December 31, 2012
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	0.2	0.2	—	—
Fund investments	173.8	173.8	—	—
Equity securities	92.4	92.4	—	—
Government debt securities	58.3	15.3	43.0	—
Other assets	1.3	1.3	—	—
Guaranteed investments contracts	14.8	—	—	14.8
Total	340.8	283.0	43.0	14.8

The following table presents the carrying value of the plan assets, including major security type for equity and debt securities, which are measured at fair value as of December 31, 2011:

	As of December 31, 2011
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	0.2	0.2	—	—
Fund investments	134.1	134.1	—	—
Equity securities	107.5	107.5	—	—
Government debt securities	38.1	12.1	26.0	—
Other assets	0.8	0.8	—	—
Guaranteed investment contracts	13.9	—	—	13.9
Total	294.6	254.7	26.0	13.9

The following is a description of the valuation methodologies used for each major category of plan assets measured at fair value. Information about the valuation hierarchy levels used to measure fair value is detailed in Note 3, “Fair Value of Assets and Liabilities.”

Cash and cash equivalents
Cash equivalents include cash investments in money market funds and time deposits. Cash investments in money market funds are valued under the market approach through the use of quoted market prices in an active market, which is the net asset value of the underlying funds, and are classified within level 1 of the valuation hierarchy. Cash investments in time deposits of $7.2 million held at December 31, 2012 (December 31, 2011: $2.8 million) are not included in the table above, as they are not measured at fair value on a recurring basis. Time deposits are valued at cost plus accrued interest, which approximates fair value.

Fund investments
These plan assets are primarily invested in affiliated funds and are classified within level 1 of the valuation hierarchy. They are valued at the net asset value of shares held by the plan at year end.

Equity securities, corporate debt securities and other investments
These plan assets are classified within level 1 of the valuation hierarchy and are valued at the closing price reported on the active market on which the individual securities are traded.

Government debt securities
Government debt securities that have a readily available market price are classified within level 1 of the valuation hierarchy.  These securities are valued at the closing price reported on the active market on which the individual securities are traded.  Government debt securities that include index-linked bonds are classified within level 2 of the valuation hierarchy. Prices for these bonds are calculated using the relevant index ratio.

Guaranteed investment contracts
These plan assets are classified within level 3 of the valuation hierarchy and are valued through use of unobservable inputs by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

The following table shows a reconciliation of the beginning and ending fair value measurement for level 3 assets, which is comprised solely of the guaranteed investment contracts, using significant unobservable inputs:

$ in millions	Year ended December 31, 2012	Year ended December 31, 2011
Balance, beginning of year	13.9	14.2
Unrealized gains/(losses) relating to the instrument still held at the reporting date	1.2	0.8
Purchases, sales, issuances and settlements (net)	(0.3)	(1.1)
Balance, end of year	14.8	13.9

Quantitative Information about Level 3 Fair Value Measurements

The following table shows significant unobservable inputs used in the fair value measurement of level 3 assets and liabilities:

Assets	Fair Value at December 31, 2012 ($ in millions)	Valuation Technique	Unobservable Inputs	Range
Guaranteed investment contracts	14.8	Discounted cash flow	Discount rate	4.7%
			Mortality assumption	Standard UK mortality tables with a long-term rate of improvement of 1.25%

For the guaranteed investment contracts, significant increases in the discount rate in isolation would result in significantly lower fair value measurements.

Cash Flows

The estimated amounts of contributions expected to be paid to the plans during 2013 are $15.9 million for retirement plans and $2.3 million for the medical plan.

There are no future annual benefits of plan participants covered by insurance contracts issued by the employer or related parties.

The benefits expected to be paid in each of the next five fiscal years and in the five fiscal years thereafter are as follows:

$ in millions	Retirement Plans	Medical Plan
Expected benefit payments:
2013	8.1	2.5
2014	8.6	2.7
2015	10.1	2.8
2016	10.0	2.8
2017	10.8	2.9
Thereafter in the succeeding five years	54.8	14.8

14.  OPERATING LEASES

The company leases office space in the majority of its locations of business under non-cancelable operating leases. These leases and commitments expire on varying dates through 2023.

As of December 31, 2012, the company's total future commitments by year under non-cancelable operating leases are as follows:

$ in millions	Total	Buildings	Other

2013	68.5	64.1	4.4
2014	66.9	62.7	4.2
2015	67.6	64.0	3.6
2016	61.7	59.9	1.8
2017	48.5	46.7	1.8
Thereafter	258.3	257.4	0.9
Gross lease commitments	571.5	554.8	16.7
Less: future minimum payments expected to be received under non-cancelable subleases	41.6	41.6	—
Net lease commitments	529.9	513.2	16.7

As discussed in Note 1, “Accounting Policies - Security Deposit Assets and Receivables and Security Deposit Payables,” the company is party to master lease agreements with various property owners and is party to sublease agreements with tenants in its capacity as asset manager of property portfolios. The company's future commitments to the property owners is equal to and offset by the future minimum payments expected to be received from the tenants; therefore, these amounts are not included in the table above.

The company recognized $67.4 million, $64.2 million, and $60.1 million in operating lease expenses in the Consolidated Statements of Income in 2012, 2011 and 2010, respectively. These expenses are net of $11.4 million, $11.4 million and $11.4 million of sublease income in 2012, 2011 and 2010, respectively.

15.  OTHER GAINS AND LOSSES, NET

The components of other gains and losses, net, are:

$ in millions	2012	2011	2010
Other gains:
Gain on sale of investments	5.3	9.4	9.9
Unrealized gain on trading investments, net	19.7	—	14.2
Gain on sale of CLO management contracts	8.3	—	—
Net foreign exchange gains	0.3	—	—
Settlement of litigation (1)	—	45.0	—
Other realized gains	4.1	—	—
Total other gains	37.7	54.4	24.1
Other losses:
Loss on debt extinguishment	(23.5)	—	—
Other-than-temporary impairment of available-for-sale investments	(0.8)	(1.0)	(7.0)
Unrealized loss on trading investments, net	—	(2.6)	—
Net foreign exchange losses	—	(0.6)	(0.2)
Other realized losses	(5.1)	(1.2)	(1.3)
Total other losses	(29.4)	(5.4)	(8.5)
Other gains and losses, net	8.3	49.0	15.6

____________

(1)
Included within other gains and losses in the year ended December 31, 2011 is a credit of $45.0 million related to the settlement of litigation arising from the 2007 departure of certain investment professionals to a competitor.

16.  TAXATION

The company's (provision) for income taxes is summarized as follows:

$ in millions	2012	2011	2010
Current:
Federal	(103.5)	(88.7)	(40.9)
State	(15.6)	(15.0)	(9.7)
Foreign	(114.6)	(108.7)	(122.8)
	(233.7)	(212.4)	(173.4)
Deferred:
Federal	(30.2)	(54.1)	(10.2)
State	9.4	(1.1)	2.0
Foreign	(6.9)	(12.4)	(11.5)
	(27.7)	(67.6)	(19.7)
Total income tax (provision)/benefit	(261.4)	(280.0)	(193.1)

The net deferred tax recognized in our balance sheet at December 31, 2012 and 2011 respectively includes the following:

$ in millions	2012	2011
Deferred tax assets:
Deferred compensation arrangements	69.4	75.7
Accrued rent expenses	23.4	19.9
Tax loss carryforwards	137.5	140.9
Postretirement medical, pension and other benefits	41.6	40.4
Investment basis differences	11.3	22.9
Accrued bonus	6.7	6.5
Other	14.9	14.1
Total deferred tax assets	304.8	320.4
Valuation allowance	(137.5)	(140.9)
Deferred tax assets, net of valuation allowance	167.3	179.5
Deferred tax liabilities:
Deferred sales commissions	(23.7)	(14.4)
Goodwill and intangibles	(397.7)	(381.4)
Undistributed earnings of subsidiaries	(4.3)	(3.5)
Revaluation reserve	(5.2)	(5.0)
Other	(9.4)	(20.5)
Total deferred tax liabilities	(440.3)	(424.8)
Net deferred tax assets/(liabilities)	(273.0)	(245.3)

A reconciliation between the statutory rate and the effective tax rate on income from operations for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Statutory Rate	35.0%	35.0%	35.0%
Foreign jurisdiction statutory income tax rates	(9.5)%	(10.2)%	(9.8)%
State taxes, net of federal tax effect	1.4%	1.5%	1.2%
Change in valuation allowance for unrecognized tax losses	0.8%	1.6%	2.3%
Other	0.7%	0.1%	0.9%
(Gains)/losses attributable to noncontrolling interests	3.1%	3.4%	(6.1)%
Effective tax rate per Consolidated Statements of Income	31.5%	31.4%	23.5%

The company's subsidiaries operate in several taxing jurisdictions around the world, each with its own statutory income tax rate. As a result, the blended average statutory tax rate will vary from year to year depending on the mix of the profits and losses of the company's subsidiaries. The majority of our profits are earned in the U.S., the U.K., and Canada. The current U.K. statutory tax rate is 24%, the Canadian statutory tax rate is 26.5% and the U.S. Federal statutory tax rate is 35%.

On June 20, 2012, the Ontario government successfully introduced and passed Bill 114, which repealed the enacted general corporate income tax rate reductions scheduled to take effect in 2012 and 2013. As a result, the Canadian federal and provincial statutory tax rate increased to 26.5% (from 26.25%) in June, 2012. UK Finance Act 2012 proposed to reduce the U.K. statutory corporate tax rate to 24% effective April 1, 2012 and 23% effective April 1, 2013. The Act received Royal Assent on July 17, 2012, and therefore was enacted for U.S. GAAP purposes during the third quarter. Neither the Ontario rate increase nor the UK rate reductions had a material impact on our effective tax rate when enacted. The 2012 U.K. Budget proposes to further reduce the rate to 22% beginning April 1, 2014.

The division of income/(losses) before taxes between U.S. and foreign for the years ended December 31, 2012, 2011 and 2010 is as follows:

$ in millions (except percentages)	2012	2011	2010
U.S.	456.6	470.4	163.3
Consolidated Investment Products - U.S.	59.7	93.0	97.2
Total U.S. income before income taxes	516.3	563.4	260.5
Foreign	474.5	509.1	479.3
Consolidated Investment Products - Foreign	(160.2)	(180.4)	83.5
Total Foreign income before income taxes	314.3	328.7	562.8
Income from continuing operations before income taxes	830.6	892.1	823.3

At December 31, 2012 the company had tax loss carryforwards accumulated in certain taxing jurisdictions in the aggregate of $430.8 million (2011: $428.0 million), approximately $23.8 million of which will expire between 2013 and 2017, $96.4 million of which will expire after 2017, with the remaining $310.6 million having an indefinite life. A full valuation allowance has been recorded against the deferred tax assets related to these losses based on a history of losses in these taxing jurisdictions which make it unlikely that the deferred tax assets will be realized.

As a multinational corporation, the company operates in various locations around the world and we generate substantially all of our earnings from our subsidiaries. Under ASC 740-30 deferred tax liabilities are recognized for taxes that would be payable on the unremitted earnings of the company's subsidiaries, consolidated investment products, and joint ventures, except where it is our intention to continue to indefinitely reinvest the undistributed earnings. Our Canadian and U.S. subsidiaries continue to be directly owned by Invesco Holding Company Limited, a U.K. company, which is directly owned by Invesco Ltd. Our Canadian unremitted earnings, for which we are indefinitely reinvested, are estimated to be $1,029.9 million at December 31, 2012, compared with $977.2 million at December 31, 2011. If distributed as a dividend, Canadian withholding tax of 5.0% would be due. Dividends from our investment in the U.S. should not give rise to additional tax as we are not subject to withholding tax between the U.S. and U.K. Deferred tax liabilities in the amount of $4.3 million (2011: $3.5 million) for additional tax have been recognized for unremitted earnings of certain subsidiaries that have regularly remitted earnings and are expected to continue to remit earnings in the foreseeable future. The U.K. dividend exemption should apply to the remainder of our U.K. subsidiary investments. There is no additional tax on dividends from the U.K. to Bermuda.

The company and its subsidiaries file annual income tax returns in the U.S. federal jurisdiction, various U.S. state and local jurisdictions, and in numerous foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which the company has unrecognized tax benefits, is finally resolved. To the extent that the company has favorable tax settlements, or determines that accrued amounts are no longer needed due to a lapse in the applicable statute of limitations or other change in circumstances, such liabilities, as well as the related interest and penalty, would be reversed as a reduction of income tax expense (net of federal tax effects, if applicable) in the period such determination is made. At January 1, 2012, the company had approximately $19.5 million of gross unrecognized income tax benefits (UTBs). Of this total, $14.5 million (net of tax benefits in other jurisdictions and the federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods. A reconciliation of the change in the UTB balance from January 1, 2010, to December 31, 2012, is as follows:

$ in millions	Gross Unrecognized Income Tax Benefits
Balance at January 1, 2010	39.0
Additions for tax positions related to the current year	—
Additions for tax positions related to prior years	1.8
Other reductions for tax positions related to prior years	(0.5)
Reductions for statute closings	(13.2)
Balance at December 31, 2010	27.1
Additions for tax positions related to the current year	—
Additions for tax positions related to prior years	1.4
Other reductions for tax positions related to prior years	(5.2)
Reductions for statute closings	(3.8)
Balance at December 31, 2011	19.5
Additions for tax positions related to the current year	—
Additions for tax positions related to prior years	4.3
Other reductions for tax positions related to prior years	(1.2)
Reductions for statute closings	—
Balance at December 31, 2012	22.6

The company recognizes accrued interest and penalties, as appropriate, related to unrecognized tax benefits as a component of the income tax provision. At December 31, 2012, the total amount of gross unrecognized tax benefits was $22.6 million. Of this total, $17.9 million (net of tax benefits in other jurisdictions and the federal benefit of state taxes) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods. The Consolidated Balance Sheet includes accrued interest and penalties of $4.7 million at December 31, 2012, reflecting $0.8 million of settlement for accrued interest and penalties in 2012 (year ended December 31, 2011: $5.7 million accrued interest and penalties, $0.3 million tax accrued, year ended December 31, 2010: $5.6 million accrued interest and penalties, $7.7 million tax benefit realized). As a result of the anticipated legislative changes and potential settlements with taxing authorities, it is reasonably possible that the company's gross unrecognized tax benefits balance may change within the next twelve months by a range of zero to $10.0 million. The company and its subsidiaries are periodically examined by various taxing authorities. With few exceptions, the company is no longer subject to income tax examinations by the primary tax authorities for years prior to 2003. Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. As of December 31, 2012, management had identified no other potential subsequent events that could have a significant impact on the unrecognized tax benefits balance.

17.  EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of shares outstanding during the period, excluding treasury shares. The weighted average number of shares outstanding during the period also includes participating securities such as unvested time-based restricted stock awards and restricted stock units that pay dividend equivalents. Diluted earnings per share is computed using the treasury stock method, which requires computing share equivalents and dividing net income attributable to common shareholders by the total weighted average number of shares and share equivalents outstanding during the period.

The calculation of earnings per share is as follows:

	Years ended December 31,
$ in millions, except per share data	2012	2011	2010
Income from continuing operations, net of taxes	$569.2	$612.1	$630.2
Net (income)/loss attributable to noncontrolling interests in consolidated entities, net	89.8	107.7	(171.1)
Income from continuing operations attributable to Invesco Ltd. for basic and diluted EPS calculations	659.0	719.8	459.1
Income from discontinued operations, net of taxes	18.1	9.9	6.6
Net income attributable to common shareholders	$677.1	$729.7	$465.7

Weighted average shares outstanding - basic	452.3	462.9	460.4
Dilutive effect of share-based awards	1.5	1.8	2.8
Weighted average shares outstanding - diluted	453.8	464.7	463.2

Basic earnings per share:
Earnings per share from continuing operations	$1.46	$1.55	$1.00
Earnings per share from discontinued operations	$0.04	$0.02	$0.01
Basic earnings per share	$1.50	$1.58	$1.01

Diluted earnings per share:
Earnings per share from continuing operations	$1.45	$1.55	$0.99
Earnings per share from discontinued operations	$0.04	$0.02	$0.01
Diluted earnings per share	$1.49	$1.57	$1.01

See Note 12, “Share-Based Compensation,” for a summary of share awards outstanding under the company's share-based payment programs. These programs could result in the issuance of common shares that would affect the measurement of basic and diluted earnings per share.

No share options were excluded from the computation of diluted earnings per share during the year ended December 31, 2012, because the option exercise price was greater than the average market price of the common shares and therefore their inclusion would have been anti-dilutive (December 31, 2011: 0.1 million share options at a weighted average exercise price of £18.11; December 31, 2010: 5.7 million share options at a weighted average exercise price of £19.47).

There were no time-vested share awards that were excluded from the computation of diluted earnings per share during the years ended December 31, 2012, 2011, and 2010 due to their inclusion being anti-dilutive. There were 0.2 million contingently issuable shares excluded from the diluted earnings per share computation during year ended December 31, 2012 (December 31, 2011: none; December 31, 2010: none), because the necessary performance conditions for the shares to be issuable had not yet been satisfied at the end of the respective period.

18.  GEOGRAPHIC INFORMATION

The company operates under one business segment, investment management. Geographical information is presented below. There are no revenues or long-lived assets attributed to the company's country of domicile, Bermuda.

$ in millions	U.S.	U.K./Ireland	Canada	Continental Europe	Asia	Total
For the year ended December 31, 2012
Revenue from external customers	2,063.6	1,492.1	346.4	43.0	105.3	4,050.4
Inter-company revenue	(6.5)	(144.0)	(13.2)	78.3	85.4	—
Total operating revenues	2,057.1	1,348.1	333.2	121.3	190.7	4,050.4
Long-lived assets	228.7	83.6	9.4	7.1	20.8	349.6
For the year ended December 31, 2011
Revenue from external customers	1,980.3	1,473.1	372.3	38.8	117.8	3,982.3
Inter-company revenue	(8.1)	(152.8)	(14.1)	76.7	98.3	—
Total operating revenues	1,972.2	1,320.3	358.2	115.5	216.1	3,982.3
Long-lived assets	196.7	81.5	7.9	4.9	21.8	312.8
For the year ended December 31, 2010
Revenue from external customers	1,579.0	1,305.8	370.7	44.3	86.1	3,385.9
Inter-company revenue	9.8	(131.3)	(10.1)	56.3	75.3	—
Total operating revenues	1,588.8	1,174.5	360.6	100.6	161.4	3,385.9
Long-lived assets	169.3	79.6	7.6	2.8	13.1	272.4

Operating revenues reflect the geographical regions from which services are provided.

19.  COMMITMENTS AND CONTINGENCIES

Commitments and contingencies may arise in the ordinary course of business.

Off Balance Sheet Commitments

The company has transactions with various private equity, real estate and other investment entities sponsored by the company for the investment of client assets in the normal course of business. Many of the company's investment products are structured as limited partnerships. The company's investment may take the form of the general partner or a limited partner, and the entities are structured such that each partner makes capital commitments that are to be drawn down over the life of the partnership as investment opportunities are identified. Separately, the company entered into a share purchase agreement on September 27, 2012 to acquire 49.0% of Religare Asset Management Limited, a company incorporated in India.  The purchase is subject to regulatory approval. At December 31, 2012, the company's undrawn capital and purchase commitments were $209.3 million (December 31, 2011: $161.2 million).

During 2007, Invesco elected to enter into contingent support agreements for two of its investment trusts to enable them to sustain a stable pricing structure. These two trusts are unregistered trusts that invest in fixed income securities and are available only to limited types of investors. The agreements were amended to extend the term through June 30, 2013; further extensions are likely. As of December 31, 2012, the total committed support under these agreements was $21.0 million with an internal approval mechanism to increase the maximum possible support to $66.0 million at the option of the company. The estimated value of these agreements at December 31, 2012, was $1.0 million (December 31, 2011: $1.0 million), which was recorded in accounts payable and accrued expenses on the Consolidated Balance Sheet. The estimated value of these agreements is lower than the maximum support amount, reflecting management’s estimation that the likelihood of funding under the support agreements is low. Significant investor redemptions out of the trusts before the scheduled maturity of the underlying securities or significant credit default issues of the securities held within the trusts’ portfolios could change the company’s estimation of likelihood of funding. No payment has been made under either agreement nor has Invesco realized any loss from the support agreements through the date of this Report. These trusts were not consolidated because the company was not deemed to be the primary beneficiary.

A subsidiary of the company has received assessments related to various prior taxation periods for goods and services tax on revenue to which management fee rebates had been applied in those periods. The assessments, related interest, and penalty amounts are approximately $20.8 million. Management believes Canada Revenue Agency's claims are unfounded and that these assessments are unlikely to stand, and accordingly no provision has been recorded in the Consolidated Financial Statements.

The Parent and various company subsidiaries have entered into agreements with financial institutions to guarantee certain obligations of other company subsidiaries. The company would be required to perform under these guarantees in the event of certain defaults. The company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Legal Contingencies

In July 2010, various closed-end funds formerly advised by Van Kampen Investments or Morgan Stanley Investment Management included in the acquired business had complaints filed against them in New York State Court commencing derivative lawsuits purportedly brought on behalf of the common shareholders of those funds. The funds are nominal defendants in these derivative lawsuits and the defendants also include Van Kampen Investments (acquired by Invesco on June 1, 2010), Morgan Stanley Investment Management and certain officers and trustees of the funds who are or were employees of those firms. Invesco has certain obligations under the applicable acquisition agreement regarding the defense costs and any damages associated with this litigation. The plaintiffs allege breaches of fiduciary duties owed by the non-fund defendants to the funds’ common shareholders related to the funds’ redemption in prior periods of Auction Rate Preferred Securities (ARPS) theretofore issued by the funds. The complaints are similar to other complaints filed against investment advisers, officers and trustees of closed-end funds in other fund complexes which issued and redeemed ARPS. The complaints allege that the advisers, distributors and certain officers and trustees of those funds breached their fiduciary duty by redeeming ARPS at their liquidation value when there was no obligation to do so and when the value of ARPS in the secondary marketplace were significantly below their liquidation value. The complaints also allege that the ARPS redemptions were principally motivated by the fund sponsors’ interests to preserve distribution relationships with brokers and other financial intermediaries who held ARPS after having repurchased them from their own clients. The complaints do not specify alleged damages. Certain other funds included in the acquired business have received demand letters expressing similar allegations. Such demand letters could be precursors to additional similar lawsuits being commenced against those other funds. The Boards of Trustees of the funds established special committees of independent trustees to conduct an inquiry regarding the allegations set forth in the complaints and demand letters. Those evaluations have been completed, and the Boards of Trustees of the funds accepted the recommendation of their special litigation committees to (i) reject the demands contained in the demand letters and (ii) to seek dismissal of the related lawsuits. Motions to dismiss were filed on October 4, 2011 and are pending.

Invesco believes the cases and other claims identified above should be dismissed or otherwise will terminate, although there can be no assurance of that result. Invesco intends to defend vigorously any cases which may survive beyond initial motions to dismiss. The company cannot predict with certainty, however, the eventual outcome of such cases and other claims, nor whether they will have a material negative impact on the company. The nature and progression of litigation can make it difficult to predict the impact a particular lawsuit will have on the company. There are many reasons that the company cannot make these assessments, including, among others, one or more of the following: the proceeding is in its early stages; the damages sought are unspecified, unsupportable, unexplained or uncertain; the claimant is seeking relief other than compensatory damages; the matter presents novel legal claims or other meaningful legal uncertainties; discovery has not started or is not complete; there are significant facts in dispute; and there are other parties who may share in any ultimate liability.

The company is from time to time involved in litigation relating to other claims arising in the ordinary course of its business. Management is of the opinion that the ultimate resolution of such claims will not materially affect the company’s business, financial position, results of operation or liquidity. In management’s opinion, adequate accrual has been made as of December 31, 2012 to provide for any such losses that may arise from matters for which the company could reasonably estimate an amount. Furthermore, in management’s opinion, it is not possible to estimate a range of reasonably possible losses with respect to other litigation contingencies.

The investment management industry also is subject to extensive levels of ongoing regulatory oversight and examination. In the United States and other jurisdictions in which the company operates, governmental authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to compliance with applicable laws and regulations. Additional lawsuits or regulatory enforcement actions arising out of these inquiries may in the future be filed against the company and related entities and individuals in the U.S. and other jurisdictions in which the company and its affiliates operate. Any material loss of investor and/or client confidence as a result of such inquiries and/or litigation could result in a significant decline in assets under management, which would have an adverse effect on the company’s future financial results and its ability to grow its business.

20.  CONSOLIDATED INVESTMENT PRODUCTS

The company's risk with respect to each investment in consolidated investment products is limited to its equity ownership and any uncollected management fees. Therefore, the gains or losses of consolidated investment products do not have a significant impact on the company's results of operations, liquidity or capital resources. The company has no right to the benefits from, nor does it bear the risks associated with, these investments, beyond the company's minimal direct investments in, and management fees generated from, the investment products. If the company were to liquidate, these investments would not be available to the general creditors of the company, and as a result, the company does not consider investments held by consolidated investment products to be company assets. Additionally, the collateral assets of consolidated collateralized loan obligations (CLOs) are held solely to satisfy the obligations of the CLOs, and the investors in the consolidated CLOs have no recourse to the general credit of the company for the notes issued by the CLOs.

Collateralized Loan Obligations

A significant portion of consolidated investment products are CLOs. CLOs are investment vehicles created for the sole purpose of issuing collateralized loan instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CLOs are backed by diversified collateral asset portfolios consisting primarily of loans or structured debt. For managing the collateral for the CLO entities, the company earns investment management fees, including in some cases subordinated management fees, as well as contingent incentive fees. The company has invested in certain of the entities, generally taking a portion of the unrated, junior subordinated position. The company's investments in CLOs are generally subordinated to other interests in the entities and entitle the company and other subordinated tranche investors to receive the residual cash flows, if any, from the entities. The company's subordinated interest can take the form of (1) subordinated notes, (2) income notes or (3) preference/preferred shares. The company has determined that, although the junior tranches have certain characteristics of equity, they should be accounted for and disclosed as debt on the company's Consolidated Balance Sheet, as the subordinated and income notes have a stated maturity indicating a date for which they are mandatorily redeemable. The preference shares are also classified as debt, as redemption is required only upon liquidation or termination of the CLO and not of the company. The financial information of the consolidated CLOs is included in the company's consolidated financial statements on a one-month lag.

Prior to the adoption of guidance now encompassed in ASC Topic 810 (discussed in Note 1, “Accounting Policies”), the company's ownership interests, which were classified as available-for-sale investments on the company's Consolidated Balance Sheets, combined with its other interests (management and incentive fees), were quantitatively assessed to determine if the company is the primary beneficiary of these entities. The company determined, for periods prior to the adoption of this guidance, that it did not absorb the majority of the expected gains or losses from the CLOs and therefore was not their primary beneficiary.

The company determined that it was the primary beneficiary of certain CLOs, as it has the power to direct the activities of the CLOs that most significantly impact the CLOs' economic performance, and the obligation to absorb losses/right to receive benefits from the CLOs that could potentially be significant to the CLOs. The primary beneficiary assessment includes an analysis of the rights of the company in its capacity as investment manager. In some CLOs, the company's role as investment manager provides that the company contractually has the power, as defined in ASC Topic 810, to direct the activities of the CLOs that most significantly impact the CLOs' economic performance, such as managing the collateral portfolio and the CLO's credit risk. In other CLOs, the company determined that it does not have this power in its role as investment manager due to certain rights held by other investors in the products or restrictions that limit the company's ability to manage the collateral portfolio and its credit risk. Additionally, the primary beneficiary assessment includes an analysis of the company's rights to receive benefits and obligations to absorb losses associated with its first loss position and management/incentive fees. As part of this analysis, the company uses a quantitative model to corroborate its qualitative assessments. The quantitative model includes an analysis of the expected performance of the CLOs and a comparison of the company's absorption of this performance relative to the other investors in the CLOs. The company has determined that it could receive significant benefits and/or absorb significant losses from certain CLOs in which it holds a first loss position and has the right to significant fees. It was determined that the company's benefits and losses from certain other CLOs could not be significant, particularly in situations where the company does not hold a first loss position and where the fee interests are based upon a fixed percentage of collateral asset values.

Private equity, real estate and fund-of-funds (partnerships)

For investment products that are structured as partnerships and are determined to be VIEs, including private equity funds, real estate funds and fund-of-funds products, the company evaluates the structure of the partnership to determine if it is the primary beneficiary of the investment product. This evaluation includes assessing the rights of the limited partners to transfer their economic interests in the investment product. If the limited partners' lack rights to manage their economic interests, they are considered to be de facto agents of the company, resulting in the company determining that it is the primary beneficiary of the investment product.

The company generally takes less than a 1% investment in these entities as the general partner. Non-VIE general partnership investments are deemed to be controlled by the company and are consolidated under a voting interest entity (VOE) model, unless the limited partners have the substantive ability to remove the general partner without cause based upon a simple majority vote or can otherwise dissolve the partnership, or unless the limited partners have substantive participating rights over decision-making. Interests in unconsolidated private equity funds, real estate funds and fund-of-funds products are classified as equity method investments in the company's Consolidated Balance Sheets. The financial information of the consolidated private equity and real estate funds are included in the company's consolidated financial statements on a one-quarter lag.

Other investment products

As discussed in Note 19, “Commitments and Contingencies,” the company has entered into contingent support agreements for two of its investment trusts to enable them to sustain a stable pricing structure, creating variable interests in these VIEs. The company earns management fees from the trusts and has a small investment in one of these trusts. The company was not deemed to be the primary beneficiary of these trusts after considering any explicit and implicit variable interests in relation to the total expected gains and losses of the trusts.

At December 31, 2012, the company's maximum risk of loss in significant VIEs in which the company is not the primary beneficiary is presented in the table below.

$ in millions	Footnote Reference	Carrying Value	Company's Maximum Risk of Loss
Partnership and trust investments	—	38.2	38.2
Investments in Invesco Mortgage Capital Inc.	—	32.5	32.5
Support agreements*	19	(1.0)	21.0
Total			91.7

____________

*
As of December 31, 2012, the committed support under these agreements was $21.0 million with an internal approval mechanism to increase the maximum possible support to $66.0 million at the option of the company.

During the year ended December 31, 2012, the company invested in and consolidated two new managed CLOs. The table below illustrates the summary balance sheet amounts related to these CLOs before consolidation into the company. The balances below are reflective of the balances existing at the consolidation date after the initial funding of the investments by the company and unrelated third-party investors.  The current period activity for the consolidated funds, including the initial funding and subsequent investment of initial cash balances into underlying investments of CIP, is reflected in the company’s Consolidated Financial Statements. No new entities were consolidated in 2011.

Balance Sheet

For the year ended December 31, 2012
$ in millions	CLOs - VIEs
Cash and cash equivalents of consolidated investment products	498.9
Accounts receivable and other assets of consolidated investment products	17.6
Investments of consolidated investment products	693.3
Total assets	1,209.8
Debt of consolidated investment products	803.6
Other liabilities of consolidated investment products	406.2
Total liabilities	1,209.8
Total equity	—
Total liabilities and equity	1,209.8

During the year ended December 31, 2012, the company determined it was no longer the primary beneficiary of certain CLOs due to reconsideration and liquidation events. These reconsideration events included the sale of our management agreements and equity interests in certain CLOs and reassessment of the rights held by other unaffiliated investors. The amounts deconsolidated from the Consolidated Balance Sheet are illustrated in the table below. There was no net impact to the Consolidated Statement of Income for the year ended December 31, 2012 from the deconsolidation of these investment products. No entities were deconsolidated in 2011.
Balance Sheet

For the year ended December 31, 2012
$ in millions	CLOs - VIEs
Cash and cash equivalents of consolidated investment products	151.7
Accounts receivable and other assets of consolidated investment products	29.5
Investments of consolidated investment products	2,247.4
Total assets	2,428.6
Debt of consolidated investment products	2,264.2
Other liabilities of consolidated investment products	47.5
Total liabilities	2,311.7
Total equity	116.9
Total liabilities and equity	2,428.6

The following tables reflect the impact of consolidation of investment products into the Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011, and the Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010.

Summary of Balance Sheet Impact of Consolidated Investment Products

$ in millions	CLOs - VIEs	Other VIEs	VOEs	Adjustments(1)	Impact of Consolidated Investment Products
As of December 31, 2012
Cash and cash equivalents of consolidated investment products	211.8	0.2	82.7	(6.9)	287.8
Accounts receivable and other assets of consolidated investment products	54.6	0.2	29.3	—	84.1
Investments of consolidated investment products	3,948.0	35.9	607.9	(41.2)	4,550.6
Adjustments (1)	—	—	8.9	(80.0)	(71.1)
Total assets	4,214.4	36.3	728.8	(128.1)	4,851.4
Debt of consolidated investment products	3,980.7	—	—	(81.3)	3,899.4
Other liabilities of consolidated investment products	105.3	0.5	2.9	(4.4)	104.3
Adjustments (1)	—	—	—	(8.9)	(8.9)
Total liabilities	4,086.0	0.5	2.9	(94.6)	3,994.8
Retained earnings appropriated for investors in consolidated investment products	128.8	—	—	—	128.8
Other equity attributable to common shareholders	(0.4)	(0.1)	34.0	(33.5)	—
Equity attributable to noncontrolling interests in consolidated entities	—	35.9	691.9	—	727.8
Total liabilities and equity	4,214.4	36.3	728.8	(128.1)	4,851.4

$ in millions	CLOs - VIEs	Other VIEs	VOEs	Adjustments(1)	Impact of Consolidated Investment Products
As of December 31, 2011
Cash and cash equivalents of consolidated investment products	297.7	3.1	81.5	—	382.3
Accounts receivable and other assets of consolidated investment products	86.0	—	12.5	—	98.5
Investments of consolidated investment products	5,682.3	42.8	903.9		6,629.0
Adjustments (1)	10.8	—	19.6	(122.4)	(92.0)
Total assets	6,076.8	45.9	1,017.5	(122.4)	7,017.8
Debt of consolidated investment products	5,563.3	—	—	(50.4)	5,512.9
Other liabilities of consolidated investment products	179.2	0.4	5.8	(10.3)	175.1
Adjustments (1)	—	—	—	(19.6)	(19.6)
Total liabilities	5,742.5	0.4	5.8	(80.3)	5,668.4
Retained earnings appropriated for investors in consolidated investment products	334.3	—	—	—	334.3
Other equity attributable to common shareholders	—	0.1	43.1	(42.1)	1.1
Equity attributable to noncontrolling interests in consolidated entities	—	45.4	968.6	—	1,014.0
Total liabilities and equity	6,076.8	45.9	1,017.5	(122.4)	7,017.8

____________

(1)
Adjustments include the elimination of intercompany transactions between the company and its consolidated investment products, primarily the elimination of the company's equity at risk recorded as investments by the company (before consolidation) against either equity (private equity and real estate partnership funds) or subordinated debt (CLOs) of the funds.

Summary of Income Statement Impact of Consolidated Investment Products

$ in millions	CLOs - VIEs	Other VIEs	VOEs	Adjustments(1)	Impact of Consolidated Investment Products
Year ended December 31, 2012
Total operating revenues	—	—	—	(41.0)	(41.0)
Total operating expenses	48.2	0.9	23.4	(41.0)	31.5
Operating income	(48.2)	(0.9)	(23.4)	—	(72.5)
Equity in earnings of unconsolidated affiliates	—	—	—	0.5	0.5
Interest and dividend income	260.7	—	—	(14.5)	246.2
Other investment income/(losses)	(112.2)	2.4	13.7	(10.3)	(106.4)
Interest expense	(182.8)	—	—	14.5	(168.3)
Income from continuing operations before income taxes	(82.5)	1.5	(9.7)	(9.8)	(100.5)
Income tax provision	—	—	—	—	—
Income from continuing operations, net of income taxes	(82.5)	1.5	(9.7)	(9.8)	(100.5)
Income from discontinued operations, net of income taxes	—	—	—	—	—
Net income	(82.5)	1.5	(9.7)	(9.8)	(100.5)
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	82.2	(1.5)	9.1	—	89.8
Net income attributable to common shareholders	(0.3)	—	(0.6)	(9.8)	(10.7)

$ in millions	CLOs - VIEs	Other VIEs	VOEs	Adjustments(1)	Impact of Consolidated Investment Products
Year ended December 31, 2011
Total operating revenues	—	—	0.1	(47.3)	(47.2)
Total operating expenses	46.7	1.0	12.6	(47.3)	13.0
Operating income	(46.7)	(1.0)	(12.5)	—	(60.2)
Equity in earnings of unconsolidated affiliates	—	—	—	(0.2)	(0.2)
Interest and dividend income	307.2	—	—	(8.3)	298.9
Other investment income/(losses)	(235.1)	1.0	74.9	20.3	(138.9)
Interest expense	(195.3)	—	—	8.3	(187.0)
Income from continuing operations before income taxes	(169.9)	—	62.4	20.1	(87.4)
Income tax provision	—	—	—	—	—
Income from continuing operations, net of income taxes	(169.9)	—	62.4	20.1	(87.4)
Income from discontinued operations, net of income taxes	—	—	—	—	—
Net income	(169.9)	—	62.4	20.1	(87.4)
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	169.9	—	(62.3)	—	107.6
Net income attributable to common shareholders	—	—	0.1	20.1	20.2

$ in millions	CLOs - VIEs	VIEs	VOEs	Adjustments(1)	Impact of Consolidated Investment Products
Year ended December 31, 2010
Total operating revenues	—	—	0.3	(45.3)	(45.0)
Total operating expenses	41.4	1.6	12.3	(45.3)	10.0
Operating income	(41.4)	(1.6)	(12.0)	—	(55.0)
Equity in earnings of unconsolidated affiliates	—	—	—	(0.6)	(0.6)
Interest and dividend income	246.0	—	—	(5.1)	240.9
Other investment income/(losses)	(3.8)	6.9	104.5	6.4	114.0
Interest expense	(123.7)	—	—	5.1	(118.6)
Income from continuing operations, net of income taxes	77.1	5.3	92.5	5.8	180.7
Income tax provision	—	—	—	—	—
Income from continuing operations, net of income taxes	77.1	5.3	92.5	5.8	180.7
Income from discontinued operations, net of income taxes	—	—	—	—	—
Net income/(loss)	77.1	5.3	92.5	5.8	180.7
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	(77.1)	(5.3)	(88.4)	(0.1)	(170.9)
Net income attributable to common shareholders	—	—	4.1	5.7	9.8

____________

(1)
Adjustments include the elimination of intercompany transactions between the company and its consolidated investment products, primarily the elimination of management fees expensed by the funds and recorded as operating revenues (before consolidation) by the company.

The carrying value of investments held, derivative contracts, and notes issued by consolidated investment products is also their fair value. The following tables present the fair value hierarchy levels of investments held, derivative contracts, and notes issued by consolidated investment products, which are measured at fair value as of December 31, 2012 and December 31, 2011:

	As of December 31, 2012
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
CLO collateral assets:
Bank loans	3,709.3	—	3,709.3	—
Bonds	185.4	—	185.4	—
Equity securities	12.1	—	12.1	—
Private equity fund assets:
Equity securities	125.0	21.0	9.9	94.1
Investments in other private equity funds	503.5	—	—	503.5
Debt securities issued by the U.S. Treasury	10.0	10.0	—	—
Real estate investments	5.3	—	—	5.3
Total assets at fair value	4,550.6	31.0	3,916.7	602.9
Liabilities:
CLO notes	(3,899.4)	—	—	(3,899.4)
Total liabilities at fair value	(3,899.4)	—	—	(3,899.4)

	As of December 31, 2011
$ in millions	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
CLO collateral assets:
Bank loans	5,354.3	—	5,354.3	—
Bonds	292.8	—	292.8	—
Equity securities	35.3	—	35.3	—
CLO-related derivative assets	10.8	—	10.8	—
Private equity fund assets:
Equity securities	138.2	11.4	0.1	126.7
Debt Securities	10.0	—	—	10.0
Investments in other private equity funds	559.5	—	—	559.5
Debt securities issued by the U.S. Treasury	6.0	6.0	—	—
Real estate investments	232.9	—	—	232.9
Total assets at fair value	6,639.8	17.4	5,693.3	929.1
Liabilities:
CLO notes	(5,512.9)	—	—	(5,512.9)
CLO-related derivative liabilities	(5.8)	—	(5.8)	—
Total liabilities at fair value	(5,518.7)	—	(5.8)	(5,512.9)

The following table shows a reconciliation of the beginning and ending fair value measurements for level 3 assets and liabilities using significant unobservable inputs:

	Year ended December 31, 2012		Year ended December 31, 2011
$ in millions	Level 3 Assets	Level 3 Liabilities	Level 3 Assets	Level 3 Liabilities
Beginning balance	929.1	(5,512.9)	972.8	(5,865.4)
Purchases	8.9	—	52.2	—
Sales	(334.5)	—	(187.6)	—
Issuances	—	(792.5)	—	—
Settlements		619.9	—	530.4
Deconsolidation of consolidated investment products	—	2,123.7	—	—
Gains and losses included in the Consolidated Statements of Income*	12.4	(349.2)	81.1	(74.1)
Transfers, net**	(9.9)	—	—	—
Foreign exchange	(3.1)	11.6	10.6	(103.8)
Ending balance	602.9	(3,899.4)	929.1	(5,512.9)

____________

*
Included in gains and losses of consolidated investment products in the Consolidated Statement of Income for the year ended December 31, 2012 are $28.3 million in net unrealized gains attributable to investments still held at December 31, 2012 by consolidated investment products (year ended December 31, 2011: $24.1 million net unrealized gains attributable to investments still held at December 31, 2011).

**
During the year ended December 31, 2012, $9.9 million of equity securities held by consolidated private equity funds were transferred from Level 3 to Level 2 due to the legal lock up requirements of public offering of securities in the underlying companies. For transfers due to public offerings, the company's policy is to use the fair value of the transferred security on the offering date.

Fair value of consolidated CLOs

The company elected the fair value option for collateral assets held and notes issued by its consolidated CLOs to eliminate the measurement and recognition inconsistency that would otherwise arise from measuring assets and liabilities and recognizing the related gains and losses on different accounting bases.

The collateral assets held by consolidated CLOs are primarily invested in senior secured bank loans, bonds, and equity securities. Bank loan investments, which comprise the majority of consolidated CLO portfolio collateral, are senior secured corporate loans from a variety of industries, including but not limited to the aerospace and defense, broadcasting, technology, utilities, household products, healthcare, oil and gas, and finance industries. Bank loan investments mature at various dates through 2019, pay interest at Libor or Euribor plus a spread of up to 12.5%, and typically range in credit rating categories from BBB down to unrated. At December 31, 2012, the unpaid principal balance exceeded the fair value of the senior secured bank loans and bonds by approximately $121.6 million (December 31, 2011: $701.0 million excess). Approximately 1.8% of the collateral assets are in default as of December 31, 2012 (December 31, 2011: less than 1% of the collateral assets were in default). CLO investments are valued based on price quotations provided by a primary and secondary independent third-party pricing source. These third- party sources aggregate indicative price quotations daily to provide the company with a price for the CLO investments. The company has developed internal controls to review the reasonableness and completeness of these price quotations on a daily basis. If necessary, price quotations are challenged through the third-party pricing source price challenge process.

In addition, the company's internal valuation committee conducts an annual due diligence review of all independent third-party pricing sources to review the provider's valuation methodology as well as ensure internal controls exist over the valuation of the CLO investments. In the event that the third-party pricing source is unable to price an investment, other relevant factors, data and information are considered, including: i) information relating to the market for the investment, including price quotations for and trading in the investment, interest in similar investments, the market environment, investor attitudes towards the investment and interests in similar investments; ii) the characteristics of and fundamental analytical data relating to the investment, including, for senior secured corporate loans, the cost, size, current interest rate, period until next interest rate reset, maturity and base lending rate, the terms and conditions of the senior secured corporate loan and any related agreements, and the position of the senior secured corporate loan in the borrower's debt structure; iii) the nature, adequacy and value of the senior secured corporate loan's collateral, including the CLO's rights, remedies and interests with respect to the collateral; iv) for senior secured corporate loans, the creditworthiness of the borrower, based on an evaluation of its financial condition, financial statements and information about the business, cash flows, capital structure and future prospects; v) the reputation and financial condition of the agent and any intermediate participants in the senior secured corporate loan; and vi) general economic and market conditions affecting the fair value of the senior secured corporate loan.

Notes issued by consolidated CLOs mature at various dates between 2015 and 2023 and have a weighted average maturity of 8.8 years. The notes are issued in various tranches with different risk profiles. The interest rates are generally variable rates based on Libor or Euribor plus a pre-defined spread, which varies from 0.21% for the more senior tranches to 7.10% for the more subordinated tranches. At December 31, 2012, the outstanding balance on the notes issued by consolidated CLOs exceeds their fair value by approximately $0.3 billion (December 31, 2011: $1.0 billion excess). The investors in this debt are not affiliated with the company and have no recourse to the general credit of the company for this debt. Notes issued by CLOs are recorded at fair value using an income approach, driven by cash flows expected to be received from the portfolio collateral assets. Fair value is determined using current information, notably market yields and projected cash flows of collateral assets based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the notes, taking into account the overall credit quality of the issuers and the company's past experience in managing similar securities. Market yields, default rates and recovery rates used in the company's estimate of fair value vary based on the nature of the investments in the underlying collateral pools. In periods of rising market yields, default rates and lower debt recovery rates, the fair value, and therefore the carrying value, of the notes may be adversely affected. The current liquidity constraints within the market for CLO products require the use of certain unobservable inputs for CLO valuation. Once the undiscounted cash flows of the collateral assets have been determined, the company applies appropriate discount rates that a market participant would use to determine the discounted cash flow valuation of the notes.

Certain CLOs with Euro-denominated debt that were deconsolidated as of August 30, 2012 entered into swap agreements with various counterparties to hedge economically interest rate and foreign exchange risk related to CLO collateral assets with non-Euro interest rates and currencies. These swap agreements were not designated as qualifying as hedging instruments. The fair value of derivative contracts in an asset position was included in the company’s Consolidated Balance Sheet in other assets, and the fair value of derivative contracts in a liability position was included in the company’s Consolidated Balance Sheet in accounts payable and accrued expenses through the date of deconsolidation. These derivative contracts were valued under an income approach using forecasted interest rates and were classified within level 2 of the valuation hierarchy. Changes in fair value of $9.6 million are reflected as losses in other gains/(losses) of consolidated investment products, net on the company's Consolidated Statement of Income for the year ended December 31, 2012 (December 31, 2011: $9.2 million). At December 31, 2012, there were no open swap agreements (December 31, 2011: 70 open swap agreements with a notional value of $123.3 million). Swap maturities are tied to the maturity of the underlying collateral assets.

Fair value of consolidated private equity funds

Consolidated private equity funds are generally structured as partnerships. Generally, the investment strategy of underlying holdings in these partnerships is to seek capital appreciation through direct investments in public or private companies with compelling business models or ideas or through investments in partnership investments that also invest in similar private or public companies. Various strategies may be used. Companies targeted could be distressed organizations, targets of leveraged buyouts or fledgling companies in need of venture capital. Investors in these consolidated investment products generally may not redeem their investment until the partnership liquidates. Generally, the partnerships have a life that ranges from seven to twelve years unless dissolved earlier. The general partner may extend the partnership term up to a specified period of time as stated in the Partnership Agreement. Some partnerships allow the limited partners to cause an earlier termination upon the occurrence of certain events as specified in the Partnership Agreement.

For private equity partnerships, fair value is determined by reviewing each investment for the sale of additional securities of an issuer to sophisticated investors or for investee financial conditions and fundamentals. Publicly traded portfolio investments are carried at market value as determined by their most recent quoted sale, or if there is no recent sale, at their most recent bid price. For these investments held by consolidated investment products, level 1 classification indicates that fair values have been determined using unadjusted quoted prices in active markets for identical assets that the partnership has the ability to access. Level 2 classification may indicate that fair values have been determined using quoted prices in active markets but give effect to certain lock-up restrictions surrounding the holding period of the underlying investments.

The fair value of level 3 investments held by consolidated investment products are derived from inputs that are unobservable and which reflect the limited partnerships' own determinations about the assumptions that market participants would use in pricing the investments, including assumptions about risk. These inputs are developed based on the partnership's own data, which is adjusted if information indicates that market participants would use different assumptions. The partnerships which invest directly into private equity portfolio companies (direct private equity funds) take into account various market conditions, subsequent rounds of financing, liquidity, financial condition, purchase multiples paid in other comparable third-party transactions, the price of securities of other companies comparable to the portfolio company, and operating results and other financial data of the portfolio company, as applicable.

The partnerships which invest into other private equity funds (funds of funds) take into account information received from those underlying funds, including their reported net asset values and evidence as to their fair value approach, including consistency of their fair value application. These investments do not trade in active markets and represent illiquid long-term investments that generally require future capital commitments. The partnerships' reported share of the underlying net asset values of the underlying funds is used as a practical expedient, as allowed by ASC Topic 820, in arriving at fair value.

Unforeseen events might occur that would subsequently change the fair values of these investments, but such changes would be inconsequential to the company due to its minimal investments in these products (and the large offsetting noncontrolling interests resulting from their consolidation). Any gains or losses resulting from valuation changes in these investments are substantially offset by resulting changes in gains and losses attributable to noncontrolling interests in consolidated entities and therefore do not have a material effect on the financial condition, operating results (including earnings per share), liquidity or capital resources of the company's common shareholders.

Fair value of consolidated real estate funds

Consolidated real estate funds are structured as limited liability companies. These limited liability companies invest in other real estate funds, and these investments are carried at fair value and presented as investments in consolidated investment products. The net asset value of the underlying funds, which primarily consists of the real estate investment value and mortgage loans, is adjusted to fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Real estate fund assets are classified within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement. Due to the illiquid nature of investments made in real estate companies, all of the real estate fund assets are classified as Level 3. The real estate funds use one or more valuation techniques (e.g., the market approach, the income approach, or the cost approach) for which sufficient and reliable data is available to value investments classified within Level 3. The income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

The inputs used by the real estate funds in estimating the value of Level 3 investments include the original transaction price, recent transactions in the same or similar instruments, as well as completed or pending third-party transactions in the underlying investment or comparable investments. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability. Other inputs used include discount rates, cap rates and income and expense assumptions. The fair value measurement of Level 3 investments does not include transaction costs and acquisition fees that may have been capitalized as part of the investment's cost basis. Due to the lack of observable inputs, the assumptions used may significantly impact the resulting fair value and therefore the real estate funds' results of operations.

Quantitative Information about Level 3 Fair Value Measurements

The following table shows significant unobservable inputs used in the fair value measurement of level 3 assets and liabilities:

Assets and Liabilities *	Fair Value at December 31, 2012 ($ in millions)	Valuation Technique	Unobservable Inputs	Range	Weighted Average (by fair value)
Private Equity Funds --Equity Securities	94.1	Market Comparable	Revenue Multiple	1 - 4x	1.9x
			Discount	15% - 50%	27.5%
Real Estate Investments	5.3	Discounted Cash Flow	In-Place Rent Rates	JPY 218 - JPY 397 per sq ft	JPY 231 - JPY 384 per sq ft
			Market Rent Rates	JPY 333 - JPY 417 per sq ft	JPY 348 - JPY 379 per sq ft
			Revenue Growth Rate	n/a	2.18%
			Discount Rate	6.75% - 7.00%	6.86%
			Exit Capitalization Rate	7.00% - 7.25%	7.11%
			Stabilized Occupancy Rate	n/a	95%
			Expense Growth Rate	n/a	1.0%
CLO Notes	(3,899.4)	Discounted Cash Flow- Euro	Assumed Default Rate	3% - 5%	<1yr: 3.3% >1yr: 5.0%
			Spread over Euribor **	325 - 1920 bps	563 bps
		Discounted Cash Flow- USD	Assumed Default Rate***	1% - 3%	<1yr: 1.1% >1yr: 3.0%
			Spread over Libor **	130 - 1632 bps	323 bps

____________

*
Certain equity securities held by consolidated private equity funds are valued using third-party pricing information and/or recent private market transactions (December 31, 2012: $50.0 million).  Quantitative unobservable inputs for such valuations were not developed or adjusted by the company. Investments in other private equity funds of $503.5 million are also excluded from the table above as they are valued using the NAV as a practical expedient. The NAVs that have been provided are derived from the fair values of the underlying investments as of the consolidation date.

**	Lower spreads relate to the more senior tranches in the CLO note structure; higher spreads relate to the less senior tranches.

***	Assumed default rates listed in the table above apply to CLOs established prior to 2012. A default rate of 1.4% was assumed for CLOs established in 2012.
The following narrative will indicate the sensitivity of inputs illustrating the impact of significant increases to the inputs. A directionally-opposite impact would apply for significant decreases in these inputs:

•
For investments held by consolidated private equity funds, significant increases in discounts in isolation would result in significantly lower fair value measurements, while significant increases in revenue multiple assumptions in isolation would result in significantly higher fair value measurements. An increase in discount assumptions would result in a directionally opposite change in the assumptions for revenue multiple resulting in lower fair value measurements.

•
For real estate investments, a change in the revenue growth rate generally would be accompanied by a directionally-similar change in the assumptions for in-place and market rent rates and stabilized occupancy rates. Significant increases in any of the unobservable inputs for in-place and market rent rates and stabilized occupancy rates in isolation would result in significantly higher fair values. An increase in these assumptions would result in a directionally-opposite change in the assumptions for discount rate, exit capitalization rate, and expense growth rate. Significant increases in the assumptions for discount rate, exit capitalization rate, and expense growth rate in isolation would result in significantly lower fair value measurements.

•
For CLO Notes, a change in the assumption used for spreads is generally accompanied by a directionally similar change in default rate. Significant increases in any of these inputs in isolation would result in a significantly lower fair value measurements.

The table below summarizes as of December 31, 2012 and December 31, 2011, the nature of investments that are valued using the NAV as a practical expedient and any related liquidation restrictions or other factors which may impact the ultimate value realized:

	Fair Value at December 31, 2012 ($ in millions)	Total Unfunded Commitments	Weighted Average Remaining Term (2)
Private equity fund of funds (1)	$498.9	$127.5	2.7 years
Private equity funds (1)	$4.6	$5.0	1.0 year

	Fair Value at December 31, 2011 ($ in millions)	Total Unfunded Commitments	Weighted Average Remaining Term (2)
Private equity fund of funds (1)	$554.9	$155.3	3.0 years
Private equity funds (1)	$4.6	$5.1	1.0 year

(1)
These investments are not subject to redemption; however, for certain funds, the investors may sell or transfer their interest, which may require approval by the general partner of the underlying funds.

(2)	These investments are expected to be returned through distributions as a result of liquidations of the funds' underlying assets over the weighted average periods indicated.

21. RELATED PARTIES

Certain managed funds are deemed to be affiliated entities under the related party definition in ASC 850, "Related Party Disclosures." Additionally, related parties include those defined in the company's proxy statement.

	Years ended December 31,
$ in millions	2012	2011	2010
Affiliated operating revenues:
Investment management fees	2,754.2	2,684.5	2,341.1
Service and distribution fees	752.0	779.6	644.9
Performance fees	32.6	21.2	10.3
Other	101.6	128.9	93.3
Total affiliated operating revenues	3,640.4	3,614.2	3,089.6

	As of December 31,
$ in millions	2012	2011
Affiliated asset balances:
Cash equivalents	223.2	257.7
Unsettled fund receivables	131.5	178.8
Accounts receivable	258.3	247.8
Investments	562.8	433.4
Assets held for policyholders	1,153.2	1,243.1
Other assets	32.7	24.0
Total affiliated asset balances	2,361.7	2,384.8

Affiliated liability balances:
Accrued compensation and benefits	234.3	236.3
Accounts payable and accrued expenses	21.5	18.8
Unsettled fund payables	266.0	205.0
Total affiliated liability balances	521.8	460.1

22.  SUBSEQUENT EVENTS

On January 31, 2013, the company declared a fourth quarter 2012 dividend of $0.1725 per share, payable on March 8, 2013, to shareholders of record at the close of business on February 21, 2013.

23. DISCONTINUED OPERATIONS
On April 11, 2013, the company entered into a definitive agreement to sell Atlantic Trust to the Canadian Imperial Bank of Commerce (CIBC) for a base purchase price of $210 million less certain working capital and cash funding requirements, which are estimated to be approximately $30 million. The sale is expected to close in the fourth quarter of 2013. The results of Atlantic Trust, together with expenses associated with the sale, are reflected as discontinued operations in the income statement and are therefore excluded from the continuing operations of Invesco. Comparative periods show in the income statements have been adjusted to conform with this presentation.

The components of income from discontinued operations, net of tax, were as follows for the twelve months ended, December 31, 2012, 2011, and 2010, respectively.

	Years ended December 31,
$ in millions	2012	2011	2010
Operating revenue	126.6	109.8	101.8
Operating expenses	(97.7)	(93.9)	(91.4)
Income from discontinued operations before income taxes	28.9	15.9	10.4
Income tax provision	(10.8)	(6.0)	(3.8)
Income from discontinued operations, net of taxes	18.1	9.9	6.6

24. BALANCE SHEET PRESENTATION
Effective September 30, 2013, the company changed the presentation of its consolidated balance sheets from a classified basis to a non-classified basis. Under the non-classified basis, balances are not separately presented as current or noncurrent. Management believes that this presentation is more meaningful to readers because it aggregates assets and liabilities of the same nature, which is consistent with the manner in which management monitors its financial position. The company's previously classified balance sheets were not utilized to derive any ratios or metrics by which the company is measured. Additionally, the presentation of a non-classified balance sheet reduces the presentation complexities resulting from the classification of CIP, which does not present classified balance sheet information in its underlying financial statements. Certain previously reported amounts in the consolidated balance sheet and notes have been reclassified to conform to the new presentation.